Exhibit 10.2
EXECUTION VERSION

$75,000,000

CREDIT AGREEMENT

dated as of May 5, 2020,

by and among

YELP INC.,
as Borrower,

the Lenders referred to herein,
as Lenders,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent,
Swingline Lender and Issuing Lender

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Sole Lead Arranger and Sole Bookrunner

4138-4949-7636

(continued)

(continued)

(continued)

(continued)

v

EXHIBITS
Exhibit A-1	-	Form of Revolving Credit Note
Exhibit A-2	-	Form of Swingline Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Notice of Account Designation
Exhibit D	-	Form of Notice of Prepayment
Exhibit E	-	Form of Notice of Conversion/Continuation
Exhibit F	-	Form of Compliance Certificate
Exhibit G	-	Form of Assignment and Assumption
Exhibit H-1	-	Form of U.S. Tax Compliance Certificate (Non-Partnership Foreign Lenders)
Exhibit H-2	-	Form of U.S. Tax Compliance Certificate (Non-Partnership Foreign Participants)
Exhibit H-3	-	Form of U.S. Tax Compliance Certificate (Foreign Participant Partnerships)
Exhibit H-4	-	Form of U.S. Tax Compliance Certificate (Foreign Lender Partnerships)
Exhibit I	-	Form of Joinder Agreement
Exhibit J	-	Form of Subsidiary Guaranty Agreement
Exhibit K	-	Borrower’s Investment Policy

SCHEDULES
Schedule 1.1	-	Commitments and Commitment Percentages
Schedule 1.2	-	Existing Letters of Credit

CREDIT AGREEMENT, dated as of May 5, 2020, by and among YELP INC., a Delaware corporation, as Borrower, the lenders who are party to this Agreement and the lenders who may become a party to this Agreement pursuant to the terms hereof, as Lenders, and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Administrative Agent for the Lenders.
STATEMENT OF PURPOSE
WHEREAS, the Borrower has requested, and subject to the terms and conditions set forth in this Agreement, the Administrative Agent and the Lenders have agreed to extend, certain credit facilities to the Borrower.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:
ARTICLE I.
DEFINITIONS
SECTION 1.1  Definitions. The following terms when used in this Agreement shall have the meanings assigned to them below:
“Acquired EBITDA” means, with respect to any Person or business acquired pursuant to an Acquisition for any period, the amount for such period of Consolidated Adjusted EBITDA of any such Person or business so acquired (determined using such definitions as if references to the Borrower and its Subsidiaries therein were to such Person or business), as calculated by the Borrower in good faith and which shall be factually supported by historical financial statements; provided, that, notwithstanding the foregoing to the contrary, in determining Acquired EBITDA for any Person or business that does not have historical financial accounting periods which coincide with that of the financial accounting periods of the Borrower and its Subsidiaries (a) references to Reference Period in any applicable definitions shall be deemed to mean the same relevant period as the applicable period of determination for the Borrower and its Subsidiaries and (b) to the extent the commencement of any such Reference Period shall occur during a fiscal quarter of such acquired Person or business (such that only a portion of such fiscal quarter shall be included in such Reference Period), Acquired EBITDA for the portion of such fiscal quarter so included in such Reference Period shall be deemed to be an amount equal to (x) Acquired EBITDA otherwise attributable to the entire fiscal quarter (determined in a manner consistent with the terms set forth above) multiplied by (y) a fraction, the numerator of which shall be the number of months of such fiscal quarter included in the relevant Reference Period and the denominator of which shall be actual months in such fiscal quarter.
“Acquisition” means any acquisition, or any series of related acquisitions, consummated on or after the date of this Agreement, by which any Credit Party or any of its Subsidiaries (a) acquires any business or all or substantially all of the assets of any Person, or business unit, line of business or division thereof, whether through purchase of assets, exchange, issuance of stock or other equity or debt securities, merger, reorganization, amalgamation, division or otherwise or

4138-4949-7636

(b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of members of the board of directors or the equivalent governing body (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.
“Administrative Agent” means Wells Fargo, in its capacity as Administrative Agent hereunder, and any successor thereto appointed pursuant to Section 10.6.
“Administrative Agent’s Office” means the office of the Administrative Agent specified in or determined in accordance with the provisions of Section 11.1(c).
“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agent Parties” has the meaning assigned thereto in Section 11.1(e).
“Agreement” means this Credit Agreement.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction from time to time concerning or relating to bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977 and the rules and regulations thereunder and the U.K. Bribery Act 2010 and the rules and regulations thereunder.
“Anti-Money Laundering Laws” means any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules related to terrorism financing, money laundering, any predicate crime to money laundering or any financial record keeping, including any applicable provision of the Patriot Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).
“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of Governmental Authorities and all orders and decrees of all courts and arbitrators.
“Applicable Margin” means the corresponding percentages per annum as follows (i) 1.25% for LIBOR Rate Loans, (ii) 0.25% for Base Rate Loans and (iii) 0.25% for the Commitment Fee.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means Wells Fargo Bank, National Association, in its capacity as sole lead arranger and sole bookrunner.
“Asset Disposition” means the sale, transfer, license, lease or other disposition of any Property (including any sale and leaseback transaction, division, merger or disposition of Equity Interests), whether in a single transaction or a series of related transactions, by any Credit Party or any Subsidiary thereof.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.9), and accepted by the Administrative Agent, in substantially the form attached as Exhibit G or any other form approved by the Administrative Agent.
“Attributable Indebtedness” means, on any date of determination, (a) in respect of any Capital Lease Obligation of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease, the capitalized amount or principal amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease Obligation.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bankruptcy Code” means 11 U.S.C. §§ 101 et seq.
“Base Rate” means, at any time, the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus 0.50% and (c) LIBOR for an Interest Period of one month plus 1%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Rate or LIBOR (provided that clause (c) shall not be applicable during any period in which LIBOR is unavailable or unascertainable).
“Base Rate Loan” means any Loan bearing interest at a rate based upon the Base Rate as provided in Section 4.1(a).
“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to LIBOR for U.S. dollar-denominated syndicated credit facilities and (b) the Benchmark

Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.
“Benchmark Replacement Adjustment” means, with respect to any replacement of LIBOR with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).
“Benchmark Replacement Date” means the earlier to occur of the following events with respect to LIBOR:
(a)in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of LIBOR permanently or indefinitely ceases to provide LIBOR; and
(b)in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to LIBOR:
(a)a public statement or publication of information by or on behalf of the administrator of LIBOR announcing that such administrator has ceased or will cease to provide LIBOR, permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR;

(b)a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for LIBOR, a resolution authority with jurisdiction over the administrator for LIBOR or a court or an entity with similar insolvency or resolution authority over the administrator for LIBOR, which states that the administrator of LIBOR has ceased or will cease to provide LIBOR permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR; or
(c)a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR announcing that LIBOR is no longer representative.
“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Required Lenders, as applicable, by notice to the Borrower, the Administrative Agent (in the case of such notice by the Required Lenders) and the Lenders.
“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to LIBOR and solely to the extent that LIBOR has not been replaced with a Benchmark Replacement, the period (a) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced LIBOR for all purposes hereunder in accordance with Section 4.8(c) and (b) ending at the time that a Benchmark Replacement has replaced LIBOR for all purposes hereunder pursuant to Section 4.8(c).
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 CFR § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Borrower” means Yelp Inc., a Delaware corporation.
“Borrower Materials” has the meaning assigned thereto in Section 7.2.

“Business Day” means (a) for all purposes other than as set forth in clause (b) below, any day (other than a Saturday, Sunday or legal holiday) on which banks in San Francisco, California and New York, New York, are open for the conduct of their commercial banking business and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any LIBOR Rate Loan, or any Base Rate Loan as to which the interest rate is determined by reference to LIBOR, any day that is a Business Day described in clause (a) and that is also a London Banking Day.
“Capital Expenditures” means, with respect to the Borrower and its Subsidiaries on a Consolidated basis, for any period, (a) the additions to property, plant and equipment and other capital expenditures that are (or would be) set forth in a Consolidated statement of cash flows of such Person for such period prepared in accordance with GAAP and (b) Capital Lease Obligations during such period, but excluding expenditures for the restoration, repair or replacement of any fixed or capital asset which was destroyed or damaged, in whole or in part, to the extent financed by the proceeds of an insurance policy maintained by such Person.
“Capital Lease Obligations” of any Person means, subject to Section 1.3(b), the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Cash Collateralize” means, to pledge and deposit with, or deliver to the Administrative Agent, or directly to the applicable Issuing Lender (with notice thereof to the Administrative Agent), for the benefit of one or more of the Issuing Lenders, the Swingline Lender or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations or Swingline Loans, cash or deposit account balances or, if the Administrative Agent and the applicable Issuing Lender and the Swingline Lender shall agree, in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent, such Issuing Lender and the Swingline Lender, as applicable. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Cash Equivalents” means, collectively, (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency thereof to the extent such obligations are backed by the full faith and credit of the United States, in each case maturing within one (1) year from the date of acquisition thereof, (b) commercial paper maturing no more than two hundred seventy (270) days from the date of creation thereof and currently having the highest rating obtainable from either S&P or Moody’s (or, if at any time either S&P or Moody’s are not rating such fund, an equivalent rating from another nationally recognized statistical rating agency), (c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within one hundred eighty (180) days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of

America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000 and having a long-term debt rating of “A” or better by S&P or “A2” or better from Moody’s (or, if at any time either S&P or Moody’s are not rating such fund, an equivalent rating from another nationally recognized statistical rating agency) and (d) shares of any money market mutual fund that has (i) substantially all of its assets invested in the types of investments referred to in clauses (a) through (c) above, (ii) net assets of not less than $250,000,000 and (iii) a rating of at least A-2 from S&P or at least P-2 from Moody’s (or, if at any time either S&P or Moody’s are not rating such fund, an equivalent rating from another nationally recognized statistical rating agency).
“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card (including non-card electronic payables and purchasing cards), credit card processing services, electronic funds transfer and other cash management arrangements.
“Change in Control” means an event or series of events by which:
(a)any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a “person” or “group” shall be deemed to have “beneficial ownership” of all Equity Interests that such “person” or “group” has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of more than thirty five percent (35%) of the Equity Interests of the Borrower entitled to vote in the election of members of the board of directors (or equivalent governing body) of the Borrower; or
(b)there shall have occurred under any indenture or other instrument evidencing any Indebtedness or Equity Interests in excess of the Threshold Amount any “change in control” or similar provision (as set forth in the indenture, agreement or other evidence of such Indebtedness) obligating the Borrower or any of its Subsidiaries to repurchase, redeem or repay all or any part of the Indebtedness or Equity Interests provided for therein.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, implemented or issued.

“Closing Date” means the date of this Agreement.
“Code” means the Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder.
“Commitment Fee” has the meaning assigned thereto in Section 4.3(a).
“Commitment Percentage” means, as to any Lender, such Lender’s Revolving Credit Commitment Percentage.
“Commitments” means, collectively, as to all Lenders, the Revolving Credit Commitments of such Lenders.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).
“Compliance Certificate” means a certificate of the chief financial officer or the treasurer of the Borrower substantially in the form attached as Exhibit F.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated” means, when used with reference to financial statements or financial statement items of any Person, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.
“Consolidated Adjusted EBITDA” means, for any period, the sum of the following determined on a Consolidated basis, without duplication, for the Borrower and its Subsidiaries:
(a)Consolidated Net Income for such period; plus
(b)the sum of the following, without duplication, to the extent deducted in determining Consolidated Net Income for such period:
(i) Consolidated Interest Expense;
(ii) expense for Taxes measured by net income, profits or capital (or any similar measures), paid or accrued, including federal and state and local income Taxes, foreign income Taxes and franchise Taxes;
(iii) depreciation, amortization and other non-cash charges or expenses, excluding any non-cash charge or expense that represents an accrual for a cash expense to be taken in a future period;
(iv) extraordinary losses (excluding extraordinary losses from discontinued operations), charges or expenses;

(v) all transaction fees, charges and other amounts related to the Transactions and any amendment or other modification to the Loan Documents, in each case to the extent paid within six (6) months of the Closing Date or the effectiveness of such amendment or other modification;
(vi) all transaction fees, charges and other amounts (including any financing fees, merger and acquisition fees, legal fees and expenses, due diligence fees or any other fees and expenses in connection therewith) in connection with any Permitted Acquisition, Investment, disposition, issuance or repurchase of Equity Interests, or the incurrence, amendment or waiver of Indebtedness permitted hereunder (other than those related to the Transactions or with respect to any amendment or modification of the Loan Documents), in each case, whether or not consummated, in each case to the extent paid within six (6) months of the closing or effectiveness of such event or the termination or abandonment of such transaction, as the case may be; provided that any amounts described in this clause (b)(vi) with respect to transactions that are not consummated shall not exceed $1,000,000 for the applicable Reference Period;
(vii) non-cash equity-based compensation expenses; and
(viii) unusual or non-recurring losses, charges or expenses (including non-recurring cash expenses for each restructuring that has been consummated during the applicable Reference Period); provided that the aggregate amount added pursuant to this clause (b)(viii) for any Reference Period shall in no event exceed the greater of (x) $15,000,000 and (y) 10% of Consolidated Adjusted EBITDA for such period (calculated prior to giving effect to any such add-backs pursuant to this clause (b)(viii));
less
(c)the sum of the following, without duplication, to the extent included in determining Consolidated Net Income for such period:
(i) interest income,
(ii) Federal, state, local and foreign income Tax credits of the Borrower and its Subsidiaries for such period (to the extent not netted from income Tax expense);
(iii) any extraordinary gains;
(iv) non-cash gains or non-cash items; and
(v) any cash expense made during such period which represents the reversal of any non-cash expense that was added in a prior period pursuant to clause (b)(iii) above subsequent to the fiscal quarter in which the relevant non-cash expenses, charges or losses were incurred.
For purposes of this Agreement, Consolidated Adjusted EBITDA shall be calculated on a Pro Forma Basis.

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Borrower and its Subsidiaries on a Consolidated basis, the sum of, without duplication, (a) all liabilities, obligations and Indebtedness for borrowed money including, but not limited to, all obligations evidenced by bonds, debentures, notes or other similar instruments of any such Person, (b) all obligations to pay the deferred purchase price of property or services of any such Person (including all payment obligations under non-competition, earn-out or similar agreements, solely to the extent any such payment obligation under non-competition, earn-out or similar agreements becomes a liability on the balance sheet of such Person in accordance with GAAP), except: (i) trade payables arising in the ordinary course of business not more than ninety (90) days past due, or that are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of such Person, (ii) operating leases, (iii) licenses incurred in the ordinary course of business, and (iv) deferred compensation payable to directors, officers and employees of the Borrower or any subsidiary, (c) the Attributable Indebtedness of such Person with respect to such Person’s Capital Lease Obligations (excluding operating leases) and Synthetic Leases (regardless of whether accounted for as indebtedness under GAAP), (d) all drawn and unreimbursed obligations, contingent or otherwise, of any such Person relative to letters of credit, and banker’s acceptances issued for the account of any such Person, (e) all Guarantees of any such Person with respect to any of the foregoing, (f) all indebtedness of any other Person secured by a Lien on any asset owned or being purchased by such Person and (g) all indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer, unless such indebtedness is expressly made non-recourse to such Person.
“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Adjusted EBITDA for the most recently completed Reference Period to (b) Consolidated Interest Expense for the most recently completed Reference Period.
“Consolidated Interest Expense” means, for any period, the sum of the following determined on a Consolidated basis, without duplication, for the Borrower and its Subsidiaries in accordance with GAAP, interest expense (including interest expense attributable to Capital Lease Obligations and all net payment obligations pursuant to Hedge Agreements) for such period.
“Consolidated Net Income” means, for any period, the net income (or loss) of the Borrower and its Subsidiaries for such period, determined on a Consolidated basis, without duplication, in accordance with GAAP; provided, that in calculating Consolidated Net Income of the Borrower and its Subsidiaries for any period, there shall be excluded (a) the net income (or loss) of any Person (other than a Subsidiary which shall be subject to clause (c) below), in which the Borrower or any of its Subsidiaries has a joint interest with a third party, except to the extent such net income is actually paid in cash to the Borrower or any of its Subsidiaries by dividend or other distribution during such period, (b) the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or any of its Subsidiaries or is merged into or consolidated with the Borrower or any of its Subsidiaries or that Person’s assets are acquired by the Borrower or any of its Subsidiaries except to the extent included pursuant to the foregoing clause (a), (c) the net income (if positive), of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary to the Borrower or any of its Subsidiaries of such net income (i) is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary or (ii) would be subject to any taxes payable on such dividends or distributions, but in each case only to the extent of such prohibition or taxes, (d) the net income (or loss) of any Subsidiary that is not a Wholly-Owned Subsidiary to the extent such net income (or loss) is attributable to the minority interest in such Subsidiary and (e) any gain or loss from Asset Dispositions during such period.
“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness on such date to (b) Consolidated Adjusted EBITDA for the most recently completed Reference Period.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Covenant Transition Date” means the first date after March 31, 2021 that the Borrower has delivered financial statements pursuant to Sections 7.1(a) or (b) and an accompanying Compliance Certificate under Section 7.2(a) demonstrating that as of the applicable four fiscal quarter period Consolidated Adjusted EBITDA was $75,000,000 or more.
“Credit Facility” means, collectively, the Revolving Credit Facility, the Swingline Facility and the L/C Facility.
“Credit Parties” means, collectively, the Borrower and the Subsidiary Guarantors.
“Debt Issuance” means the issuance of any Indebtedness for borrowed money by any Credit Party or any of its Subsidiaries.
“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” means any of the events specified in Section 9.1 which with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.
“Defaulting Lender” means, subject to Section 4.14(b), any Lender that (a) has failed to (i) fund all or any portion of the Revolving Credit Loans or participations in Letters of Credit or Swingline Loans required to be funded by it hereunder within two Business Days of the date such Loans or participations were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Lender, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, any Issuing Lender or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the FDIC or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 4.14(b)) upon delivery of written notice of such determination to the Borrower, each Issuing Lender, the Swingline Lender and each Lender.
“Disclosure Letter” means the disclosure letter dated the Closing Date and delivered to the Administrative Agent and the Lenders in respect of this Agreement.
“Disposed EBITDA” means, with respect to any Person or business that is sold or disposed of in an Asset Disposition during any period, the amount for such period of Consolidated Adjusted EBITDA of any such Person or business subject to such Asset Disposition (determined using such definitions as if references to the Borrower and its Subsidiaries therein were to such Person or business), as calculated by the Borrower in good faith.
“Disqualified Equity Interests” means, with respect to any Person, any Equity Interests of such Person that, by their terms (or by the terms of any security or other Equity Interest into which they are convertible or for which they are exchangeable) or upon the happening of any event or condition, (a)  mature or are mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full in cash of the Loans and all other Obligations (other than contingent indemnification obligations not then due) and the termination of the Commitments), (b) are redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests) (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full in cash of the Loans and all other Obligations (other than contingent indemnification obligations not then due) and the termination of the Commitments), in whole or in part, (c) provide for the scheduled payment of dividends in cash or (d) are or become convertible into, or exchangeable for, Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case of clauses (a) through (d), prior to the date that is 91 days after the latest scheduled maturity date of the Loans and Commitments; provided that if such Equity Interests are issued pursuant to a plan for the benefit of the Borrower or its Subsidiaries or by any such plan to such officers or employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.
“Dollars” or “$” means, unless otherwise qualified, dollars in lawful currency of the United States.
“Domestic Subsidiary” means any Subsidiary organized under the laws of any political subdivision of the United States.
“Early Opt-in Election” means the occurrence of:
(a)(i) a determination by the Administrative Agent or (ii) a notification by the Required Lenders to the Administrative Agent (with a copy to the Borrower) that the Required Lenders have determined that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 4.8(c) are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace LIBOR, and
(b)(i) the election by the Administrative Agent or (ii) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders or by the Required Lenders of written notice of such election to the Administrative Agent.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any credit institution or investment firm established in any EEA Member Country.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.9(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 11.9(b)(iii)).
“Employee Benefit Plan” means (a) any employee benefit plan within the meaning of Section 3(3) of ERISA that is maintained for employees of any Credit Party or any ERISA Affiliate or (b) any Pension Plan or Multiemployer Plan that has at any time within the preceding five (5) years been maintained, funded or administered for the employees of any Credit Party or any current or former ERISA Affiliate.
“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, accusations, allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law, including any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to public health or the environment.
“Environmental Laws” means any and all federal, foreign, state, provincial and local laws, statutes, ordinances, codes, rules, standards and regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of public health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.
“Equity Interests” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests, (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person and (f) any and all warrants, rights or options to purchase any of the foregoing.
“Equity Issuance” means (a) any issuance by the Borrower of shares of its Equity Interests to any Person that is not a Credit Party (including in connection with the exercise of options or warrants or the conversion of any debt securities to equity) and (b) any capital contribution from any Person that is not a Credit Party into any Credit Party or any Subsidiary thereof. The term “Equity Issuance” shall not include (A) any Asset Disposition or (B) any Debt Issuance.
“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder.
“ERISA Affiliate” means any Person who together with any Credit Party or any of its Subsidiaries is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor thereto), as in effect from time to time.
“Eurodollar Reserve Percentage” means, for any day, the percentage which is in effect for such day as prescribed by the FRB for determining the maximum reserve requirement (including any basic, supplemental or emergency reserves) in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.
“Event of Default” means any of the events specified in Section 9.1; provided that any requirement for passage of time, giving of notice, or any other condition, has been satisfied.
“Exchange Act” means the Securities Exchange Act of 1934 (15 U.S.C. § 77 et seq.).
“Excluded Foreign Subsidiary” means, in respect of any Credit Party, any Subsidiary of such Credit Party, at any date of determination, (a) that is a “controlled foreign corporation” as defined in Section 957 of the Code, (b) that is a direct or indirect Subsidiary of a “controlled foreign corporation” as defined in Section 957 of the Code, or (c) substantially all of the assets of which are equity interests in one or more “controlled foreign corporations” as defined in Section 957 of the Code; provided that no such Subsidiary shall be an Excluded Foreign Subsidiary if the guaranteeing by such Subsidiary of the Obligations would not, in the good faith judgment of the Borrower, reasonably be expected to result in material adverse tax consequences to the Credit Parties.
“Excluded Subsidiary” means (a) any Subsidiary that is prohibited by Applicable Law or by any contractual obligation existing on the Closing Date or existing at the time of acquisition of such Subsidiary after the Closing Date (and not incurred in contemplation of such acquisition), in each case from Guaranteeing the Obligations, but only so long as such prohibition exists, (b) any Immaterial Subsidiary, (c) any other Subsidiary with respect to which the Administrative Agent and the Borrower mutually agree that the cost of providing a Guarantee would be excessive in relation to the benefit to be afforded thereby and (d) any Excluded Foreign Subsidiary.

“Excluded Swap Obligation” means, with respect to any Credit Party, any Swap Obligation if, and to the extent that, all or a portion of the liability of such Credit Party for or the guarantee of such Credit Party of, or the grant by such Credit Party of a security interest to secure, such Swap Obligation (or any liability or guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Credit Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the liability for or the guarantee of such Credit Party or the grant of such security interest becomes effective with respect to such Swap Obligation (such determination being made after giving effect to any applicable keepwell, support or other agreement for the benefit of the applicable Credit Party, including under the keepwell provisions in the Guaranty Agreement). If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal for the reasons identified in the immediately preceding sentence of this definition.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, United States federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 4.12(b)) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 4.11, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 4.11(g) and (d) any United States federal withholding Taxes imposed under FATCA.
“Existing Letters of Credit” means the letters of credit existing on the Closing Date and identified on Schedule 1.2.
“Extensions of Credit” means, as to any Lender at any time, (a) an amount equal to the sum of (i) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding, (ii) such Lender’s Revolving Credit Commitment Percentage of the L/C Obligations then outstanding, and (iii) such Lender’s Revolving Credit Commitment Percentage of the Swingline Loans then outstanding, or (b) the making of any Loan or participation in any Letter of Credit by such Lender, as the context requires.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and any agreements entered into pursuant to Section 1471(b)(1) of the Code.
“FDIC” means the Federal Deposit Insurance Corporation.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if such rate is not so published for any day which is a Business Day, the Federal Funds Rate for such day shall be the average of the quotation for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent. Notwithstanding the foregoing, if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.
“Fee Letters” means (a) the separate engagement letter agreement dated April 24, 2020 between the Borrower and Wells Fargo, (b) any letter between the Borrower and any Issuing Lender (other than Wells Fargo) relating to certain fees payable to such Issuing Lender in its capacity as such and (c) any other fee letter, mandate letter, engagement letter or commitment letter executed after the Closing Date by one or more Credit Parties and the Administrative Agent and/or the Arranger in connection with this Agreement.
“Fiscal Year” means the fiscal year of the Borrower and its Subsidiaries ending on December 31st.
“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any Issuing Lender, such Defaulting Lender’s Revolving Credit Commitment Percentage of the outstanding L/C Obligations with respect to Letters of Credit issued by such Issuing Lender, other than such L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to the Swingline Lender, such Defaulting Lender’s Revolving Credit Commitment Percentage of outstanding Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.
“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, and all registrations and filings with or issued by, any Governmental Authorities.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation or (e) for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (whether in whole or in part); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in each case, in the ordinary course of business, or customary and reasonable indemnity obligations in connection with any disposition of assets permitted under this Agreement (other than any such obligations with respect to Indebtedness).

“Guarantors” means, collectively, the Subsidiary Guarantors.
“Guaranty Agreements” means, collectively, the Subsidiary Guaranty Agreement and any other guaranty executed by a Subsidiary of the Borrower in connection with this Agreement.
“Hazardous Materials” means any substances or materials (a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants, chemical substances or mixtures or toxic substances under any Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to public health or the environment and are or become regulated by any Governmental Authority, (c) the presence of which require investigation or remediation under any Environmental Law or common law, (d) the discharge or emission or release of which requires a permit or license under any Environmental Law or other Governmental Approval, (e) which are deemed by a Governmental Authority to constitute a nuisance or a trespass which pose a health or safety hazard to Persons or neighboring properties, or (f) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.
“Hedge Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement.
“Hedge Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include a Lender or any Affiliate of a Lender).
“Immaterial Subsidiaries” means, as of any date of determination, those Subsidiaries designated by the Borrower in writing to the Administrative Agent that, when considered on an individual or aggregate basis, do not have any of the following: (a) individually, assets with a value (valued at the greater of book value or fair market value) of five percent (5%) or more of the total value of the consolidated assets of the Borrower and its Subsidiaries, taken as a whole, (b) together with all Non-Guarantor Subsidiaries, assets with a value (valued at the greater of book value or fair market value) of ten percent (10%) or more of the total value of the consolidated assets of the Borrower and its Subsidiaries, taken as a whole, (c) individually, revenues (excluding intercompany receivables and revenues that would be eliminated upon consolidation in accordance with GAAP) of five percent (5%) or more of the consolidated revenues of the Borrower and its Subsidiaries (excluding intercompany receivables and revenues that would be eliminated upon consolidation in accordance with GAAP), taken as a whole, as at the last day of any period for four consecutive fiscal quarters of the Borrower for which the relevant financial information is available, and (d) together with all Non-Guarantor Subsidiaries, revenues (excluding intercompany receivables and revenues that would be eliminated upon consolidation in accordance with GAAP) of less than ten percent (10%) of the consolidated revenues of the Borrower and its Subsidiaries (excluding intercompany receivables and revenues that would be eliminated upon consolidation in accordance with GAAP), taken as a whole, as at the last day of any period for four consecutive fiscal quarters of the Borrower for which the relevant financial information is available. The Borrower’s written notice described above shall include calculations in detail reasonably satisfactory to the Administrative Agent. The Borrower may designate and re-designate a Subsidiary as an Immaterial Subsidiary at any time, subject to the limitations and requirements set forth in this definition; provided that any Subsidiary Guarantor that is designated as an Immaterial Subsidiary after becoming a Subsidiary Guarantor shall remain a Subsidiary Guarantor.
“Indebtedness” means, with respect to any Person at any date and without duplication, the sum of the following:
(a)all liabilities, obligations and indebtedness of such Person for borrowed money, including obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, of such Person;
(b)all obligations of such Person to pay the deferred purchase price of property or services of any such Person (including all payment obligations under non-competition, earn-out or similar agreements, solely to the extent any such payment obligation under non-competition, earn-out or similar agreements becomes a liability on the balance sheet of such person in accordance with GAAP), except (i) trade payables arising in the ordinary course of business not more than ninety (90) days past due, or that are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of such person, (ii) operating leases, (iii) licenses incurred in the ordinary course of business, and (iv) deferred compensation payable to directors, officers and employees of the Borrower or any Subsidiary;
(c)the Attributable Indebtedness of such Person with respect to such Person’s Capital Lease Obligations and Synthetic Leases (regardless of whether accounted for as indebtedness under GAAP);
(d)all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person to the extent of the value of such property (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business and non-exclusive licenses and operating leases arising in the ordinary course of business);
(e)all Indebtedness of any other Person secured by a Lien on any asset owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements except trade payables arising in the ordinary course of business), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
(f)all obligations, contingent or otherwise, of such Person relative to the face amount of letters of credit, whether or not drawn, including any Reimbursement Obligation, and banker’s acceptances issued for the account of such Person (less the amount of any cash collateral securing any such letter of credit);
(g)all obligations of such Person in respect of Disqualified Equity Interests;
(h)all net obligations of such Person under any Hedge Agreements; and
(i)all Guarantees of such Person with respect to any of the foregoing.
For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. In respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, if such Indebtedness shall not have been assumed by such Person or is limited in recourse to the assets securing such Lien, the amount of such Indebtedness as of any date of determination will be the lesser of (x) the fair market value of such assets as of such date (as determined in good faith by the Borrower) and (y) the amount of such Indebtedness as of such date. The amount of any net obligation under any Hedge Agreement on any date shall be deemed to be the Hedge Termination Value thereof as of such date. The amount of obligations in respect of any Disqualified Equity Interests shall be valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends that are past due.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Indemnitee” has the meaning assigned thereto in Section 11.3(b).
“Information” has the meaning assigned thereto in Section 11.10.
“Initial Issuing Lender” means Wells Fargo.
“Insurance and Condemnation Event” means the receipt by any Credit Party or any of its Subsidiaries of any cash insurance proceeds or condemnation award payable by reason of theft,

loss, physical destruction or damage, taking or similar event with respect to any of their respective Property.
“Interest Period” means, as to each LIBOR Rate Loan, the period commencing on the date such LIBOR Rate Loan is disbursed or converted to or continued as a LIBOR Rate Loan and ending on the date one (1), two (2), three (3), or six (6) months thereafter, in each case as selected by the Borrower in its Notice of Borrowing or Notice of Conversion/Continuation and subject to availability; provided that:
(a)the Interest Period shall commence on the date of advance of or conversion to any LIBOR Rate Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires;
(b)if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period with respect to a LIBOR Rate Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;
(c)any Interest Period with respect to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;
(d)no Interest Period shall extend beyond the Revolving Credit Maturity Date; and
(e)there shall be no more than six (6) Interest Periods in effect at any time.
“Interstate Commerce Act” means the body of law commonly known as the Interstate Commerce Act (49 U.S.C. App. § 1 et seq.).
“Investment” means, with respect to any Person, that such Person (a) purchases, owns, invests in or otherwise acquires (in one transaction or a series of transactions), by division or otherwise, directly or indirectly, any Equity Interests, interests in any partnership or joint venture (including the creation or capitalization of any Subsidiary), evidence of Indebtedness or other obligation or security, substantially all or a portion of the business or assets of any other Person or any other investment or interest whatsoever in any other Person, (b) makes any Acquisition or (c) makes or holds, directly or indirectly, any loans, advances or extensions of credit to, or any investment in cash or by delivery of Property in, any Person.
“Investment Company Act” means the Investment Company Act of 1940 (15 U.S.C. § 80(a)(1), et seq.).
“Investment Policy” means the Borrower’s investment policy attached hereto as Exhibit K.

“IRS” means the United States Internal Revenue Service.
“ISP” means the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time).
“Issuing Lender” means (a) with respect to Letters of Credit issued hereunder on or after the Closing Date, (i) the Initial Issuing Lender and (ii) any other Revolving Credit Lender to the extent it has agreed in its sole discretion to act as an “Issuing Lender” hereunder and that has been approved in writing by the Borrower and the Administrative Agent (such approval by the Administrative Agent not to be unreasonably delayed or withheld) as an “Issuing Lender” hereunder, in each case in its capacity as issuer of any Letter of Credit; provided that the total number of Issuing Lenders under this clause (a) shall not exceed one (1) and (b) with respect to the Existing Letters of Credit, Wells Fargo Bank, in its capacity as issuer thereof.
“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit I thereto or such other form as may be approved by the Administrative Agent and the Borrower.
“L/C Commitment” means, as to any Issuing Lender, the obligation of such Issuing Lender to issue Letters of Credit for the account of the Borrower or one or more of its Subsidiaries from time to time in an aggregate amount equal to (a) for the Initial Issuing Lender, $25,000,000 and (b) for any other Issuing Lender becoming an Issuing Lender after the Closing Date, such amount as separately agreed to in a written agreement between the Borrower and such Issuing Lender (which such agreement shall be promptly delivered to the Administrative Agent upon execution), in each case of clauses (a) and (b) above, any such amount may be changed after the Closing Date in a written agreement between the Borrower and such Issuing Lender (which such agreement shall be promptly delivered to the Administrative Agent upon execution); provided that the L/C Commitment with respect to any Person that ceases to be an Issuing Lender for any reason pursuant to the terms hereof shall be $0 (subject to the Letters of Credit of such Person remaining outstanding in accordance with the provisions hereof).
“L/C Facility” means the letter of credit facility established pursuant to Article III.
“L/C Obligations” means at any time, an amount equal to the sum of (a) the aggregate undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 3.5.
“L/C Participants” means, with respect to any Letter of Credit, the collective reference to all the Revolving Credit Lenders other than the applicable Issuing Lender.
“L/C Sublimit” means the lesser of (a) $25,000,000 and (b) the aggregate amount of the Revolving Credit Commitments.
“Lender” means the Persons listed on Schedule 1.1 and any other Person that shall have become a party to this Agreement as a Lender pursuant to an Assignment and Assumption, other than any Person that ceases to be a party hereto as a Lender pursuant to an Assignment and

Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.
“Lender Cash Management Agreement” means (a) any Cash Management Agreement in effect on the Closing Date between or among any Credit Party or any of its Subsidiaries and a counterparty that is (i) a Lender, (ii) the Administrative Agent or (iii) an Affiliate of a Lender or the Administrative Agent, in each case as determined as of the Closing Date or (b) any Cash Management Agreement entered into after the Closing Date between or among any Credit Party or any of its Subsidiaries and a counterparty that is (i) a Lender, (ii) the Administrative Agent or (iii) an Affiliate of a Lender or the Administrative Agent, in each case as determined at the time such Cash Management Agreement is entered into.
“Lender Cash Management Obligations” means all existing or future payment and other obligations owing by any Credit Party or any of its Subsidiaries under any Lender Cash Management Agreement.
“Lender Hedge Agreement” means (a) any Hedge Agreement in effect on the Closing Date between or among any Credit Party or any of its Subsidiaries and a counterparty that is (i) a Lender, (ii) the Administrative Agent or (iii) an Affiliate of a Lender or the Administrative Agent, in each case as determined as of the Closing Date or (b) any Hedge Agreement entered into after the Closing Date between or among any Credit Party or any of its Subsidiaries and a counterparty that is (i) a Lender, (ii) the Administrative Agent or (iii) an Affiliate of a Lender or the Administrative Agent, in each case as determined at the time such Hedge Agreement is entered into.
“Lender Hedge Obligations” means all existing or future payment and other obligations owing by any Credit Party or any of its Subsidiaries under any Lender Hedge Agreement; provided that the “Lender Hedge Obligations” of a Credit Party shall exclude any Excluded Swap Obligations with respect to such Credit Party.
“Lender Parties” means, collectively, the Administrative Agent, the Lenders, the Issuing Lenders, the holders of any Lender Hedge Obligations, the holders of any Lender Cash Management Obligations, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 10.5, any other holder from time to time of any of any Obligations and, in each case, their respective successors and permitted assigns.
“Lending Office” means, with respect to any Lender, the office of such Lender maintaining such Lender’s Extensions of Credit, which office may, to the extent the applicable Lender notifies the Administrative Agent in writing, include an office of any Affiliate of such Lender or any domestic or foreign branch of such Lender or Affiliate.
“Letter of Credit Application” means an application requesting the applicable Issuing Lender to issue a Letter of Credit in the form specified by the applicable Issuing Lender from time to time.

“Letter of Credit Documents” means with respect to any Letter of Credit, such Letter of Credit, the Letter of Credit Application, a letter of credit agreement or reimbursement agreement and any other document, agreement and instrument required by the applicable Issuing Lender and relating to such Letter of Credit, in each case in the form specified by the applicable Issuing Lender from time to time.
“Letters of Credit” means the collective reference to letters of credit issued pursuant to Section 3.1 and the Existing Letters of Credit.
“LIBOR” means, subject to the implementation of a Benchmark Replacement in accordance with Section 4.8(c),
(a)for any interest rate calculation with respect to a LIBOR Rate Loan, the rate of interest per annum determined on the basis of the rate for deposits in Dollars for a period equal to the applicable Interest Period as published by the ICE Benchmark Administration Limited, a United Kingdom company, or a comparable or successor quoting service approved by the Administrative Agent, at approximately 11:00 a.m. (London time) two (2) London Banking Days prior to the first day of the applicable Interest Period. If, for any reason, such rate is not so published then “LIBOR” shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two (2) London Banking Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period, and
(b)for any interest rate calculation with respect to a Base Rate Loan, the rate of interest per annum determined on the basis of the rate for deposits in Dollars for an Interest Period equal to one month (commencing on the date of determination of such interest rate) as published by ICE Benchmark Administration Limited, a United Kingdom company, or a comparable or successor quoting service approved by the Administrative Agent, at approximately 11:00 a.m. (London time) on such date of determination, or, if such date is not a Business Day, then the immediately preceding Business Day. If, for any reason, such rate is not so published then “LIBOR” for such Base Rate Loan shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) on such date of determination for a period equal to one month commencing on such date of determination.
Each calculation by the Administrative Agent of LIBOR shall be conclusive and binding for all purposes, absent manifest error.
Notwithstanding the foregoing, (x) in no event shall LIBOR (including any Benchmark Replacement with respect thereto) be less than 0.75% and (y) unless otherwise specified in any amendment to this Agreement entered into in accordance with Section 4.8(c), in the event that a Benchmark Replacement with respect to LIBOR is implemented then all references herein to LIBOR shall be deemed references to such Benchmark Replacement.

“LIBOR Rate” means a rate per annum determined by the Administrative Agent pursuant to the following formula:

LIBOR Rate =	LIBOR
1.00-Eurodollar Reserve Percentage
“LIBOR Rate Loan” means any Loan bearing interest at a rate based upon the LIBOR Rate as provided in Section 4.1(a).
“Lien” means, with respect to any asset, any mortgage, leasehold mortgage, lien, pledge, charge, security interest, hypothecation or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease Obligation or other title retention agreement relating to such asset.
“Liquidity” means, as of any date of determination, the sum of (a) the aggregate amount of Loans available to be drawn under the Credit Facility as of such date, plus (b) the unrestricted, unencumbered cash of the Borrower and its Subsidiaries as of such date, plus (c) the unrestricted, unencumbered Cash Equivalents of the Borrower and its Subsidiaries as of such date, plus (d) the unrestricted, unencumbered short and long term investments in marketable securities of the Borrower and its Subsidiaries that are consistent with the Investment Policy. For the avoidance of doubt, the term “unrestricted” as used above includes, without limitation, being free from any contractual or legal restriction on sale, disposition or transfer (other than (i) contractual restrictions under the loan documents and liens of a collecting bank arising in the ordinary course of business under Section 4-210 of the Uniform Commercial Code in effect in the relevant jurisdiction and (ii) liens of any depositary bank in connection with statutory, common law and contractual rights of setoff and recoupment with respect to any deposit account of the Borrower or any Subsidiary thereof).
“Loan Documents” means, collectively, this Agreement, the Disclosure Letter, each Note, the Letter of Credit Documents, the Guaranty Agreements, the Fee Letters and each other document, instrument, certificate and agreement executed and delivered by the Credit Parties or any of their respective Subsidiaries in favor of or provided to the Administrative Agent or any Lender Party in connection with this Agreement or otherwise referred to herein or contemplated hereby (excluding any Lender Hedge Agreement and any Lender Cash Management Agreement).
“Loans” means the collective reference to the Revolving Credit Loans and the Swingline Loans, and “Loan” means any of such Loans.
“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank Eurodollar market.
“Material Adverse Effect” means, with respect to the Borrower and its Subsidiaries, a material adverse effect on (a) the operations, business, assets, properties, liabilities (actual or contingent) or financial condition of such Persons, taken as a whole, (b) the ability of any such

Persons, taken as a whole, to perform their obligations under the Loan Documents to which they are a party, (c) the rights and remedies, taken as a whole, of the Administrative Agent or any Lender under any Loan Document or (d) the legality, validity, binding effect or enforceability against any Credit Party of any Loan Document to which it is a party.
“Material Subsidiary” means, on any date of determination, a Subsidiary of the Borrower that is not an Immaterial Subsidiary.
“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to 102% of the Fronting Exposure of the Issuing Lenders with respect to Letters of Credit issued and outstanding at such time, (b) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 9.2(b), an amount equal to 102% of the aggregate outstanding amount of all L/C Obligations and (c) otherwise, an amount determined by the Administrative Agent and each of the applicable Issuing Lenders that is entitled to Cash Collateral hereunder at such time in their sole discretion.
“Moody’s” means Moody’s Investors Service, Inc.
“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Credit Party or any ERISA Affiliate is making, or is accruing an obligation to make, or has accrued an obligation to make contributions within the preceding five (5) years, or to which any Credit Party or any ERISA Affiliate has any liability (contingent or otherwise).
“Net Cash Proceeds” means, as applicable, (a) with respect to any Asset Disposition or Insurance and Condemnation Event, all cash and Cash Equivalents received by any Credit Party or any of its Subsidiaries therefrom (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, as and when received) less the sum of (i) all income taxes and other taxes assessed by, or reasonably estimated to be payable to, a Governmental Authority as a result of such transaction (provided that if such estimated taxes exceed the amount of actual taxes required to be paid in cash in respect of such Asset Disposition, the amount of such excess shall constitute Net Cash Proceeds), (ii) all reasonable and customary out-of-pocket fees and expenses incurred in connection with such transaction or event, (iii) the principal amount of, premium, if any, and interest on any Indebtedness (other than Indebtedness under the Loan Documents) secured by a Lien on the asset (or a portion thereof) disposed of, which Indebtedness is required to be repaid in connection with such transaction or event and (iv) all amounts that are set aside as a reserve (A) for adjustments in respect of the purchase price of such assets, (B) for any liabilities associated with such sale or casualty, to the extent such reserve is required by GAAP or as otherwise required pursuant to the documentation with respect to such Asset Disposition or Insurance and Condemnation Event, (C) for the payment of unassumed liabilities relating to the assets sold or otherwise disposed of at the time of, or within 30 days after, the date of such sale or other disposition and (D) for the payment of indemnification obligations; provided that, to the extent and at the time any such amounts are released from such reserve and received by such Credit Party or any of its Subsidiaries, such amounts shall constitute Net Cash Proceeds, and (b) with respect to any Equity Issuance or Debt

Issuance, the gross cash proceeds received by any Credit Party or any of its Subsidiaries therefrom less all reasonable and customary out-of-pocket legal, underwriting and other fees and expenses incurred in connection therewith.
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver, amendment, modification or termination that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 11.2 and (b) has been approved by the Required Lenders.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Non-Guarantor Subsidiary” means any Subsidiary of the Borrower that is not a Subsidiary Guarantor.
“Non-Wholly-Owned Subsidiary” means any Subsidiary of the Borrower that is not Wholly-Owned.
“Notes” means the collective reference to the Revolving Credit Notes and the Swingline Note.
“Notice of Account Designation” has the meaning assigned thereto in Section 2.3(b).
“Notice of Borrowing” has the meaning assigned thereto in Section 2.3(a).
“Notice of Conversion/Continuation” has the meaning assigned thereto in Section 4.2.
“Notice of Prepayment” has the meaning assigned thereto in Section 2.4(c).
“Obligations” means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition whether or not allowed or allowable) the Loans, (b) the L/C Obligations and (c) all other fees and commissions (including attorneys’ fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Credit Parties to the Lenders, the Issuing Lenders or the Administrative Agent, in each case under any Loan Document, with respect to any Loan or Letter of Credit of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note and including interest and fees that accrue after the commencement by or against any Credit Party of any proceeding under any Debtor Relief Laws, naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.
“Organizational Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement (or equivalent or comparable documents); and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 4.12).
“Participant” has the meaning assigned thereto in Section 11.9(d).
“Participant Register” has the meaning assigned thereto in Section 11.9(d).
“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).
“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.
“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and which (a) is maintained, funded or administered for the employees of any Credit Party or any ERISA Affiliate, (b) has at any time within the preceding five (5) years been maintained, funded or administered for the employees of any Credit Party or any current or former ERISA Affiliates or (c) any Credit Party or any ERISA Affiliate has any liability (contingent or otherwise).
“Permitted Acquisition” means any Acquisition that meets all of the following requirements:
(a)no less than five (5) Business Days prior to the proposed closing date of such Acquisition (or such shorter period as may be agreed to by the Administrative Agent), the Borrower shall have delivered written notice of such Acquisition to the Administrative Agent and the Lenders, which notice shall include the proposed closing date of such Acquisition;

(b)the board of directors or other similar governing body of the Person to be acquired shall have approved such Acquisition (and, if requested, the Administrative Agent shall have received evidence, in form and substance reasonably satisfactory to the Administrative Agent, of such approval);
(c)the Person or business to be acquired shall be in a line of business permitted pursuant to Section 8.11 or, in the case of an Acquisition of assets, the assets acquired are useful in the business of the Borrower and its Subsidiaries as conducted immediately prior to such Acquisition or permitted pursuant to Section 8.11;
(d)if such Acquisition is a merger or consolidation, the Borrower or a Subsidiary of the Borrower shall be the surviving Person, and such surviving Person shall become, if required, a Subsidiary Guarantor in accordance with Section 7.13; and no Change in Control shall have been effected thereby;
(e)no later than five (5) Business Days prior to the proposed closing date of such Acquisition (or such shorter period as may be agreed to by the Administrative Agent), the Borrower shall have delivered to the Administrative Agent a Compliance Certificate demonstrating, in form and substance reasonably satisfactory to the Administrative Agent, that the Borrower is in compliance on a Pro Forma Basis (based on the most recently completed Reference Period) with each covenant contained in Section 8.13 and from and after the Covenant Transition Date, after giving effect to any such acquisition, the Consolidated Total Leverage Ratio on a Pro Forma Basis shall not be greater than 2.75:1.00 and the pro forma Consolidated Interest Coverage Ratio shall not be less than 3.75:1.00;
(f)no Event of Default shall have occurred and be continuing both before and after giving effect to such Acquisition and any Indebtedness incurred in connection therewith; and
(g)the Borrower shall have (i) delivered to the Administrative Agent a certificate of a Responsible Officer certifying that all of the requirements set forth above have been satisfied or will be satisfied on or prior to the consummation of such purchase or other Acquisition and (ii) provided such other documents and other customary information as may be reasonably requested by the Administrative Agent or the Required Lenders (through the Administrative Agent) in connection with such purchase or other Acquisition.
“Permitted Acquisition Consideration” means the aggregate amount of the purchase price, including, but not limited to, any assumed debt, earn-outs (provided that to the extent such earn-out is subject to a contingency, such earn-out shall be valued at the amount of reserves, if any, required under GAAP at the date of such acquisition), payments in respect of non-competition agreements or other arrangements accounted for as acquisition consideration under GAAP, deferred payments, or Equity Interests of the Borrower, to be paid on a singular basis in connection with any applicable Permitted Acquisition as set forth in the applicable Permitted Acquisition Documents executed by the Borrower or any of its Subsidiaries in order to consummate the applicable Permitted Acquisition (but excluding ongoing royalty payments).

“Permitted Acquisition Diligence Information” means with respect to any applicable Acquisition, to the extent applicable, all material financial information, all material contracts, all material customer lists, all material supply agreements, and all other material information, in each case, reasonably requested to be delivered to the Administrative Agent in connection with such Acquisition (except to the extent that any such information is (a) subject to any confidentiality agreement, unless mutually agreeable arrangements can be made to preserve such information as confidential, (b) classified or (c) subject to any attorney-client privilege).
“Permitted Acquisition Documents” means with respect to any Acquisition proposed by the Borrower or any Subsidiary Guarantor, final copies or substantially final drafts if not executed at the required time of delivery of the purchase agreement, sale agreement, merger agreement or other agreement evidencing such Acquisition, including all schedules, exhibits and annexes thereto and each other material document executed, delivered, contemplated by or prepared in connection therewith and any amendment, modification or supplement to any of the foregoing.
“Permitted Liens” means the Liens permitted pursuant to Section 8.2.
“Permitted Refinancing Indebtedness” means any Indebtedness (the “Refinancing Indebtedness”), the proceeds of which are used to refinance, refund, renew, extend or replace outstanding Indebtedness (such outstanding Indebtedness, the “Refinanced Indebtedness”); provided that (a) the principal amount (or accreted value, if applicable) of such Refinancing Indebtedness (including any unused commitments thereunder) is not greater than the principal amount (or accreted value, if applicable) of the Refinanced Indebtedness at the time of such refinancing, refunding, renewal, extension or replacement, except by an amount equal to any original issue discount thereon and the amount of unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such refinancing, refunding, renewal, extension or replacement, and by an amount equal to any existing commitments thereunder that have not been utilized at the time of such refinancing, refunding, renewal, extension or replacement; (b) the final stated maturity and Weighted Average Life to Maturity of such Refinancing Indebtedness shall not be prior to or shorter than that applicable to the Refinanced Indebtedness and such Refinancing Indebtedness does not require any scheduled payment of principal, mandatory repayment, redemption or repurchase that is more favorable to the holders of the Refinancing Indebtedness than the corresponding terms (if any) of the Refinanced Indebtedness (including by virtue of such Refinancing Indebtedness participating on a greater basis in any mandatory repayment, redemption or repurchase as compared to the Refinanced Indebtedness, but excluding any scheduled payment of principal, mandatory repayment, redemption or repurchase occurring on or after the date that is 91 days after the latest scheduled maturity date of the Loans and Commitments); (c) such Refinancing Indebtedness shall not be secured by (i) Liens on assets other than assets securing the Refinanced Indebtedness at the time of such refinancing, refunding, renewal, extension or replacement or (ii) Liens having a higher priority than the Liens, if any, securing the Refinanced Indebtedness at the time of such refinancing, refunding, renewal, extension or replacement; (d) such Refinancing Indebtedness shall not be guaranteed by or otherwise recourse to any Person other than the Person(s) to whom the Refinanced Indebtedness is recourse or by whom it is guaranteed, in each case as of the time of such refinancing, refunding, renewal, extension or replacement; (e) to the extent such Refinanced Indebtedness is subordinated in right of payment to the Obligations, such refinancing, refunding, renewal, extension or replacement is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing such Refinanced Indebtedness or otherwise reasonably acceptable to the Administrative Agent; (f) the covenants with respect to such Refinancing Indebtedness, when taken as a whole, are not materially more restrictive to the Borrower and its Subsidiaries than those in the Refinanced Indebtedness (taken as a whole); (g) in the event that the Refinancing Indebtedness is unsecured Indebtedness (including unsecured Subordinated Indebtedness) such Refinancing Indebtedness does not include cross-defaults (but may include cross-payment defaults and cross-defaults at the final stated maturity thereof and cross-acceleration); and (h) no Event of Default shall have occurred and be continuing at the time of, or would result from, such refinancing, refunding, renewal, extension or replacement.
“Permitted Stock Repurchase” means a Stock Repurchase permitted pursuant to Section 8.6(f).
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Platform” means Debt Domain, Intralinks, SyndTrak or a substantially similar electronic transmission system.
“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.
“Pro Forma Basis” means:
(a)for purposes of calculating Consolidated Adjusted EBITDA for any period during which one or more Specified Transactions occurs, that (i) such Specified Transaction (and all other Specified Transactions that have been consummated during the applicable period) shall be deemed to have occurred as of the first day of the applicable period of measurement, (ii) there shall be included in determining Consolidated Adjusted EBITDA for such period, without duplication, the Acquired EBITDA of any Person or business, or attributable to any property or asset, acquired by the Borrower or any Subsidiary during such period (but not the Acquired EBITDA of any related Person or business or any Acquired EBITDA attributable to any assets or property, in each case to the extent not so acquired) in connection with a Permitted Acquisition to the extent not subsequently sold, transferred, abandoned or otherwise disposed of by the Borrower or such Subsidiary during such period, based on the actual Acquired EBITDA of such acquired entity or business for such period (including the portion thereof occurring prior to such acquisition) and (iii) there shall be excluded in determining Consolidated Adjusted EBITDA for such period, without duplication, the Disposed EBITDA of any Person or business, or attributable to any property or asset, disposed of by the Borrower or any Subsidiary during such period in connection with a Specified Disposition or discontinuation of operations, based on the Disposed EBITDA of such disposed entity or business or discontinued operations for such period (including the portion thereof occurring prior to such disposition or discontinuation); provided that the foregoing amounts shall be without duplication of any adjustments that are already included in the calculation of Consolidated Adjusted EBITDA; and
(b)in the event that the Borrower or any Subsidiary thereof incurs (including by assumption or guarantees) or repays (including by redemption, repayment, retirement, discharge, defeasance or extinguishment) any Indebtedness included in the calculations of any financial ratio or test (in each case, other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes), (i) during the applicable measurement period or (ii) subsequent to the end of the applicable measurement period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then such financial ratio or test shall be calculated giving pro forma effect to such incurrence or repayment of Indebtedness, to the extent required, as if the same had occurred on the first day of the applicable measurement period and any such Indebtedness that is incurred (including by assumption or guarantee) that has a floating or formula rate of interest shall have an implied rate of interest for the applicable period determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as of the relevant date of determination.
“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including Equity Interests.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Lenders” has the meaning assigned thereto in Section 7.2.
“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.
“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Lender, as applicable.
“Reference Period” means, as of any date of determination, the period of four (4) consecutive fiscal quarters ended on or immediately prior to such date for which financial statements of the Borrower and its Subsidiaries have been delivered to the Administrative Agent hereunder.
“Register” has the meaning assigned thereto in Section 11.9(c).
“Reimbursement Obligation” means the obligation of the Borrower to reimburse any Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit issued by such Issuing Lender.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.
“Required Lenders” means, at any time, Lenders having Total Credit Exposure representing more than fifty percent (50%) of the Total Credit Exposure of all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.
“Resignation Effective Date” has the meaning assigned thereto in Section 10.6(a).
“Responsible Officer” means, as to any Person, the chief executive officer, president, chief financial officer, controller, treasurer or assistant treasurer of such Person or any other officer of such Person designated in writing by the Borrower or such Person and reasonably acceptable to the Administrative Agent; provided that, to the extent requested thereby, the Administrative Agent shall have received a certificate of such Person certifying as to the incumbency and genuineness of the signature of each such officer. Any document delivered hereunder or under any other Loan Document that is signed by a Responsible Officer of a Person shall be conclusively presumed to have been authorized by all necessary corporate, limited liability company, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.
“Restricted Payment” means any dividend on, or the making of any payment or other distribution on account of, or the purchase, repurchase, redemption, retirement or other acquisition (directly or indirectly) of, or the setting apart assets for a sinking or other analogous fund for the purchase, redemption, retirement or other acquisition of, any class of Equity Interests of any Credit Party or any Subsidiary thereof or the making of any distribution of cash, property or assets to the holders of any Equity Interests of any Credit Party or any Subsidiary thereof on account of such Equity Interests.
“Revolving Credit Commitment” means (a) as to any Revolving Credit Lender, the obligation of such Revolving Credit Lender to make Revolving Credit Loans to, and to purchase participations in L/C Obligations and Swingline Loans for the account of, the Borrower hereunder in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Revolving Credit Lender’s name on the Register, as such amount may be modified at any time or from time to time pursuant to the terms hereof and (b) as to all Revolving Credit Lenders, the aggregate commitment of all Revolving Credit Lenders to make Revolving Credit Loans, as such amount may be modified at any time or from time to time pursuant to the terms hereof. The aggregate Revolving Credit Commitment of all the Revolving Credit Lenders on the Closing Date shall be $75,000,000. The Revolving Credit Commitment of each Revolving Credit Lender on the Closing Date is set forth opposite the name of such Lender on Schedule 1.1.

“Revolving Credit Commitment Percentage” means, with respect to any Revolving Credit Lender at any time, the percentage of the total Revolving Credit Commitments of all the Revolving Credit Lenders represented by such Revolving Credit Lender’s Revolving Credit Commitment. If the Revolving Credit Commitments have terminated or expired, the Revolving Credit Commitment Percentages shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments. The Revolving Credit Commitment Percentage of each Revolving Credit Lender on the Closing Date is set forth opposite the name of such Lender on Schedule 1.1.
“Revolving Credit Exposure” means, as to any Revolving Credit Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Credit Loans and such Revolving Credit Lender’s participation in L/C Obligations and Swingline Loans at such time.
“Revolving Credit Facility” means the revolving credit facility established pursuant to Article II.
“Revolving Credit Lenders” means, collectively, all of the Lenders with a Revolving Credit Commitment or if the Revolving Credit Commitment has been terminated, all Lenders having Revolving Credit Exposure.
“Revolving Credit Loan” means any revolving loan made to the Borrower pursuant to Section 2.1, and all such revolving loans collectively as the context requires.
“Revolving Credit Maturity Date” means the earliest to occur of (a) May 5, 2023, (b) the date of termination of the entire Revolving Credit Commitment by the Borrower pursuant to Section 2.5, and (c) the date of termination of the Revolving Credit Commitment pursuant to Section 9.2(a).
“Revolving Credit Note” means a promissory note made by the Borrower in favor of a Revolving Credit Lender evidencing the Revolving Credit Loans made by such Revolving Credit Lender, substantially in the form attached as Exhibit A-1, and any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.
“Revolving Credit Outstandings” means the sum of (a) with respect to Revolving Credit Loans and Swingline Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Credit Loans and Swingline Loans, as the case may be, occurring on such date; plus (b) with respect to any L/C Obligations on any date, the aggregate outstanding amount thereof on such date after giving effect to any Extensions of Credit occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.
“S&P” means Standard & Poor’s Rating Service, a division of S&P Global Inc. and any successor thereto.

“Sanctioned Country” means at any time, a country, region or territory which is itself (or whose government is) the subject or target of any Sanctions (including, as of the Closing Date, Cuba, Iran, North Korea, Syria and Crimea).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC (including OFAC’s Specially Designated Nationals and Blocked Persons List and OFAC’s Consolidated Non-SDN List), the U.S. Department of State, the United Nations Security Council, the European Union, any European member state, Her Majesty’s Treasury, or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by, or acting or purporting to act for or on behalf of, directly or indirectly, any such Person or Persons described in clauses (a) and (b), including a Person that is deemed by OFAC to be a Sanctions target based on the ownership of such legal entity by Sanctioned Person(s) or (d) any Person otherwise a target of Sanctions, including vessels and aircraft, that are designated under any Sanctions program.
“Sanctions” means any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and restrictions and anti-terrorism laws, including but not limited to those imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, any European member state, Her Majesty’s Treasury, or other relevant sanctions authority in any jurisdiction in which (a) the Borrower or any of its Subsidiaries or Affiliates is located or conducts business, (b) in which any of the proceeds of the Extensions of Credit will be used, or (c) from which repayment of the Extensions of Credit will be derived.
“SEC” means the U.S. Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Securities Act” means the Securities Act of 1933 (15 U.S.C. § 77 et seq.).
“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.
“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the Property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. For purposes of this definition, the amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Specified Disposition” means any Asset Disposition having gross sales proceeds in excess of the Threshold Amount.
“Specified Transactions” means (a) any Specified Disposition, (b) any Permitted Acquisition and (c) the Transactions.
“Stock Repurchase” has the meaning assigned thereto in Section 8.6(f).
“Subordinated Indebtedness” means the collective reference to any Indebtedness incurred by the Borrower or any of its Subsidiaries that is subordinated in right and time of payment to the Obligations on terms and conditions reasonably satisfactory to the Administrative Agent.
“Subsidiary” means as to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the outstanding Equity Interests having ordinary voting power to elect a majority of the board of directors (or equivalent governing body) or other managers of such corporation, partnership, limited liability company or other entity is at the time owned by (directly or indirectly) or the management is otherwise controlled by (directly or indirectly) such Person (irrespective of whether, at the time, Equity Interests of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency). Unless otherwise qualified, references to “Subsidiary” or “Subsidiaries” herein shall refer to those of the Borrower.
“Subsidiary Guarantors” means, collectively, (a) the Subsidiaries of the Borrower listed on Schedule 6.1 of the Disclosure Letter that are identified as a “Guarantor” and (b) each other Subsidiary of the Borrower that shall be required to execute and deliver a guaranty or guaranty supplement pursuant to Section 7.13.
“Subsidiary Guaranty Agreement” means the unconditional guaranty agreement of even date herewith executed by the Subsidiary Guarantors in favor of the Administrative Agent, for the ratable benefit and the Lender Parties, substantially in the form attached as Exhibit J.
“Swap Obligation” means, with respect to any Credit Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Sweep Arrangement” has the meaning assigned thereto in Section 2.2(a).
“Swingline Commitment” means the lesser of (a) $0 and (b) the aggregate amount of the Revolving Credit Commitments.
“Swingline Facility” means the swingline facility established pursuant to Section 2.2.

“Swingline Lender” means Wells Fargo in its capacity as swingline lender hereunder or any successor thereto.
“Swingline Loan” means any swingline loan made by the Swingline Lender to the Borrower pursuant to Section 2.2, and all such swingline loans collectively as the context requires.
“Swingline Note” means a promissory note made by the Borrower in favor of the Swingline Lender evidencing the Swingline Loans made by the Swingline Lender, substantially in the form attached as Exhibit A-2, and any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.
“Swingline Participation Amount” has the meaning assigned thereto in Section 2.2(b)(iii).
“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, fines, additions to tax or penalties applicable thereto.
“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.
“Termination Event” means the occurrence of any of the following which, individually or in the aggregate, has resulted or could reasonably be expected to result in liability of the Credit Parties in an aggregate amount in excess of the Threshold Amount: (a) a “Reportable Event” described in Section 4043 of ERISA, or (b) the withdrawal of any Credit Party or any ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, or (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, if the plan assets are not sufficient to pay all plan liabilities, or (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC, or (e) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or (f) the imposition of a Lien pursuant to Section 430(k) of the Code or Section 303 of ERISA, or (g) the determination that any Pension Plan or Multiemployer Plan is considered an at-risk plan or plan in endangered or critical status with the meaning of Sections 430, 431 or 432 of the Code or Sections 303, 304 or 305 of ERISA or (h) the partial or complete withdrawal of any Credit Party or any ERISA Affiliate from a Multiemployer Plan if withdrawal liability is asserted by such plan, or (i) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Section 4245 of

ERISA, or (j) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA, or (k) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Credit Party or any ERISA Affiliate.
“Threshold Amount” means $10,000,000.
“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments and Revolving Credit Exposure of such Lender at such time.
“Trade Date” means the date on which the assigning Lender entered into a binding agreement to sell and assign or participate all or a portion of its rights and obligations under this Agreement to an assignee.
“Transactions” means, collectively, (a) the initial Extensions of Credit and (b) the payment of all fees, expenses and costs incurred in connection with the foregoing.
“UCC” means the Uniform Commercial Code as in effect in the State of New York.
“UCP” means the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time).
“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.
“United States” means the United States of America.
“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning assigned thereto in Section 4.11(g).
“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness, in each case of clauses (a) and (b), without giving effect to the application of any prior prepayment to such installment, sinking fund, serial maturity or other required payment of principal.
“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.

“Wholly-Owned” means, with respect to a Subsidiary, that all of the Equity Interests of such Subsidiary are, directly or indirectly, owned or controlled by the Borrower and/or one or more of its Wholly-Owned Subsidiaries (except for directors’ qualifying shares or other shares required by Applicable Law to be owned by a Person other than the Borrower and/or one or more of its Wholly-Owned Subsidiaries).
“Withholding Agent” means any Credit Party and the Administrative Agent.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
SECTION 1.2  Other Definitions and Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document: (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (e) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (h) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (i) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form and (j) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”.
SECTION 1.3  Accounting Terms.
(a)All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP, applied on a consistent basis, as in effect from time to time and in a manner consistent with that used in preparing the audited financial statements required by Section 7.1(a), except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b)If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP; provided, further that for purposes of the definitions of “Indebtedness” and “Consolidated Funded Indebtedness”, all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the effectiveness of FASB ASC 842 shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purpose of this Agreement (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with FASB ASC 842 (on a prospective or retroactive basis or otherwise) to be treated as Capital Lease Obligations in the financial statements.
SECTION 1.4  UCC Terms. Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions. Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.
SECTION 1.5  Rounding. Any financial ratios required to be maintained pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio or percentage is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
SECTION 1.6  References to Agreement and Laws. Unless otherwise expressly provided herein, (a) any definition or reference to formation documents, governing documents, agreements (including the Loan Documents) and other contractual documents or instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) any definition or reference to any Applicable Law, including Anti-Corruption Laws, Anti-Money Laundering Laws, the Bankruptcy Code, the Code, the Commodity Exchange Act, ERISA, the Exchange Act, the PATRIOT Act, the Securities Act, the UCC, the Investment Company Act, the Trading with the Enemy Act of the United States or any of the foreign assets control regulations of the United States Treasury Department, shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.

SECTION 1.7  Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Pacific time (daylight or standard, as applicable).
SECTION 1.8  Guarantees/Earn-Outs. Unless otherwise specified, (a) the amount of any Guarantee shall be the lesser of the amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee and (b) the amount of any earn-out or similar obligation shall be the amount of such obligation as reflected on the balance sheet of such Person in accordance with GAAP.
SECTION 1.9  Covenant Compliance Generally. For purposes of determining compliance under Sections 8.1, 8.2, 8.3, 8.5 and 8.6, any amount in a currency other than Dollars will be converted to Dollars in a manner consistent with that used in calculating Consolidated Net Income in the most recent annual financial statements of the Borrower and its Subsidiaries delivered pursuant to Section 7.1(a) or Section 5.1(e), as applicable. Notwithstanding the foregoing, for purposes of determining compliance with Sections 8.1, 8.2 and 8.3, with respect to any amount of Indebtedness or Investment in a currency other than Dollars, no breach of any basket contained in such sections shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is incurred; provided that for the avoidance of doubt, the foregoing provisions of this Section 1.9 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment may be incurred at any time under such Sections.
SECTION 1.10 Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the rates in the definition of “LIBOR” or with respect to any rate that is an alternative or replacement for or successor to any such rate (including, without limitation, any Benchmark Replacement) or the effect of any of the foregoing, or of any Benchmark Replacement Conforming Changes.
SECTION 1.11 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
ARTICLE II.
REVOLVING CREDIT FACILITY
SECTION 2.1  Revolving Credit Loans. Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties set forth in this Agreement and the other Loan Documents, each Revolving Credit Lender severally agrees to make Revolving Credit Loans in Dollars to the Borrower from time to time from the Closing Date to, but not including, the Revolving Credit Maturity Date as requested by the Borrower in accordance with the terms of Section 2.3; provided, that (a) the Revolving Credit Outstandings shall not exceed the Revolving Credit Commitment and (b) the Revolving Credit Exposure of any Revolving Credit Lender shall not at any time exceed such Revolving Credit Lender’s Revolving Credit Commitment. Each Revolving Credit Loan by a Revolving Credit Lender shall be in a principal amount equal to such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the aggregate principal amount of Revolving Credit Loans requested on such occasion. Subject to the terms and conditions hereof, the Borrower may borrow, repay and reborrow Revolving Credit Loans hereunder until the Revolving Credit Maturity Date.
SECTION 2.2  Swingline Loans.
(a)Availability. Subject to the terms and conditions of this Agreement and the other Loan Documents and in reliance upon the representations and warranties set forth in this Agreement and the other Loan Documents, the Swingline Lender may, in its sole discretion, make Swingline Loans in Dollars to the Borrower from time to time from the Closing Date to, but not including, the Revolving Credit Maturity Date; provided, that (i) after giving effect to any amount requested, the Revolving Credit Outstandings shall not exceed the Revolving Credit Commitment and (ii) the aggregate principal amount of all outstanding Swingline Loans (after giving effect to any amount requested) shall not exceed the Swingline Commitment. Notwithstanding any provision herein to the contrary, the Swingline Lender and the Borrower may agree that the Swingline Facility may be used to automatically draw and repay Swingline Loans (subject to the limitations set forth herein) pursuant to cash management arrangements between the Borrower and the Swingline Lender (the “Sweep Arrangement”). Principal and interest on Swingline Loans deemed requested pursuant to the Sweep Arrangement shall be paid pursuant to the terms and conditions agreed to between the Borrower and the Swingline Lender (without any deduction, setoff or counterclaim whatsoever). The borrowing and disbursement provisions set forth in Section 2.3 and any other provision hereof with respect to the timing or amount of payments on the Swingline Loans (other than Section 2.4(a)) shall not be applicable to Swingline Loans made and prepaid pursuant to the Sweep Arrangement. Unless sooner paid pursuant to the provisions hereof or the provisions of the Sweep Arrangement, the principal amount of the Swingline Loans shall be paid in full, together with accrued interest thereon, on the Revolving Credit Maturity Date.
(b)Refunding.
(i)The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), by written notice given no later than 11:00 a.m. on any Business Day request each Revolving Credit Lender to make, and each Revolving Credit Lender hereby agrees to make, a Revolving Credit Loan as a Base Rate Loan in an amount equal to such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the aggregate amount of the Swingline Loans outstanding on the date of such notice, to repay the Swingline Lender. Each Revolving Credit Lender shall make the amount of such Revolving Credit Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such notice. The proceeds of such Revolving Credit Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Swingline Loans. No Revolving Credit Lender’s obligation to fund its respective Revolving Credit Commitment Percentage of a Swingline Loan shall be affected by any other Revolving Credit Lender’s failure to fund its Revolving Credit Commitment Percentage of a Swingline Loan, nor shall any Revolving Credit Lender’s Revolving Credit Commitment Percentage be increased as a result of any such failure of any other Revolving Credit Lender to fund its Revolving Credit Commitment Percentage of a Swingline Loan.
(ii)The Borrower shall pay to the Swingline Lender on demand, and in any event on the Revolving Credit Maturity Date, in immediately available funds the amount of such Swingline Loans to the extent amounts received from the Revolving Credit Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded. In addition, the Borrower irrevocably authorizes the Administrative Agent to charge any account maintained by the Borrower with the Swingline Lender (up to the amount available therein) in order to immediately pay the Swingline Lender the amount of such Swingline Loans to the extent amounts received from the Revolving Credit Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded. If any portion of any such amount paid to the Swingline Lender shall be recovered by or on behalf of the Borrower from the Swingline Lender in bankruptcy or otherwise, the loss of the amount so recovered shall be ratably shared among all the Revolving Credit Lenders in accordance with their respective Revolving Credit Commitment Percentages.
(iii)If for any reason any Swingline Loan cannot be refinanced with a Revolving Credit Loan pursuant to Section 2.2(b)(i), each Revolving Credit Lender shall, on the date such Revolving Credit Loan was to have been made pursuant to the notice referred to in Section 2.2(b)(i), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the aggregate principal amount of Swingline Loans then outstanding. Each Revolving Credit Lender will immediately transfer to the Swingline Lender, in immediately available funds, the amount of its Swingline Participation Amount. Whenever, at any time after the Swingline Lender has received from any Revolving Credit Lender such Revolving Credit Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Revolving Credit Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Revolving Credit Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided that in the event that such payment received by the Swingline Lender is required to be returned, such Revolving Credit Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.
(iv)Each Revolving Credit Lender’s obligation to make the Revolving Credit Loans referred to in Section  2.2(b)(i) and to purchase participating interests pursuant to Section 2.2(b)(iii) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Revolving Credit Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Article V, (C) any adverse change in the condition (financial or otherwise) of the Borrower, (D) any breach of this Agreement or any other Loan Document by the Borrower, any other Credit Party or any other Revolving Credit Lender or (E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
(v)If any Revolving Credit Lender fails to make available to the Administrative Agent, for the account of the Swingline Lender, any amount required to be paid by such Revolving Credit Lender pursuant to the foregoing provisions of this Section 2.2(b) by the time specified in Section 2.2(b)(i) or 2.2(b)(iii), as applicable, the Swingline Lender shall be entitled to recover from such Revolving Credit Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at a rate per annum equal to the applicable Federal Funds Rate, plus any administrative, processing or similar fees customarily charged by the Swingline Lender in connection with the foregoing. If such Revolving Credit Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Revolving Credit Lender’s Revolving Credit Loan or Swingline Participation Amount, as the case may be. A certificate of the Swingline Lender submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this clause (v) shall be conclusive absent manifest error.
(c)Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, this Section 2.2 shall be subject to the terms and conditions of Section 4.13 and Section 4.14.
SECTION 2.3  Procedure for Advances of Revolving Credit Loans and Swingline Loans.
(a)Requests for Borrowing. The Borrower shall give the Administrative Agent irrevocable prior written notice substantially in the form of Exhibit B (a “Notice of Borrowing”) not later than 11:00 a.m. (i) on the same Business Day as each Base Rate Loan and each Swingline Loan and (ii) at least three (3) Business Days before each LIBOR Rate Loan, of its intention to borrow, specifying (A) the date of such borrowing, which shall be a Business Day,

(B) the amount of such borrowing, which shall be, (x) with respect to Base Rate Loans (other than Swingline Loans) in an aggregate principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof, (y) with respect to LIBOR Rate Loans in an aggregate principal amount of $2,000,000 or a whole multiple of $1,000,000 in excess thereof and (z) with respect to Swingline Loans in an aggregate principal amount of $100,000 or a whole multiple of $100,000 in excess thereof (or, in each case, the remaining amount of the Revolving Credit Commitment or the Swingline Commitment, as applicable), (C) whether such Loan is to be a Revolving Credit Loan or Swingline Loan, (D) in the case of a Revolving Credit Loan whether such Revolving Credit Loan is to be a LIBOR Rate Loan or a Base Rate Loan, and (E) in the case of a LIBOR Rate Loan, the duration of the Interest Period applicable thereto. If the Borrower fails to specify a type of Loan in a Notice of Borrowing, then the applicable Loans shall be made as Base Rate Loans. If the Borrower requests a borrowing of LIBOR Rate Loans in any such Notice of Borrowing, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. A Notice of Borrowing received after 11:00 a.m. shall be deemed received on the next Business Day. The Administrative Agent shall promptly notify the Revolving Credit Lenders of each Notice of Borrowing.
(b)Disbursement of Revolving Credit and Swingline Loans. Not later than 1:00 p.m. on the proposed borrowing date, (i) each Revolving Credit Lender will make available to the Administrative Agent, for the account of the Borrower, at the Administrative Agent’s Office in funds immediately available to the Administrative Agent, such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the Revolving Credit Loans to be made on such borrowing date and (ii) the Swingline Lender will make available to the Administrative Agent, for the account of the Borrower, at the office of the Administrative Agent in funds immediately available to the Administrative Agent, the Swingline Loans to be made on such borrowing date. The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of each borrowing requested pursuant to this Section in immediately available funds by crediting or wiring such proceeds to the deposit account of the Borrower identified in the most recent notice substantially in the form attached as Exhibit C (a “Notice of Account Designation”) delivered by the Borrower to the Administrative Agent or as may be otherwise agreed upon by the Borrower and the Administrative Agent from time to time. Subject to Section 4.7 hereof, the Administrative Agent shall not be obligated to disburse the portion of the proceeds of any Revolving Credit Loan requested pursuant to this Section to the extent that any Revolving Credit Lender has not made available to the Administrative Agent its Revolving Credit Commitment Percentage of such Loan. Revolving Credit Loans to be made for the purpose of refunding Swingline Loans shall be made by the Revolving Credit Lenders as provided in Section 2.2(b).
SECTION 2.4  Repayment and Prepayment of Revolving Credit and Swingline Loans.
(a)Repayment on Termination Date. The Borrower hereby agrees to repay the outstanding principal amount of (i) all Revolving Credit Loans in full on the Revolving Credit Maturity Date, and (ii) all Swingline Loans in accordance with Section 2.2(b) (but, in any event, no later than the Revolving Credit Maturity Date), together, in each case, with all accrued but unpaid interest thereon.

(b)Mandatory Prepayments. If at any time the Revolving Credit Outstandings exceed the Revolving Credit Commitment, the Borrower agrees to repay immediately upon notice from the Administrative Agent, by payment to the Administrative Agent for the account of the Revolving Credit Lenders, Extensions of Credit in an amount equal to such excess with each such repayment applied first, to the principal amount of outstanding Swingline Loans, second to the principal amount of outstanding Revolving Credit Loans and third, with respect to any Letters of Credit then outstanding, a payment of Cash Collateral into a Cash Collateral account opened by the Administrative Agent, for the benefit of the Revolving Credit Lenders, in an amount equal to such excess (such Cash Collateral to be applied in accordance with Section 9.2(b)).
(c)Optional Prepayments. The Borrower may at any time and from time to time prepay Revolving Credit Loans and Swingline Loans, in whole or in part, without premium or penalty, with irrevocable prior written notice to the Administrative Agent substantially in the form attached as Exhibit D (a “Notice of Prepayment”) given not later than 11:00 a.m. (i) on the same Business Day as each Base Rate Loan and each Swingline Loan and (ii) at least three (3) Business Days before each LIBOR Rate Loan, specifying the date and amount of prepayment and whether the prepayment is of LIBOR Rate Loans, Base Rate Loans, Swingline Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each. Upon receipt of such notice, the Administrative Agent shall promptly notify each Revolving Credit Lender. If any such notice is given, the amount specified in such notice shall be due and payable on the date set forth in such notice. Partial prepayments shall be in an aggregate amount of $1,000,000 or a whole multiple of $500,000 in excess thereof with respect to Base Rate Loans (other than Swingline Loans), $2,000,000 or a whole multiple of $1,000,000 in excess thereof with respect to LIBOR Rate Loans and $100,000 or a whole multiple of $100,000 in excess thereof with respect to Swingline Loans. A Notice of Prepayment received after 11:00 a.m. shall be deemed received on the next Business Day. Each such repayment shall be accompanied by any amount required to be paid pursuant to Section 4.9 hereof. Notwithstanding the foregoing, any Notice of Prepayment delivered in connection with any refinancing of all of the Credit Facility with the proceeds of such refinancing or of any incurrence of Indebtedness or the occurrence of some other identifiable event or condition, may be, if expressly so stated to be, contingent upon the consummation of such refinancing or incurrence or occurrence of such other identifiable event or condition and may be revoked by the Borrower in the event such contingency is not met (provided that the failure of such contingency shall not relieve the Borrower from its obligations in respect thereof under Section 4.9).
(d)Limitation on Prepayment of LIBOR Rate Loans. The Borrower may not prepay any LIBOR Rate Loan on any day other than on the last day of the Interest Period applicable thereto unless such prepayment is accompanied by any amount required to be paid pursuant to Section 4.9 hereof.
(e)Hedge Agreements. No repayment or prepayment of the Loans pursuant to this Section shall affect any of the Borrower’s obligations under any Hedge Agreement entered into with respect to the Loans.

SECTION 2.5  Permanent Reduction of the Revolving Credit Commitment.
(a)Voluntary Reduction. The Borrower shall have the right at any time and from time to time, upon at least five (5) Business Days prior irrevocable written notice to the Administrative Agent, to permanently reduce, without premium or penalty, (i) the entire Revolving Credit Commitment at any time or (ii) portions of the Revolving Credit Commitment, from time to time, in an aggregate principal amount not less than $1,000,000 or any whole multiple of $1,000,000 in excess thereof. Any reduction of the Revolving Credit Commitment shall be applied to the Revolving Credit Commitment of each Revolving Credit Lender according to its Revolving Credit Commitment Percentage. All Commitment Fees accrued until the effective date of any termination of the Revolving Credit Commitment shall be paid on the effective date of such termination. Notwithstanding the foregoing, any notice to reduce the Revolving Credit Commitment delivered in connection with any refinancing of all of the Credit Facility with the proceeds of such refinancing or of any incurrence of Indebtedness or the occurrence of some other identifiable event or condition, may be, if expressly so stated to be, contingent upon the consummation of such refinancing or incurrence or occurrence of such identifiable event or condition and may be revoked by the Borrower in the event such contingency is not met (provided that the failure of such contingency shall not relieve the Borrower from its obligations in respect thereof under Section 4.9).
(b)Corresponding Payment. Each permanent reduction permitted pursuant to this Section shall be accompanied by a payment of principal sufficient to reduce the aggregate outstanding Revolving Credit Loans, Swingline Loans and L/C Obligations, as applicable, after such reduction to the Revolving Credit Commitment as so reduced, and if the aggregate amount of all outstanding Loans and Letters of Credit exceeds the Revolving Credit Commitment as so reduced, the Borrower shall be required to deposit Cash Collateral in a Cash Collateral account opened by the Administrative Agent in an amount equal to such excess. Such Cash Collateral shall be applied in accordance with Section 9.2(b). Any reduction of the Revolving Credit Commitment to zero shall be accompanied by payment of all outstanding Revolving Credit Loans and Swingline Loans (and furnishing of Cash Collateral satisfactory to the Administrative Agent for all L/C Obligations or other arrangements satisfactory to the respective Issuing Lenders) and shall result in the termination of the Revolving Credit Commitment and the Swingline Commitment and the Revolving Credit Facility. If the reduction of the Revolving Credit Commitment requires the repayment of any LIBOR Rate Loan, such repayment shall be accompanied by any amount required to be paid pursuant to Section 4.9 hereof.
SECTION 2.6  Termination of Revolving Credit Facility. The Revolving Credit Facility and the Revolving Credit Commitments shall terminate on the Revolving Credit Maturity Date.
ARTICLE III.
LETTER OF CREDIT FACILITY
SECTION 3.1  L/C Facility.

(a)Availability. Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the Revolving Credit Lenders set forth in Section 3.4(a), agrees to issue standby or commercial Letters of Credit in an aggregate amount not to exceed its L/C Commitment for the account of the Borrower or, subject to Section 3.10, any Subsidiary thereof. Letters of Credit may be issued on any Business Day from the Closing Date to, but not including the fifteenth (15th) Business Day prior to the Revolving Credit Maturity Date in such form as may be approved from time to time by the applicable Issuing Lender; provided, that no Issuing Lender shall issue any Letter of Credit if, after giving effect to such issuance, (i) the aggregate amount of the outstanding Letters of Credit issued by such Issuing Lender would exceed its L/C Commitment, (ii) the L/C Obligations would exceed the L/C Sublimit or (iii) the Revolving Credit Outstandings would exceed the Revolving Credit Commitment. Letters of Credit issued hereunder shall constitute utilization of the Revolving Credit Commitments.
(b)Terms of Letters of Credit. Each Letter of Credit shall (i) be denominated in Dollars, (ii) expire on a date no more than twelve (12) months after the date of issuance or last renewal or extension of such Letter of Credit (subject to automatic renewal or extension for additional one (1) year periods (but not to a date later than the date set forth below) pursuant to the terms of the Letter of Credit Documents or other documentation acceptable to the applicable Issuing Lender), which date shall be no later than the fifth (5th) Business Day prior to the Revolving Credit Maturity Date, and (iii) unless otherwise expressly agreed by the applicable Issuing Lender and the Borrower when a Letter of Credit is issued by it (including any such agreement applicable to an Existing Letter of Credit), be subject to the UCP, in the case of a commercial Letter of Credit, or ISP, in the case of a standby Letter of Credit, in each case as set forth in the Letter of Credit Documents or as determined by the applicable Issuing Lender and, to the extent not inconsistent therewith, the laws of the State of New York. No Issuing Lender shall at any time be obligated to issue any Letter of Credit hereunder if (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Lender from issuing such Letter of Credit, or any Applicable Law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to letters of credit generally or such Letter of Credit in particular any restriction or reserve or capital requirement (for which such Issuing Lender is not otherwise compensated) not in effect on the Closing Date, or any unreimbursed loss, cost or expense that was not applicable, in effect or known to such Issuing Lender as of the Closing Date and that such Issuing Lender in good faith deems material to it, (B) the conditions set forth in Section 5.2 are not satisfied, (C) the issuance of such Letter of Credit would violate one or more policies of such Issuing Lender applicable to letters of credit generally, (D) the proceeds of which would be made available to any Person (x) to fund any activity or business of or with any Sanctioned Person, or in any Sanctioned Country or (y) in any manner that would result in a violation of any Sanctions by any party to this Agreement or (E) any Revolving Credit Lender is at that time a Defaulting Lender, unless such Issuing Lender has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such Issuing Lender (in its sole discretion) with the Borrower or such Lender to eliminate such Issuing Lender’s actual or potential Fronting Exposure (after giving effect to Section 4.14(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such Issuing Lender has actual or potential Fronting Exposure, as it may elect in its sole discretion. References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any outstanding Letters of Credit, unless the context otherwise requires. As of the Closing Date, each Existing Letter of Credit shall constitute, for all purposes of this Agreement and the other Loan Documents, a Letter of Credit issued and outstanding hereunder.
(c)Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, Article III shall be subject to the terms and conditions of Section 4.13 and Section 4.14.
SECTION 3.2  Procedure for Issuance of Letters of Credit. The Borrower may from time to time request that any Issuing Lender issue, amend, renew or extend a Letter of Credit by delivering to such Issuing Lender at its applicable office (with a copy to the Administrative Agent at the Administrative Agent’s Office) a Letter of Credit Application therefor, completed to the satisfaction of such Issuing Lender, and such other certificates, documents and other Letter of Credit Documents and information as such Issuing Lender or the Administrative Agent may request, not later than 11:00 a.m. at least two (2) Business Days (or such later date and time as the Administrative Agent and such Issuing Lender may agree in their sole discretion) prior to the proposed date of issuance, amendment, renewal or extension, as the case may be. Such notice shall specify (a) the requested date of issuance, amendment, renewal or extension (which shall be a Business Day), (b) the date on which such Letter of Credit is to expire (which shall comply with Section 3.1(b)), (c) the amount of such Letter of Credit, (d) the name and address of the beneficiary thereof, (e) the purpose and nature of such Letter of Credit and (f) such other information as shall be necessary to issue, amend, renew or extend such Letter of Credit. Upon receipt of any Letter of Credit Application, the applicable Issuing Lender shall process such Letter of Credit Application and the certificates, documents and other Letter of Credit Documents and information delivered to it in connection therewith in accordance with its customary procedures and shall, subject to Section 3.1 and Article V, promptly issue, amend, renew or extend the Letter of Credit requested thereby (subject to the timing requirements set forth in this Section 3.2) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by such Issuing Lender and the Borrower. Additionally, the Borrower shall furnish to the applicable Issuing Lender and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, renewal or extension, including any Letter of Credit Documents, as the applicable Issuing Lender or the Administrative Agent may require. The applicable Issuing Lender shall promptly furnish to the Borrower and the Administrative Agent a copy of such Letter of Credit and the related Letter of Credit Documents and the Administrative Agent shall promptly notify each Revolving Credit Lender of the issuance and upon request by any Revolving Credit Lender, furnish to such Revolving Credit Lender a copy of such Letter of Credit and the amount of such Revolving Credit Lender’s participation therein.
SECTION 3.3  Commissions and Other Charges.

(a)Letter of Credit Commissions. Subject to Section 4.14(a)(iii)(B), the Borrower shall pay to the Administrative Agent, for the account of the applicable Issuing Lender and the L/C Participants, a letter of credit commission with respect to each Letter of Credit in the amount equal to the daily amount available to be drawn under such Letters of Credit times 0.70% per annum. Such commission shall be payable quarterly in arrears on the last Business Day of each calendar quarter (commencing with the first such date to occur after the issuance of such Letter of Credit), on the Revolving Credit Maturity Date and thereafter on demand of the Administrative Agent. The Administrative Agent shall, promptly following its receipt thereof, distribute to the applicable Issuing Lender and the L/C Participants all commissions received pursuant to this Section 3.3 in accordance with their respective Revolving Credit Commitment Percentages.
(b)Other Fees, Costs, Charges and Expenses. In addition to the foregoing commissions, the Borrower shall pay or reimburse each Issuing Lender for such normal and customary fees, costs, charges and expenses as are incurred or charged by such Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit issued by it. Such customary fees, costs, charges and expenses are due and payable on demand and are nonrefundable.
SECTION 3.4  L/C Participations.
(a)Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce each Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from each Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Credit Commitment Percentage in each Issuing Lender’s obligations and rights under and in respect of each Letter of Credit issued by it hereunder and the amount of each draft paid by such Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with each Issuing Lender that, if a draft is paid under any Letter of Credit issued by such Issuing Lender for which such Issuing Lender is not reimbursed in full by the Borrower through a Revolving Credit Loan or otherwise in accordance with the terms of this Agreement, such L/C Participant shall pay to such Issuing Lender upon demand at such Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Credit Commitment Percentage of the amount of such draft, or any part thereof, which is not so reimbursed.
(b)Upon becoming aware of any amount required to be paid by any L/C Participant to any Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit, issued by it, such Issuing Lender shall notify the Administrative Agent of such unreimbursed amount and the Administrative Agent shall notify each L/C Participant (with a copy to the applicable Issuing Lender) of the amount and due date of such required payment and such L/C Participant shall pay to the Administrative Agent (which, in turn shall pay such Issuing Lender) the amount specified on the applicable due date. If any such amount is paid to such Issuing Lender after the date such payment is due, such L/C Participant shall pay to the Administrative Agent, which in turn shall pay such Issuing Lender on demand, in addition to such amount, the product of (i) such amount, times (ii) the daily average Federal Funds Rate as determined by the Administrative Agent during the period from and including the date such payment is due to the date on which such payment is immediately available to such Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360, plus any administrative, processing or similar fees customarily charged by such Issuing Lender in connection with the foregoing. A certificate of such Issuing Lender with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error. With respect to payment to such Issuing Lender of the unreimbursed amounts described in this Section, if the L/C Participants receive notice that any such payment is due (A) prior to 1:00 p.m. on any Business Day, such payment shall be due that Business Day, and (B) after 1:00 p.m. on any Business Day, such payment shall be due on the following Business Day.
(c)Whenever, at any time after any Issuing Lender has made payment under any Letter of Credit issued by it and has received from any L/C Participant its Revolving Credit Commitment Percentage of such payment in accordance with this Section, such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Administrative Agent or otherwise), or any payment of interest on account thereof, such Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to the Administrative Agent, which shall in turn pay to such Issuing Lender, the portion thereof previously distributed by such Issuing Lender to it.
(d)Each L/C Participant’s obligation to make the Revolving Credit Loans referred to in Section  3.4(b) and to purchase participating interests pursuant to Section 3.4(a) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Credit Lender or the Borrower may have against the Issuing Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Article V, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Credit Party or any other Revolving Credit Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
SECTION 3.5  Reimbursement. In the event of any drawing under any Letter of Credit, the Borrower agrees to reimburse (either with the proceeds of a Revolving Credit Loan as provided for in this Section or with funds from other sources), in same day funds, the applicable Issuing Lender by paying to the Administrative Agent the amount of such drawing not later than 12:00 noon on (i) the Business Day that the Borrower receives notice of such drawing, if such notice is received by the Borrower prior to 10:00 a.m., or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time, for the amount of (x) such draft so paid and (y) any amounts referred to in Section 3.3(b) incurred by such Issuing Lender in connection with such payment. Unless the Borrower shall immediately notify the Administrative Agent and such Issuing Lender that the

Borrower intends to reimburse such Issuing Lender for such drawing from other sources or funds, the Borrower shall be deemed to have timely given a Notice of Borrowing to the Administrative Agent requesting that the Revolving Credit Lenders make a Revolving Credit Loan as a Base Rate Loan on the applicable repayment date in the amount (without regard to the minimum and multiples specified in Section 2.3(a)) of (i) such draft so paid and (ii) any amounts referred to in Section 3.3(b) incurred by such Issuing Lender in connection with such payment, and the Revolving Credit Lenders shall make a Revolving Credit Loan as a Base Rate Loan in such amount, the proceeds of which shall be applied to reimburse such Issuing Lender for the amount of the related drawing and such fees and expenses. Each Revolving Credit Lender acknowledges and agrees that its obligation to fund a Revolving Credit Loan in accordance with this Section to reimburse such Issuing Lender for any draft paid under a Letter of Credit issued by it is absolute and unconditional and shall not be affected by any circumstance whatsoever, including non-satisfaction of the conditions set forth in Section 2.3(a) or Article V. If the Borrower has elected to pay the amount of such drawing with funds from other sources and shall fail to reimburse such Issuing Lender as provided above, or if the amount of such drawing is not fully refunded through a Base Rate Loan as provided above, the unreimbursed amount of such drawing shall bear interest at the rate which would be payable on any outstanding Base Rate Loans which were then overdue from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until paid in full.
SECTION 3.6  Obligations Absolute.
(a)The Borrower’s obligations under this Article III (including the Reimbursement Obligation) shall be absolute, unconditional and irrevocable under any and all circumstances whatsoever, and shall be performed strictly in accordance with the terms of this Agreement, and irrespective of:
(i) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Document or this Agreement, or any term or provision therein or herein;
(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower may have or have had against the applicable Issuing Lender or any beneficiary of a Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the applicable Issuing Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
(iii) the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent, forged or insufficient in any respect or any statement in such draft or other document being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
(iv) any payment by the Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; or

(v) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.
(b)The Borrower also agrees that the applicable Issuing Lender and the L/C Participants shall not be responsible for, and the Borrower’s Reimbursement Obligation under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. The applicable Issuing Lender, the L/C Participants and their respective Related Parties shall not have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit, or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Lender; provided that the foregoing shall not be construed to excuse an Issuing Lender from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by Applicable Law) suffered by the Borrower that are caused by such Issuing Lender’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the applicable Issuing Lender (as finally determined by a court of competent jurisdiction), such Issuing Lender shall be deemed to have exercised care in each such determination.
(c)In furtherance of the foregoing and without limiting the generality thereof, the parties agree that (i) with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit, (ii) an Issuing Lender may act upon any instruction or request relative to a Letter of Credit or requested Letter of Credit that such Issuing Lender in good faith believes to have been given by a Person authorized to give such instruction or request and (iii) an Issuing Lender may replace a purportedly lost, stolen, or destroyed original Letter of Credit or missing amendment thereto with a certified true copy marked as such or waive a requirement for its presentation. The responsibility of any Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit issued by it shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment substantially conforms to the requirements under such Letter of Credit.
SECTION 3.7  Effect of Letter of Credit Documents. To the extent that any provision of any Letter of Credit Document related to any Letter of Credit is inconsistent with the provisions of this Article III, the provisions of this Article III shall apply.
SECTION 3.8  Resignation of Issuing Lenders.
(a)Any Issuing Lender may resign at any time by giving 30 days’ prior notice to the Administrative Agent, the Lenders and the Borrower. After the resignation of an Issuing Lender hereunder, the retiring Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit or to extend, renew or increase the outstanding Letter of Credit.
(b)Any resigning Issuing Lender shall retain all the rights, powers, privileges and duties of an Issuing Lender hereunder with respect to all Letters of Credit issued by it that are outstanding as of the effective date of its resignation as an Issuing Lender and all L/C Obligations with respect thereto (including the right to require the Revolving Credit Lenders to take such actions as are required under Section 3.4). Without limiting the foregoing, upon the resignation of a Lender as an Issuing Lender hereunder, the Borrower may, or at the request of such resigned Issuing Lender the Borrower shall, use commercially reasonable efforts to, arrange for one or more of the other Issuing Lenders to issue Letters of Credit hereunder in substitution for the Letters of Credit, if any, issued by such resigned Issuing Lender and outstanding at the time of such resignation, or make other arrangements satisfactory to the resigned Issuing Lender to effectively cause another Issuing Lender to assume the obligations of the resigned Issuing Lender with respect to any such Letters of Credit.
SECTION 3.9  Reporting of Letter of Credit Information and L/C Commitment. At any time that there is an Issuing Lender that is not also the financial institution acting as Administrative Agent, then (a) no later than the fifth Business Day following the last day of each calendar month, (b) on each date that a Letter of Credit is amended, terminated or otherwise expires, (c) on each date that a Letter of Credit is issued or the expiry date of a Letter of Credit is extended, and (d) upon the request of the Administrative Agent, each Issuing Lender (or, in the case of clauses (b), (c) or (d) of this Section, the applicable Issuing Lender) shall deliver to the Administrative Agent a report setting forth in form and detail reasonably satisfactory to the Administrative Agent information (including any reimbursement, Cash Collateral, or termination in respect of Letters of Credit issued by such Issuing Lender) with respect to each Letter of Credit issued by such Issuing Lender that is outstanding hereunder. In addition, each Issuing Lender shall provide notice to the Administrative Agent of its L/C Commitment, or any change thereto, promptly upon it becoming an Issuing Lender or making any change to its L/C Commitment. No failure on the part of any Issuing Lender to provide such information pursuant to this Section 3.9 shall limit the obligations of the Borrower or any

Revolving Credit Lender hereunder with respect to its reimbursement and participation obligations hereunder.
SECTION 3.10 Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, or states that a Subsidiary is the “account party,” “applicant,” “customer,” “instructing party,” or the like of or for such Letter of Credit, and without derogating from any rights of the applicable Issuing Lender (whether arising by contract, at law, in equity or otherwise) against such Subsidiary in respect of such Letter of Credit, the Borrower (a) shall be obligated to reimburse, or to cause the applicable Subsidiary to reimburse, the applicable Issuing Lender hereunder for any and all drawings under such Letter of Credit as if such Letter of Credit had been issued solely for the account of the Borrower and (b) irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of any of its Subsidiaries inures to the benefit of the Borrower and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.
SECTION 3.11 Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Letter of Credit Documents therefor (at the time specified therefor in such applicable Letter of Credit or Letter of Credit Documents and as such amount may be reduced by (a) any permanent reduction of such Letter of Credit or (b) any amount which is drawn, reimbursed and no longer available under such Letter of Credit).
ARTICLE IV.
GENERAL LOAN PROVISIONS
SECTION 4.1  Interest.
(a)Interest Rate Options. Subject to the provisions of this Section, at the election of the Borrower, (i) Revolving Credit Loans shall bear interest at (A) the Base Rate plus the Applicable Margin or (B) the LIBOR Rate plus the Applicable Margin (provided that the LIBOR Rate shall not be available until three (3) Business Days (or four (4) Business Days with respect to a LIBOR Rate based on a twelve month Interest Period) after the Closing Date unless the Borrower has delivered to the Administrative Agent a letter in form and substance reasonably satisfactory to the Administrative Agent indemnifying the Lenders in the manner set forth in Section 4.9 of this Agreement) and (ii) any Swingline Loan shall bear interest at the Base Rate plus the Applicable Margin. The Borrower shall select the rate of interest and Interest Period, if any, applicable to any Loan at the time a Notice of Borrowing is given or at the time a Notice of Conversion/Continuation is given pursuant to Section 4.2.
(b)Default Rate. Subject to Section 9.3, (i) immediately upon the occurrence and during the continuance of an Event of Default under Section 9.1(a), (b), (i) or (j), or (ii) at the election of the Required Lenders (or the Administrative Agent at the direction of the Required Lenders), upon the occurrence and during the continuance of any other Event of Default, (A) the Borrower shall no longer have the option to request LIBOR Rate Loans, Swingline Loans or Letters of Credit, (B) all outstanding LIBOR Rate Loans shall bear interest at a rate per annum of two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to LIBOR Rate Loans until the end of the applicable Interest Period and thereafter at a rate equal to two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to Base Rate Loans, (C) all outstanding Base Rate Loans and other Obligations arising hereunder or under any other Loan Document shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to Base Rate Loans or such other Obligations arising hereunder or under any other Loan Document and (D) all accrued and unpaid interest shall be due and payable on demand of the Administrative Agent. Interest shall continue to accrue on the Obligations after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any Debtor Relief Law.
(c)Interest Payment and Computation. Interest on each Base Rate Loan shall be due and payable in arrears on the last Business Day of each calendar month commencing May 29, 2020; and interest on each LIBOR Rate Loan shall be due and payable on the last day of each Interest Period applicable thereto, and if such Interest Period extends over three (3) months, at the end of each three (3) month interval during such Interest Period. All computations of interest for Base Rate Loans when the Base Rate is determined by the Prime Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest provided hereunder shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365/366-day year).
(d)Maximum Rate. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest under this Agreement charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Lenders have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lenders shall at the Administrative Agent’s option (i) promptly refund to the Borrower any interest received by the Lenders in excess of the maximum lawful rate or (ii) apply such excess to the principal balance of the Obligations. It is the intent hereof that the Borrower not pay or contract to pay, and that neither the Administrative Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrower under Applicable Law.
SECTION 4.2  Notice and Manner of Conversion or Continuation of Loans. Provided that no Default or Event of Default has occurred and is then continuing, the Borrower shall have the option to (a) convert at any time all or any portion of any outstanding Base Rate Loans (other than Swingline Loans) in a principal amount equal to $2,000,000 or any whole multiple of $1,000,000 in excess thereof (or such lesser amount as shall represent all of the Base Rate Loans then outstanding) into one or more LIBOR Rate Loans and (b) upon the expiration of any Interest Period, (i) convert all or any part of its outstanding LIBOR Rate Loans in a principal amount equal to $1,000,000 or a whole multiple of $500,000 in excess thereof (or such lesser amount as shall represent all of the LIBOR Rate Loans then outstanding) into Base Rate Loans (other than Swingline Loans) or (ii) continue such LIBOR Rate Loans as LIBOR Rate Loans. Whenever the Borrower desires to convert or continue Loans as provided above, the Borrower shall give the Administrative Agent irrevocable prior written notice in the form attached as Exhibit E (a “Notice of Conversion/Continuation”) not later than 11:00 a.m. three (3) Business Days before the day on which a proposed conversion or continuation of such Loan is to be effective specifying (A) the Loans to be converted or continued, and, in the case of any LIBOR Rate Loan to be converted or continued, the last day of the Interest Period therefor, (B) the effective date of such conversion or continuation (which shall be a Business Day), (C) the principal amount of such Loans to be converted or continued, and (D) the Interest Period to be applicable to such converted or continued LIBOR Rate Loan. If the Borrower fails to give a timely Notice of Conversion/Continuation prior to the end of the Interest Period for any LIBOR Rate Loan, then the applicable LIBOR Rate Loan shall be converted to a Base Rate Loan and such automatic conversion to a Base Rate Loan shall be effective as of the last day of the Interest Period then in effect with respect to the applicable LIBOR Rate Loan. If the Borrower requests a conversion to, or continuation of, LIBOR Rate Loans, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Notwithstanding anything to the contrary herein, a Swingline Loan may not be converted to a LIBOR Rate Loan. The Administrative Agent shall promptly notify the affected Lenders of such Notice of Conversion/Continuation.
SECTION 4.3  Fees.
(a)Commitment Fee. Commencing on the Closing Date, subject to Section 4.14(a)(iii)(A), the Borrower shall pay to the Administrative Agent, for the account of the Revolving Credit Lenders, a non-refundable commitment fee (the “Commitment Fee”) at a rate per annum equal to the applicable amount for Commitment Fees as set forth in the definition of Applicable Margin on the average daily unused portion of the Revolving Credit Commitment of the Revolving Credit Lenders (other than the Defaulting Lenders, if any); provided, that the amount of outstanding Swingline Loans shall not be considered usage of the Revolving Credit Commitment for the purpose of calculating the Commitment Fee. The Commitment Fee shall be payable in arrears on the last Business Day of each calendar quarter during the term of this Agreement commencing June 30, 2020 and ending on the date upon which all Obligations (other than contingent indemnification obligations not then due) arising under the Revolving Credit Facility shall have been indefeasibly and irrevocably paid and satisfied in full, all Letters of Credit have been terminated or expired (or been Cash Collateralized) and the Revolving Credit Commitment has been terminated. The Commitment Fee shall be distributed by the Administrative Agent to the Revolving Credit Lenders (other than any Defaulting Lender) pro rata in accordance with such Revolving Credit Lenders’ respective Revolving Credit Commitment Percentages.
(b)Other Fees. The Borrower shall pay to the Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in their

Fee Letter. The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.
SECTION 4.4  Manner of Payment. Each payment by the Borrower on account of the principal of or interest on the Loans or of any fee, commission or other amounts (including the Reimbursement Obligation) payable to the Lenders under this Agreement shall be made not later than 1:00 p.m. on the date specified for payment under this Agreement to the Administrative Agent at the Administrative Agent’s Office for the account of the Lenders entitled to such payment in Dollars, in immediately available funds and shall be made without any setoff, counterclaim or deduction whatsoever. Any payment received after such time but before 2:00 p.m. on such day shall be deemed a payment on such date for the purposes of Section 9.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 2:00 p.m. shall be deemed to have been made on the next succeeding Business Day for all purposes. Upon receipt by the Administrative Agent of each such payment, the Administrative Agent shall distribute to each such Lender at its address for notices set forth herein its Commitment Percentage in respect of the relevant Credit Facility (or other applicable share as provided herein) of such payment and shall wire advice of the amount of such credit to each Lender. Each payment to the Administrative Agent on account of the principal of or interest on the Swingline Loans or of any fee, commission or other amounts payable to the Swingline Lender shall be made in like manner, but for the account of the Swingline Lender. Each payment to the Administrative Agent of any Issuing Lender’s fees or L/C Participants’ commissions shall be made in like manner, but for the account of such Issuing Lender or the L/C Participants, as the case may be. Each payment to the Administrative Agent of Administrative Agent’s fees or expenses shall be made for the account of the Administrative Agent and any amount payable to any Lender under Sections 4.9, 4.10, 4.11 or 11.3 shall be paid to the Administrative Agent for the account of the applicable Lender. Subject to the definition of Interest Period, if any payment under this Agreement shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment. Notwithstanding the foregoing, if there exists a Defaulting Lender each payment by the Borrower to such Defaulting Lender hereunder shall be applied in accordance with Section 4.14(a)(ii).
SECTION 4.5  Evidence of Indebtedness.
(a)Extensions of Credit. The Extensions of Credit made by each Lender and each Issuing Lender shall be evidenced by one or more accounts or records maintained by such Lender or such Issuing Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender or the applicable Issuing Lender shall be conclusive absent manifest error of the amount of the Extensions of Credit made by the Lenders or such Issuing Lender to the Borrower and its Subsidiaries and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender or any Issuing Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Revolving Credit Note and/or Swingline Note, as applicable, which shall evidence such Lender’s Revolving Credit Loans and/or Swingline Loans, as applicable, in addition to such accounts or records. Each Lender may attach schedules to its Notes and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.
(b)Participations. In addition to the accounts and records referred to in subsection (a), each Revolving Credit Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Revolving Credit Lender of participations in Letters of Credit and Swingline Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Revolving Credit Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
SECTION 4.6  Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations (other than pursuant to Sections 4.9, 4.10, 4.11 or 11.3) greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:
(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and
(ii) the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) the application of Cash Collateral provided for in Section 4.13 or (C) any payment obtained by a Lender as consideration for the assignment of, or sale of, a participation in any of its Loans or participations in Swingline Loans and Letters of Credit to any assignee or participant, other than to the Borrower or any of its Subsidiaries or Affiliates (as to which the provisions of this paragraph shall apply).
Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Credit Party in the amount of such participation.
SECTION 4.7  Administrative Agent’s Clawback.
(a)Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender (i) in the case of Base Rate Loans, not later than 12:00 noon on the date of any proposed borrowing and (ii) otherwise, prior to the proposed date of any borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Sections 2.3(b) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the daily average Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(b)Payments by the Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders, the Issuing Lenders or the Swingline Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, the Issuing Lenders or the Swingline Lender, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders, the Issuing Lenders or the Swingline Lender, as the case maybe, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, Issuing Lender or the Swingline Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(c)Nature of Obligations of Lenders. The obligations of the Lenders under this Agreement to make the Loans, to issue or participate in Letters of Credit and to make payments under this Section, Section 4.11(e), Section 11.3(c) or Section 11.7, as applicable, are several and are not joint or joint and several. The failure of any Lender to make available its Commitment Percentage of any Loan requested by the Borrower shall not relieve it or any other Lender of its obligation, if any, hereunder to make its Commitment Percentage of such Loan available on the borrowing date, but no Lender shall be responsible for the failure of any other Lender to make its Commitment Percentage of such Loan available on the borrowing date.
SECTION 4.8  Changed Circumstances.
(a)Circumstances Affecting LIBOR Rate Availability. Unless and until a Benchmark Replacement is implemented in accordance with clause (c) below, in connection with any request for a LIBOR Rate Loan or a conversion to or continuation thereof or otherwise, if for any reason (i) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Loan, (ii) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for the ascertaining the LIBOR Rate for such Interest Period with respect to a proposed LIBOR Rate Loan or (iii) the Required Lenders shall determine (which determination shall be conclusive and binding absent manifest error) that the LIBOR Rate does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans during such Interest Period, then the Administrative Agent shall promptly give notice thereof to the Borrower. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, the obligation of the Lenders to make LIBOR Rate Loans and the right of the Borrower to convert any Loan to or continue any Loan as a LIBOR Rate Loan shall be suspended, and the Borrower shall either (A) repay in full (or cause to be repaid in full) the then outstanding principal amount of each such LIBOR Rate Loan together with accrued interest thereon (subject to Section 4.1(d)), on the last day of the then current Interest Period applicable to such LIBOR Rate Loan; or (B) convert the then outstanding principal amount of each such LIBOR Rate Loan to a Base Rate Loan as of the last day of such Interest Period.
(b)Laws Affecting LIBOR Rate Availability. If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any LIBOR Rate Loan, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Borrower and the other Lenders. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, (i) the obligations of the Lenders to make LIBOR Rate Loans, and the right of the Borrower to convert any Loan to a LIBOR Rate Loan or continue any Loan as a LIBOR Rate Loan shall be suspended and thereafter the Borrower may select only Base Rate Loans and (ii) if any of the Lenders may not lawfully continue to maintain a LIBOR Rate Loan to the end of the then current Interest Period applicable thereto, the applicable Loan shall immediately be converted to a Base Rate Loan for the remainder of such Interest Period.
(c)Effect of Benchmark Transition Event.
(i) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace LIBOR with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders accept such amendment. No replacement of LIBOR with a Benchmark Replacement pursuant to this Section 4.8(c) will occur prior to the applicable Benchmark Transition Start Date.
(ii) Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.
(iii) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (A) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (B) the implementation of any Benchmark Replacement, (C) the effectiveness of any Benchmark Replacement Conforming Changes and (D) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section 4.8(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 4.8(c).

(iv) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a LIBOR Rate Loan of, conversion to or continuation of LIBOR Rate Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans. During any Benchmark Unavailability Period, the component of the Base Rate based upon LIBOR will not be used in any determination of the Base Rate.
SECTION 4.9  Indemnity. The Borrower hereby indemnifies each of the Lenders against any loss or reasonable and documented out-of-pocket expense (including any loss or reasonable and documented out-of-pocket expense arising from the liquidation or reemployment of funds obtained by it to maintain a LIBOR Rate Loan or from fees payable to terminate the deposits from which such funds were obtained) which may arise or be attributable to each Lender’s obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Loan (a) as a consequence of any failure by the Borrower to make any payment when due of any amount due hereunder in connection with a LIBOR Rate Loan, (b) due to any failure of the Borrower to borrow or continue a LIBOR Rate Loan or convert to a LIBOR Rate Loan on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation or (c) due to any payment, prepayment or conversion of any LIBOR Rate Loan on a date other than the last day of the Interest Period therefor. The amount of such loss or reasonable and documented out-of-pocket expense shall be determined, in the applicable Lender’s sole discretion, based upon the assumption that such Lender funded its Commitment Percentage of the LIBOR Rate Loans in the London interbank market and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical. A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error. All of the obligations of the Credit Parties under this Section 4.9 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
SECTION 4.10 Increased Costs.
(a)Increased Costs Generally. If any Change in Law shall:
(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate) or any Issuing Lender;
(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii) impose on any Lender or any Issuing Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or LIBOR Rate Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender, any Issuing Lender or such other Recipient of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, such Issuing Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, such Issuing Lender or such other Recipient hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender, such Issuing Lender or other Recipient, the Borrower shall promptly pay to any such Lender, such Issuing Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
(b)Capital Requirements. If any Lender or any Issuing Lender determines that any Change in Law affecting such Lender or such Issuing Lender or any Lending Office of such Lender or such Lender’s or such Issuing Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Lender’s capital or on the capital of such Lender’s or such Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Revolving Credit Commitment of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Lender, to a level below that which such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Lender’s policies and the policies of such Lender’s or such Issuing Lender’s holding company with respect to capital adequacy and liquidity), then from time to time upon written request of such Lender or such Issuing Lender the Borrower shall promptly pay to such Lender or such Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company for any such reduction suffered.
(c)Certificates for Reimbursement. A certificate of a Lender, or an Issuing Lender or such other Recipient setting forth the amount or amounts necessary to compensate such Lender or such Issuing Lender, such other Recipient or any of their respective holding companies, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Lender or such other Recipient, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(d)Delay in Requests. Failure or delay on the part of any Lender or any Issuing Lender or such other Recipient to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Lender’s or such other Recipient’s right to demand such compensation; provided that the Borrower shall not be required to compensate any Lender or an Issuing Lender or any other Recipient pursuant to this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender or such Issuing Lender or such other Recipient, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or such Issuing Lender’s or such other Recipient’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
(e)Survival. All of the obligations of the Credit Parties under this Section 4.10 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
SECTION 4.11 Taxes.
(a)Defined Terms. For purposes of this Section 4.11, the term “Lender” includes any Issuing Lender and the term “Applicable Law” includes FATCA.
(b)Payments Free of Taxes. Any and all payments by or on account of any obligation of any Credit Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)Payment of Other Taxes by the Credit Parties. The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(d)Indemnification by the Credit Parties. The Credit Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable and documented out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Recipient (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Recipient, shall be conclusive absent manifest error.
(e)Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.9(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable and documented out-of-pocket arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to setoff and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).
(f)Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 4.11, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(g)Status of Lenders.
(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 4.11(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or reasonable and documented out-of-pocket expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing:
(A)any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from United States federal backup withholding tax;
(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)executed copies of IRS Form W-8ECI;
(3)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E; or
(4)to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax

Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;
(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)if a payment made to a Lender under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(h)Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4.11 (including by the payment of additional amounts pursuant to this Section 4.11), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)Each party’s obligations under this Section 4.11 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
SECTION 4.12 Mitigation Obligations; Replacement of Lenders.
(a)Designation of a Different Lending Office. If any Lender requests compensation under Section 4.10, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.11, then such Lender shall, at the request of the Borrower, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.10 or Section 4.11, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or reasonable and documented out-of-pocket expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and reasonable and documented out-of-pocket expenses incurred by any Lender in connection with any such designation or assignment.
(b)Replacement of Lenders. If any Lender requests compensation under Section 4.10, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.11, and, in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 4.12(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.9), all of its interests, rights (other than its existing rights to payments pursuant to Section 4.10 or Section 4.11) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.9;
(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and funded participations in Letters of Credit and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 4.9) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
(iii) in the case of any such assignment resulting from a claim for compensation under Section 4.10 or payments required to be made pursuant to Section 4.11, such assignment will result in a reduction in such compensation or payments thereafter;
(iv) such assignment does not conflict with Applicable Law; and
(v) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
(c)Selection of Lending Office. Subject to Section 4.12(a), each Lender may make any Loan to the Borrower through any Lending Office, provided that the exercise of this option shall not affect the obligations of the Borrower to repay the Loan in accordance with the terms of this Agreement or otherwise alter the rights of the parties hereto.
SECTION 4.13 Cash Collateral. At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent, any Issuing Lender (with a copy to the Administrative Agent) or the Swingline Lender (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize the Fronting Exposure of such Issuing Lender and/or the Swingline Lender, as applicable, with respect to such Defaulting Lender (determined after giving effect to Section 4.14(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.
(a)Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of each Issuing Lender and the Swingline Lender, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations and Swingline Loans, to be applied pursuant to subsection (b) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent, each Issuing Lender and the Swingline Lender as herein provided (other than Permitted Liens), or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).
(b)Application. Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, Cash Collateral provided under this Section 4.13 or Section 4.14 in respect of Letters of Credit and Swingline Loans shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations and Swingline Loans (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.
(c)Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the Fronting Exposure of any Issuing Lender and/or the Swingline Lender, as applicable, shall no longer be required to be held as Cash Collateral pursuant to this Section 4.13 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent, the Issuing Lenders and the Swingline Lender that there exists excess Cash Collateral; provided that, subject to Section 4.14, the Person providing Cash Collateral, the Issuing Lenders and the Swingline Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations; and provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.
SECTION 4.14 Defaulting Lenders.
(a)Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:
(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 11.2.
(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.4 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Lenders or the Swingline Lender hereunder; third, to Cash Collateralize the Fronting Exposure of the Issuing Lenders and the Swingline Lender with respect to such Defaulting Lender in accordance with Section 4.13; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan or funded participation in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (A) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans and funded participations under this Agreement and (B) Cash Collateralize the Issuing Lenders’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 4.13; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lenders or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuing Lender or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (1) such payment is a payment of the principal amount of any Loans or funded participations in Letters of Credit or Swingline Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (2) such Loans were made or the related Letters of Credit or Swingline Loans were issued at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and funded participations in Letters of Credit or Swingline Loans owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or funded participations in Letters of Credit or Swingline Loans owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swingline Loans are held by the Lenders pro rata in accordance with the Revolving Credit Commitments under the applicable Revolving Credit Facility without giving effect to Section 4.14(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 4.14(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii) Certain Fees.
(A)No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(B)Each Defaulting Lender shall be entitled to receive Letter of Credit commissions pursuant to Section 3.3 for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Revolving Credit Commitment Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 4.13.

(C)With respect to any Commitment Fee or Letter of Credit commission not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (1) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (2) pay to each applicable Issuing Lender and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Lender’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (3) not be required to pay the remaining amount of any such fee.
(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Credit Commitment Percentages (calculated without regard to such Defaulting Lender’s Revolving Credit Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment. Subject to Section 11.22, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(v) Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, repay Swingline Loans in an amount equal to the Swingline Lenders’ Fronting Exposure and (y) second, Cash Collateralize the Issuing Lenders’ Fronting Exposure in accordance with the procedures set forth in Section 4.13.
(b)Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Issuing Lenders and the Swingline Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the Commitments under the applicable Credit Facility (without giving effect to Section 4.14(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
ARTICLE V.
CONDITIONS OF CLOSING AND BORROWING
SECTION 5.1  Conditions to Closing and Initial Extensions of Credit. The obligation of the Lenders to close this Agreement and to make the initial Loans or issue or participate in the initial Letter of Credit, if any, is subject to the satisfaction of each of the following conditions:
(a)Executed Loan Documents. This Agreement, a Revolving Credit Note in favor of each Revolving Credit Lender, a Swingline Note in favor of the Swingline Lender and the Guaranty Agreements, together with any other applicable Loan Documents, shall have been duly authorized, executed and delivered to the Administrative Agent by the parties thereto, shall be in full force and effect and no Default or Event of Default shall have occurred and be continuing.
(b)Closing Certificates; Etc. The Administrative Agent shall have received each of the following in form and substance reasonably satisfactory to the Administrative Agent:
(i) Officer’s Certificate. A certificate from a Responsible Officer of the Borrower to the effect that (A) all representations and warranties of the Credit Parties contained in this Agreement and the other Loan Documents are true, correct and complete in all material respects (except to the extent any such representation and warranty is qualified by materiality or reference to Material Adverse Effect, in which case, such representation and warranty shall be true, correct and complete in all respects); (B) after giving effect to the Transactions, no Default or Event of Default has occurred and is continuing; and (C)  each of the Credit Parties, as applicable, has satisfied each of the conditions set forth in Section 5.1 and Section 5.2.
(ii) Certificate of Secretary of each Credit Party. A certificate of a Responsible Officer of each Credit Party certifying as to the incumbency and genuineness of the signature of each officer of such Credit Party executing Loan Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of (A) the articles or certificate of incorporation or formation (or equivalent), as applicable, of such Credit Party and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation, organization or formation (or equivalent), as applicable, (B) the bylaws or governing documents of such Credit Party as in effect on the Closing Date, (C) resolutions duly adopted by the board of directors (or other governing body) of such Credit Party authorizing and approving the transactions contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, and (D) each certificate required to be delivered pursuant to Section 5.1(b)(iii).

(iii) Certificates of Good Standing. Certificates as of a recent date of the good standing of each Credit Party under the laws of its jurisdiction of incorporation, organization or formation (or equivalent), as applicable.
(iv) Opinions of Counsel. Opinions of counsel to the Credit Parties, including opinions of special counsel and local counsel as may be reasonably requested by the Administrative Agent, addressed to the Administrative Agent and the Lenders with respect to the Credit Parties, the Loan Documents and such other matters as the Administrative Agent shall request.
(c)Lien Searches. The Administrative Agent shall have received the results of a Lien search (including a search as to judgments, pending litigation, bankruptcy, tax and intellectual property matters), in form and substance reasonably satisfactory thereto, made against the Credit Parties under the Uniform Commercial Code (or applicable judicial docket) as in effect in each jurisdiction in which filings or recordations under the Uniform Commercial Code should be made to evidence or perfect security interests in all assets of such Credit Party, indicating among other things that the assets of each such Credit Party are free and clear of any Lien (except for Permitted Liens).
(d)Consents; Defaults.
(i) Governmental and Third Party Approvals. The Credit Parties shall have received all material governmental, shareholder and third party consents and approvals necessary (or any other material consents as determined in the reasonable discretion of the Administrative Agent) in connection with the Transactions, which shall be in full force and effect.
(ii) No Injunction, Etc. No action, suit, proceeding or investigation shall be pending or, to the knowledge of the Borrower, threatened in writing in any court or before any arbitrator or any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement or the other Loan Documents or the consummation of the Transactions, or which, in the Administrative Agent’s sole discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement or the other Loan Documents or the consummation of the Transactions.
(e)Financial Matters.
(i) Financial Statements. To the extent not previously provided, the Administrative Agent shall have received (A) the audited Consolidated balance sheet of the Borrower and its Subsidiaries as of December 31, 2019 and the related audited statements of income, shareholder’s equity and cash flows for the Fiscal Year then ended and (B) unaudited Consolidated balance sheet of the Borrower and its Subsidiaries as of March 31, 2020 and related unaudited interim statements of income and shareholder’s equity.

(ii) Pro Forma Financial Statements. The Administrative Agent shall have received pro forma consolidated balance sheet, statement of income and cash flows for the Borrower and its Subsidiaries for the most recently completed Reference Period prior to the Closing Date, calculated on a Pro Forma Basis after giving effect to the Transactions (prepared in accordance with Regulation S-X under the Securities Act, and all other rules and regulations of the SEC under such Securities Act, and including other adjustments previously agreed between the Borrower and the Arranger) and a pro forma balance sheet of the Borrower and its Subsidiaries prepared from the financial statements for the calendar month ended immediately prior to the Closing Date on a Pro Forma Basis after giving effect to the Transactions.
(iii) Financial Projections. The Administrative Agent shall have received pro forma Consolidated financial statements for the Borrower and its Subsidiaries, and projections prepared by management of the Borrower, of balance sheets, income statements and cash flow statements on a quarterly basis for the first year following the Closing Date and on an annual basis for each year thereafter during the term of the Credit Facility.
(iv) Financial Condition/Solvency Certificate. The Borrower shall have delivered to the Administrative Agent a certificate, in form and substance reasonably satisfactory to the Administrative Agent, and certified as accurate by the chief financial officer of the Borrower, that (A) after giving pro forma effect to the Transactions, the Borrower and its Subsidiaries, on a Consolidated basis, are Solvent, (B) attached thereto are calculations evidencing compliance with the covenant contained in Section 8.13(a) as of March 31, 2020 (on a Pro Forma Basis after giving effect to the Transactions) and (C) the financial projections previously delivered to the Administrative Agent represent the good faith estimates (utilizing reasonable assumptions) of the financial condition and operations of the Borrower and its Subsidiaries.
(v) Payment at Closing. The Borrower shall have paid or made arrangements to pay contemporaneously with closing (A) to the Administrative Agent, the Arranger and the Lenders the fees set forth or referenced in Section 4.3 and any other accrued and unpaid fees or commissions due hereunder, (B) all reasonable and documented fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent accrued and unpaid prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent) and (C) to any other Person such amount as may be due thereto in connection with the transactions contemplated hereby, including all taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents.
(f)Miscellaneous.

(i) Notice of Account Designation. The Administrative Agent shall have received a Notice of Account Designation specifying the account or accounts to which the proceeds of any Loans made on the Closing Date are to be disbursed.
(ii) Due Diligence. The Administrative Agent shall have completed, to its satisfaction, all legal, tax, environmental, business and other due diligence with respect to the business, assets, liabilities, operations and condition (financial or otherwise) of the Borrower and its Subsidiaries in scope and determination satisfactory to the Administrative Agent in its sole discretion.
(iii) Existing Indebtedness. If applicable, all existing Indebtedness of the Borrower and its Subsidiaries (excluding Indebtedness permitted pursuant to Section 8.1) shall be repaid in full, all commitments (if any) in respect thereof shall have been terminated and all guarantees therefor and security therefor shall be released, and the Administrative Agent shall have received pay-off letters in form and substance satisfactory to it evidencing such repayment, termination and release.
(iv) PATRIOT Act, etc. The Administrative Agent and the Lenders shall have received, at least five (5) Business Days prior to the Closing Date, all documentation and other information requested by the Administrative Agent or any Lender or required by regulatory authorities in order for the Administrative Agent and the Lenders to comply with requirements of any Anti-Money Laundering Laws, including the PATRIOT Act and any applicable “know your customer” rules and regulations.
(v) Other Documents. All opinions, certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Administrative Agent. The Administrative Agent shall have received copies of all other documents, certificates and instruments reasonably requested thereby, with respect to the transactions contemplated by this Agreement.
Without limiting the generality of the provisions of Section 10.3(c), for purposes of determining compliance with the conditions specified in this Section 5.1, the Administrative Agent and each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
SECTION 5.2  Conditions to All Extensions of Credit. The obligations of the Lenders to make or participate in any Extensions of Credit (including the initial Extension of Credit) and/or any Issuing Lender to issue or extend any Letter of Credit are subject to the satisfaction of the following conditions precedent on the relevant borrowing, issuance or extension date:

(a)Continuation of Representations and Warranties. The representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects, on and as of such borrowing, issuance or extension date with the same effect as if made on and as of such date (except for any such representation and warranty that by its terms is made only as of an earlier date, which representation and warranty shall remain true and correct in all material respects as of such earlier date, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects as of such earlier date).
(b)No Existing Default. No Default or Event of Default shall have occurred and be continuing (i) on the borrowing date with respect to such Loan or after giving effect to the Loans to be made on such date or (ii) on the issuance or extension date with respect to such Letter of Credit or after giving effect to the issuance or extension of such Letter of Credit on such date.
(c)Notices. The Administrative Agent shall have received a Notice of Borrowing or Letter of Credit Application, as applicable, from the Borrower in accordance with Section 2.3(a) or Section 3.2, as applicable.
(d)New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) the Issuing Lenders shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.
Each Notice of Borrowing or Letter of Credit Application, as applicable, submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 5.2(a) and (b) have been satisfied on and as of the date of the applicable Extension of Credit.
ARTICLE VI.
REPRESENTATIONS AND WARRANTIES OF THE CREDIT PARTIES
To induce the Administrative Agent and Lenders to enter into this Agreement and to induce the Lenders to make Extensions of Credit, the Credit Parties hereby represent and warrant to the Administrative Agent and the Lenders both before and after giving effect to the transactions contemplated hereunder, which representations and warranties shall be deemed made on the Closing Date and as otherwise set forth in Section 5.2, that:
SECTION 6.1  Organization; Power; Qualification. Each Credit Party and each Subsidiary thereof (a) is duly organized, validly existing and in good standing (to the extent the concept is applicable in such jurisdiction) under the laws of the jurisdiction of its incorporation or formation, except with respect to any Subsidiary that is not a Material Subsidiary to the extent that failure to do so could not reasonably be expected to result in a

Material Adverse Effect, (b) has the power and authority to own its Properties and to carry on its business as now being and hereafter proposed to be conducted, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, and (c) is duly qualified and authorized to do business in each jurisdiction in which the character of its Properties or the nature of its business requires such qualification and authorization except in jurisdictions where the failure to be so qualified or in good standing could not reasonably be expected to result in a Material Adverse Effect. The jurisdictions in which each Credit Party and each Subsidiary thereof are organized and qualified to do business as of the Closing Date are described on Schedule 6.1 of the Disclosure Letter. Schedule 6.1 of the Disclosure Letter identifies each Subsidiary Guarantor as of the Closing Date. No Credit Party nor any Subsidiary thereof is an EEA Financial Institution.
SECTION 6.2  Ownership. Each Subsidiary of each Credit Party as of the Closing Date is listed on Schedule 6.2 of the Disclosure Letter. All outstanding shares of Equity Interests in the Borrower’s Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable and not subject to any preemptive or similar rights, except as described in Schedule 6.2 of the Disclosure Letter. The shareholders or other owners, as applicable, of each Subsidiary of the Borrower and the number of shares owned by each as of the Closing Date are described on Schedule 6.2 of the Disclosure Letter. As of the Closing Date, there are no outstanding stock purchase warrants, subscriptions, options, securities, instruments or other rights of any type or nature whatsoever, which are convertible into, exchangeable for or otherwise provide for or require the issuance of Equity Interests of any Credit Party (other than the Borrower) or any Subsidiary thereof, except as described on Schedule 6.2 of the Disclosure Letter.
SECTION 6.3  Authorization; Enforceability. Each Credit Party and each Subsidiary thereof has the right, power and authority and has taken all necessary corporate and other action to authorize the execution, delivery and performance of this Agreement and each of the other Loan Documents to which it is a party in accordance with their respective terms. This Agreement and each of the other Loan Documents have been duly executed and delivered by the duly authorized officers of each Credit Party and each Subsidiary thereof that is a party thereto, and each such document constitutes the legal, valid and binding obligation of each Credit Party and each Subsidiary thereof that is a party thereto, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal Debtor Relief Laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies.
SECTION 6.4  Compliance of Agreement, Loan Documents and Borrowing with Laws, Etc. The execution, delivery and performance by each Credit Party and each Subsidiary thereof of the Loan Documents to which each such Person is a party, in accordance with their respective terms, the Extensions of Credit hereunder and the transactions contemplated hereby or thereby do not and will not, by the passage of time, the giving of notice or otherwise, (a) require any Governmental Approval or violate any Applicable Law relating to any Credit Party or any Subsidiary thereof, (b) conflict with, result in a breach of or constitute a default under the Organizational Documents of any Credit Party or any Subsidiary thereof, (c) conflict with, result in a breach of or constitute a default under any indenture, agreement or other instrument to which such Person is a party or by which any of its properties may be bound or any Governmental Approval relating to such Person, (d) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Person other than Permitted Liens or (e) require any consent or authorization of, filing with, or other act in respect of, an arbitrator or Governmental Authority and no consent of any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement.
SECTION 6.5  Compliance with Law; Governmental Approvals. Each Credit Party and each Subsidiary thereof (a) has all Governmental Approvals required by any Applicable Law for it to conduct its business, each of which is in full force and effect, is final and not subject to review on appeal and is not the subject of any pending or, to its knowledge, threatened attack by direct or collateral proceeding, (b) is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Laws relating to it or any of its respective properties and (c) has timely filed all material reports, documents and other materials required to be filed by it under all Applicable Laws with any Governmental Authority and has retained all material records and documents required to be retained by it under Applicable Law, except in each case of clause (a), (b) or (c) where the failure to have, comply or file could not reasonably be expected to have a Material Adverse Effect.
SECTION 6.6  Tax Returns and Payments. Each Credit Party and each Subsidiary thereof has duly filed or caused to be filed all material federal, state and other tax returns required by Applicable Law to be filed, and has paid, or made adequate provision for the payment of, all material federal, state and other taxes, assessments and governmental charges or levies upon it and its property, income, profits and assets which are due and payable (other than any amount the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of the relevant Credit Party). Such returns accurately reflect in all material respects all liability for taxes of any Credit Party or any Subsidiary thereof for the periods covered thereby. As of the Closing Date, except as set forth on Schedule 6.6 of the Disclosure Letter, there is no material ongoing audit or examination or, to the knowledge of each of the Credit Parties and each Subsidiary thereof, other investigation by any Governmental Authority of the tax liability of any Credit Party or any Subsidiary thereof. No Governmental Authority has asserted any material Lien or other claim against any Credit Party or any Subsidiary thereof with respect to unpaid taxes which has not been discharged or resolved (other than (a) any amount the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of the relevant Credit Party and (b) Permitted Liens). The charges, accruals and reserves on the books of each Credit Party and each Subsidiary thereof in respect of federal, state, local and other taxes for all Fiscal Years and portions thereof since the organization of any Credit Party or any Subsidiary thereof are in the judgment of the Borrower adequate, and the Borrower does not anticipate any additional material taxes or assessments for any of such years.

SECTION 6.7  Intellectual Property Matters. Each Credit Party and each Subsidiary thereof owns or possesses rights to use all material franchises, licenses, copyrights, copyright applications, patents, patent rights or licenses, patent applications, trademarks, trademark rights, service mark, service mark rights, trade names, trade name rights, copyrights and other rights with respect to the foregoing which are reasonably necessary to conduct its business. No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such rights, and no Credit Party nor any Subsidiary thereof is liable to any Person for infringement under Applicable Law with respect to any such rights as a result of its business operations except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
SECTION 6.8  Environmental Matters.
(a)The properties owned, leased or operated by each Credit Party and each Subsidiary thereof now or, to their knowledge, in the past do not contain, and to their knowledge have not previously contained, any Hazardous Materials in amounts or concentrations which constitute or constituted a violation of applicable Environmental Laws;
(b)Each Credit Party and each Subsidiary thereof and such properties and all operations conducted in connection therewith are in compliance, and have been in compliance, with all applicable Environmental Laws, and to their knowledge there is no contamination at, under or about such properties or such operations which could interfere with the continued operation of such properties or impair the fair saleable value thereof;
(c)No Credit Party nor any Subsidiary thereof has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters, Hazardous Materials, or compliance with Environmental Laws that, if adversely determined, could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, nor does any Credit Party or any Subsidiary thereof have knowledge or reason to believe that any such notice will be received or is being threatened;
(d)To its knowledge, Hazardous Materials have not been transported or disposed of to or from the properties owned, leased or operated by any Credit Party or any Subsidiary thereof in violation of, or in a manner or to a location which could give rise to liability under, Environmental Laws, nor have any Hazardous Materials been generated, treated, stored or disposed of at, on or under any of such properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Laws;
(e)No judicial proceedings or governmental or administrative action is pending, or, to the knowledge of the Borrower, threatened, under any Environmental Law to which any Credit Party or any Subsidiary thereof is or will be named as a potentially responsible party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any applicable Environmental Law with respect to any Credit Party, any Subsidiary thereof, with respect to any real property owned, leased or operated by any Credit Party or any Subsidiary thereof or operations conducted in connection therewith that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; and
(f)There has been no release, or to its knowledge, threat of release, of Hazardous Materials at or from properties owned, leased or operated by any Credit Party or any Subsidiary, now or in the past, in violation of or in amounts or in a manner that could give rise to liability under applicable Environmental Laws that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
SECTION 6.9  Employee Benefit Matters.
(a)As of the Closing Date, no Credit Party nor any ERISA Affiliate maintains or contributes to, or has any obligation under, any Employee Benefit Plans other than those identified on Schedule 6.9 of the Disclosure Letter;
(b)Each Credit Party and each ERISA Affiliate is in compliance with all applicable provisions of ERISA, the Code and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans except for any required amendments for which the remedial amendment period as defined in Section 401(b) of the Code has not yet expired and except where a failure to so comply could not reasonably be expected to have a Material Adverse Effect. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified, and each trust related to such plan has been determined to be exempt under Section 501(a) of the Code except for such plans that have not yet received determination letters but for which the remedial amendment period for submitting a determination letter has not yet expired. No liability has been incurred by any Credit Party or any ERISA Affiliate which remains unsatisfied for any taxes or penalties assessed with respect to any Employee Benefit Plan or any Multiemployer Plan except for a liability that could not reasonably be expected to have a Material Adverse Effect;
(c)As of the Closing Date, no Pension Plan has been terminated with respect to which there is any unsatisfied liability that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, nor has any Pension Plan become subject to funding based upon benefit restrictions under Section 436 of the Code, nor has any funding waiver from the IRS been received or requested with respect to any Pension Plan, nor has any Credit Party or any ERISA Affiliate failed to make any contributions or to pay any amounts due and owing as required by Sections 412 or 430 of the Code, Section 302 of ERISA or the terms of any Pension Plan on or prior to the due dates of such contributions under Sections 412 or 430 of the Code or Section 302 of ERISA, nor has there been any event requiring any disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA with respect to any Pension Plan;
(d)Except where the failure of any of the following representations to be correct could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, no Credit Party nor any ERISA Affiliate has: (i) engaged in a nonexempt prohibited transaction described in Section 406 of the ERISA or Section 4975 of the Code, (ii) incurred any liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which are due and unpaid, (iii) failed to make a required contribution or payment to a Multiemployer Plan, or (iv) failed to make a required installment or other required payment under Sections 412 or 430 of the Code;
(e)No Termination Event has occurred or is reasonably expected to occur;
(f)Except where the failure of any of the following representations to be correct could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, no proceeding, claim (other than a benefits claim in the ordinary course of business), lawsuit and/or investigation is existing or, to its knowledge, threatened concerning or involving (i) any employee welfare benefit plan (as defined in Section 3(1) of ERISA) currently maintained or contributed to by any Credit Party or any ERISA Affiliate, (ii) any Pension Plan or (iii) any Multiemployer Plan.
(g)No Credit Party nor any Subsidiary thereof is a party to any contract, agreement or arrangement that could, solely as a result of the delivery of this Agreement or any other Loan Document or the consummation of transactions contemplated hereby, result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code.
(h)As of the Closing Date the Borrower is not nor will be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments.
SECTION 6.10 Margin Stock. No Credit Party nor any Subsidiary thereof is engaged principally or as one of its activities in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” (as each such term is defined or used, directly or indirectly, in Regulation U of the FRB). Following the application of the proceeds of each Extension of Credit, not more than twenty-five percent (25%) of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a Consolidated basis) will be “margin stock”.
SECTION 6.11 Government Regulation. No Credit Party nor any Subsidiary thereof is an “investment company” or a company “controlled” by an “investment company” (as each such term is defined or used in the Investment Company Act) and no Credit Party nor any Subsidiary thereof is, or after giving effect to any Extension of Credit will be, subject to regulation under the Interstate Commerce Act, or any other Applicable Law which limits its ability to incur or consummate the transactions contemplated hereby.
SECTION 6.12 Employee Relations. As of the Closing Date, no Credit Party nor any Subsidiary thereof is party to any collective bargaining agreement, nor has any labor union been recognized as the representative of its employees except as set forth on Schedule 6.12 of the Disclosure Letter. The Borrower knows of no pending, threatened or contemplated strikes, work stoppage or other collective labor disputes involving its employees or those of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 6.13 Financial Statements. The audited and unaudited financial statements delivered pursuant to Section 5.1(e)(i) are complete and correct in all material respects and fairly present in all material respects on a Consolidated basis the assets, liabilities and financial position of the Borrower and its Subsidiaries as at such dates, and the results of the operations and changes of financial position for the periods then ended (other than customary year-end adjustments for unaudited financial statements and the absence of footnotes from unaudited financial statements). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP. Such financial statements show all material indebtedness and other material liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including material liabilities for taxes, material commitments, and Indebtedness, in each case, to the extent required to be disclosed under GAAP. The pro forma financial statements delivered pursuant to Section 5.1(e)(ii) and the projections delivered pursuant to Section 5.1(e)(iii) and were prepared in good faith on the basis of the assumptions stated therein, which assumptions are believed to be reasonable in light of then existing conditions except that such financial projections and statements shall be subject to normal year end closing and audit adjustments (it being recognized by the Lenders that such projections are not to be viewed as facts or guarantees of future performance and that the actual results during the period or periods covered by such projections may vary from such projections).
SECTION 6.14 No Material Adverse Effect. Since the Closing Date, there has been no Material Adverse Effect.
SECTION 6.15 Solvency. The Credit Parties, on a Consolidated basis, are Solvent.
SECTION 6.16 Title to Properties. Each Credit Party and each Subsidiary thereof has such title to the material real property owned or leased by it as is necessary or desirable to the conduct of its business and valid and legal title to all of its material personal property and assets, except (a) those which have been disposed of by the Credit Parties and their Subsidiaries subsequent to such date which dispositions have been in the ordinary course of business or as otherwise expressly permitted hereunder and (b) for Permitted Liens.
SECTION 6.17 Litigation. Except for matters existing on the Closing Date and set forth on Schedule 6.17 of the Disclosure Letter, there are no actions, suits or proceedings pending nor, to its knowledge, threatened in writing against or in any other way relating adversely to or affecting any Credit Party or any Subsidiary thereof or any of their respective properties in any court or before any arbitrator of any kind or before or by any Governmental Authority that could reasonably be expected to have a Material Adverse Effect.
SECTION 6.18 Anti-Corruption Laws; Anti-Money Laundering Laws and Sanctions.
(a)None of (i) the Borrower, any Subsidiary or, to the knowledge of the Borrower or any Subsidiary, any of their respective directors, officers, employees or Affiliates, or (ii) to the knowledge of the Borrower or such Subsidiary, any agent or representative of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the Credit Facility,

(A) is a Sanctioned Person or currently the subject or target of any Sanctions, (B) has its assets located in a Sanctioned Country, (C) is under administrative, civil or criminal investigation for an alleged violation of, or received notice from or made a voluntary disclosure to any governmental entity regarding a possible violation of, Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions by a governmental authority that enforces Sanctions or any Anti-Corruption Laws or Anti-Money Laundering Laws, or (D) directly or indirectly derives revenues from investments in, or transactions with, Sanctioned Persons.
(b)Each of the Borrower and its Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower and its Subsidiaries and their respective directors, officers, employees, agents and Affiliates with all Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions.
(c)Each of the Borrower and its Subsidiaries, and to the knowledge of the Borrower, director, officer, employee, agent and Affiliate of Borrower and each such Subsidiary, is in compliance with all Anti-Corruption Laws, Anti-Money Laundering Laws in all material respects and applicable Sanctions.
(d)No proceeds of any Extension of Credit have been used, directly or indirectly, by the Borrower, any of its Subsidiaries or any of its or their respective directors, officers, employees and agents in violation of Section 7.14(b).
SECTION 6.19 Absence of Defaults. No event has occurred or is continuing which constitutes a Default or an Event of Default.
SECTION 6.20 Senior Indebtedness Status. The Obligations of each Credit Party and each Subsidiary thereof under this Agreement and each of the other Loan Documents ranks and shall continue to rank at least (a) pari passu with all other senior unsecured Indebtedness and (b) senior in priority of payment to all Subordinated Indebtedness of each such Person and is designated as “Senior Indebtedness” (or any other similar term) under all instruments and documents, now or in the future, relating to all Subordinated Indebtedness.
SECTION 6.21 Disclosure. The Borrower and/or its Subsidiaries have disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which any Credit Party and any Subsidiary thereof are subject, and all other matters known to them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No financial statement, material report, material certificate or other written material information furnished by or on behalf of any Credit Party or any Subsidiary thereof to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other written information so furnished), taken together as a whole, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that: (a) no representation is made with respect to projected financial information, pro forma financial information, estimated financial information and other projected or estimated information, except that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being recognized by the Lenders that projections are not to be viewed as facts and that the actual results during the period or periods covered by such projections many of which are beyond the control of the Borrower and its Subsidiaries, may vary from such projections and that such difference may be material and that such projections are not a guarantee of financial performance); and (b) no representation is made with respect to information of a general economic or general industry nature. As of the Closing Date, all of the information included in the Beneficial Ownership Certification is true and correct.
SECTION 6.22 Permitted Stock Repurchase(s). The actions of the Borrower and its Subsidiaries in connection with any Permitted Stock Repurchase and any and all transactions entered into or consummated by the Borrower and any applicable Subsidiary in connection with such Permitted Stock Repurchase (including the purchase of the capital stock of the Borrower) will be and have been consummated in accordance in all material respects with Applicable Law (including, without limitation, the General Corporation Law of the State of Delaware (or the Borrower’s state of organization if no longer Delaware) and the regulations of the Federal Reserve Board, including Regulations T, U and X).
ARTICLE VII.
AFFIRMATIVE COVENANTS
Until all of the Obligations (other than contingent indemnification obligations not then due) have been paid and satisfied in full in cash, all Letters of Credit have been terminated or expired (or been Cash Collateralized) and the Commitments terminated, each Credit Party will, and will cause each of its Subsidiaries to:
SECTION 7.1  Financial Statements and Budgets. Deliver to the Administrative Agent, in form and detail reasonably satisfactory to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):
(a)Annual Financial Statements. Within ninety (90) days after the end of each Fiscal Year (commencing with the Fiscal Year ended December 31, 2020), an audited Consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such Fiscal Year and audited Consolidated statements of income, shareholder’s equity and cash flows including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the preceding Fiscal Year and prepared in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any material change in the application of accounting principles and practices during the year. Such annual financial statements shall be audited by Deloitte LLP or another independent certified public accounting firm of recognized national standing, and accompanied by a report and opinion thereon by such certified public accountants prepared in accordance with generally accepted auditing standards that is not subject to any “going concern” or similar qualification or exception (other than a qualification related to the maturity of the Commitments and the Loans at the Revolving Credit Maturity Date within one year from the date such opinion is delivered) or any qualification as to the scope of such audit or with respect to accounting principles followed by the Borrower or any of its Subsidiaries not in accordance with GAAP.
(b)Quarterly Financial Statements. Within forty-five (45) days after the end of the first three (3) fiscal quarters of each Fiscal Year (commencing with the fiscal quarter ended June 30, 2020), (i) an unaudited Consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such fiscal quarter and unaudited Consolidated statements of income, shareholder’s equity and cash flows for the fiscal quarter then ended and that portion of the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the corresponding period in the preceding Fiscal Year and prepared by the Borrower in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any material change in the application of accounting principles and practices during the period, and certified by the chief financial officer of the Borrower to present fairly in all material respects the financial condition of the Borrower and its Subsidiaries on a Consolidated basis as of their respective dates and the results of operations of the Borrower and its Subsidiaries for the respective periods then ended, subject to normal year-end adjustments and the absence of footnotes, and (ii) a complete and accurate accounts receivable agings report for the Borrower and its Subsidiaries.
(c)Annual Business Plan and Budget. Within sixty (60) days after the end of each Fiscal Year (commencing with the Fiscal Year ended December 31, 2020), a business plan and operating and capital budget of the Borrower and its Subsidiaries for the ensuing four (4) fiscal quarters, such plan to be prepared generally in accordance with GAAP and to include, on a quarterly basis, the following: a quarterly operating and capital budget, a projected income statement, statement of cash flows and balance sheet, calculations demonstrating projected compliance with the financial covenants set forth in Section 8.13, accompanied by a certificate from a Responsible Officer of the Borrower to the effect that such budget contains good faith estimates (utilizing assumptions believed to be reasonable at the time of preparation of such budget) of the financial condition and operations of the Borrower and its Subsidiaries for such period.
SECTION 7.2  Certificates; Other Reports. Deliver to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):
(a)at each time financial statements are delivered pursuant to Sections 7.1(a) or (b) and at such other times as the Administrative Agent shall reasonably request, a duly completed Compliance Certificate that, among other things, (i) states that no Default or Event of Default is continuing as of the date of delivery of such Compliance Certificate or, if a Default or Event of Default is continuing, states the nature thereof and the action that the Borrower proposes to take with respect thereto, (ii) demonstrates compliance with the financial covenants set forth in Section 8.13 as of the last day of the applicable Reference Period ending on the last day of the Reference Period covered by such financial statements and (iii) such other information set forth in the form of Compliance Certificate, together with a report containing management’s discussion and analysis of the Borrower’s material quarterly and annual operating results, as applicable, and a report containing management’s discussion and analysis of such financial statements;
(b)promptly upon receipt thereof (unless restricted by applicable professional standards with respect to which mutually agreeable arrangements cannot be made to permit disclosure thereof), copies of all material reports, if any, submitted to any Credit Party, any Subsidiary thereof or any of their respective boards of directors by their respective independent public accountants in connection with their auditing function, including any management report and any management responses thereto;
(c)promptly after an officer of any Credit Party obtaining knowledge of the assertion in writing or occurrence thereof, notice of any action or proceeding against or of any noncompliance by any Credit Party or any Subsidiary thereof with any Environmental Law that could reasonably be expected to have a Material Adverse Effect;
(d)promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;
(e)promptly, and in any event within five (5) Business Days after receipt thereof by any Credit Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Credit Party or any Subsidiary thereof (other than comment letters received from the SEC, the contents of which could not reasonably be expected to be materially adverse to the Lenders);
(f)promptly upon the request thereof, such other information and documentation required under applicable “know your customer” rules and regulations, the PATRIOT Act or any applicable Anti-Money Laundering Laws or Anti-Corruption Laws, in each case as from time to time reasonably requested by the Administrative Agent or any Lender; and
(g)such other information regarding the operations, business affairs and financial condition of any Credit Party or any Subsidiary thereof as the Administrative Agent or any Lender may reasonably request.
Documents required to be delivered pursuant to Section 7.1(a) or (b) or Section 7.2(e) or (f) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet; (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent);

or (iii) on which the Borrower files such documents with the SEC and such documents are publicly available on the SEC’s EDGAR filing system or any successor thereto; provided that the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide copies of the Compliance Certificates required by Section 7.2 to the Administrative Agent in accordance with the procedures set forth in Section 11.1. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders and the Issuing Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on the Platform and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, means that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger, the Issuing Lenders and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.10); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”
SECTION 7.3  Notice of Litigation and Other Matters. Promptly (but in no event later than ten (10) days after any Responsible Officer of any Credit Party obtains knowledge thereof) notify the Administrative Agent in writing of (which shall promptly make such information available to the Lenders in accordance with its customary practice):
(a)the occurrence of any Default or Event of Default;
(b)the commencement of all proceedings and investigations by or before any Governmental Authority and all actions and proceedings in any court or before any arbitrator against or involving any Credit Party or any Subsidiary thereof or any of their respective properties, assets or businesses in each case that if adversely determined could reasonably be expected to result in a Material Adverse Effect;
(c)any written notice of any violation received by any Credit Party or any Subsidiary thereof from any Governmental Authority including any written notice of violation of Environmental Laws which in any such case could reasonably be expected to have a Material Adverse Effect;
(d)any labor controversy that has resulted in, or threatens to result in, a strike or other work action against any Credit Party or any Subsidiary thereof;
(e)any attachment, judgment, lien, levy or order exceeding the Threshold Amount that may be assessed against or threatened in writing against any Credit Party or any Subsidiary thereof; and
(f)(i) any unfavorable determination letter from the IRS regarding the qualification of an Employee Benefit Plan under Section 401(a) of the Code (along with a copy thereof), (ii) all notices received by any Credit Party or any ERISA Affiliate of the PBGC’s intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan, (iii) all notices received by any Credit Party or any ERISA Affiliate from a Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA and (iv) the Borrower obtaining knowledge or reason to know that any Credit Party or any ERISA Affiliate has filed or intends to file a notice of intent to terminate any Pension Plan under a distress termination within the meaning of Section 4041(c) of ERISA.
Each notice pursuant to Section 7.3 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken or proposes to take with respect thereto. Each notice pursuant to Section 7.3(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.
SECTION 7.4  Preservation of Corporate Existence and Related Matters. Except as permitted by Section 8.4, preserve and maintain its separate corporate existence or equivalent form and all rights, franchises, licenses and privileges necessary to the conduct of its business, and qualify and remain qualified as a foreign corporation or other entity and authorized to do business in each jurisdiction where the nature and scope of its activities require it to so qualify under Applicable Law in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect.
SECTION 7.5  Maintenance of Property and Licenses.
(a)Protect and preserve all Properties necessary in and material to its business, including copyrights, patents, trade names, service marks and trademarks; maintain in good working order and condition, ordinary wear and tear excepted, all buildings, equipment and other tangible real and personal property; and from time to time make or cause to be made all repairs, renewals and replacements thereof and additions to such Property necessary for the conduct of its business, so that the business carried on in connection therewith may be conducted in a commercially reasonable manner, except as such action or inaction could not reasonably be expected to result in a Material Adverse Effect.
(b)Maintain, in full force and effect in all material respects, each and every license, permit, certification, qualification, approval or franchise issued by any Governmental Authority required for each of them to conduct their respective businesses as presently conducted, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
SECTION 7.6  Insurance. Maintain insurance with financially sound and reputable insurance companies against at least such risks and in at least such amounts as are customarily maintained by similar businesses and as may be required by Applicable Law (including hazard and business interruption insurance). On the Closing Date and from time to time thereafter deliver to the Administrative Agent upon its request information in reasonable detail as to the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.
SECTION 7.7  Accounting Methods and Financial Records. Maintain a system of accounting, and keep proper books, records and accounts (which shall be accurate and complete in all material respects) as may be required or as may be necessary to permit the preparation of financial statements generally in accordance in all material respects in with GAAP and in compliance in all material respects with the applicable regulations of any Governmental Authority having jurisdiction over it or any of its Properties.
SECTION 7.8  Payment of Taxes and Other Obligations. Pay and perform (a) all material taxes, assessments and other governmental charges that may be levied or assessed upon it or any of its Property and (b) all other material Indebtedness, obligations and liabilities in accordance with customary trade practices; provided, that the Borrower or such Subsidiary may contest any item described in clause (a) of this Section in good faith so long as adequate reserves are maintained with respect thereto in accordance with GAAP.
SECTION 7.9  Compliance with Laws and Approvals. Observe and remain in compliance with all Applicable Laws and maintain in full force and effect all Governmental Approvals, in each case applicable to the conduct of its business except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
SECTION 7.10 Environmental Laws. In addition to and without limiting the generality of Section 7.9, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect: (a) comply with, and use commercially reasonable efforts to ensure such compliance by all tenants and subtenants with all applicable Environmental Laws and obtain and comply with and maintain, and use commercially reasonable efforts to ensure that all tenants and subtenants, if any, obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws and (b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws, and promptly comply with all lawful orders and directives of any Governmental Authority regarding Environmental Laws.
SECTION 7.11 Compliance with ERISA. In addition to and without limiting the generality of Section 7.9, (a) except where the failure to so comply could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) comply with applicable provisions of ERISA, the Code and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans, (ii) not take any action or fail to take action the result of which could reasonably be expected to result in a liability to the PBGC or to a Multiemployer Plan, (iii) not participate in any prohibited transaction that could result in any civil penalty under ERISA or tax under the Code and (iv) operate each Employee Benefit Plan in such a manner that will not incur any tax liability under Section 4980B of the Code or any liability to any qualified beneficiary as defined in Section 4980B of the Code and (b) furnish to the Administrative Agent upon the Administrative Agent’s request such additional information about any Employee Benefit Plan as may be reasonably requested by the Administrative Agent.
SECTION 7.12 Visits and Inspections. Permit representatives of the Administrative Agent or any Lender, from time to time upon prior reasonable written notice and at such times during normal business hours, all at the expense of the Borrower, to visit and inspect its properties; inspect, audit and make extracts from its books, records and files, including, but not limited to, management letters prepared by independent accountants; and discuss with its principal officers, and its independent accountants, its business, assets, liabilities, financial condition, results of operations and business prospects; provided that excluding any such visits and inspections during the continuation of an Event of Default, the Administrative Agent shall not exercise such rights more often than one (1) time during any calendar year at the Borrower’s expense; provided further that upon the occurrence and during the continuance of an Event of Default, the Administrative Agent or any Lender may do any of the foregoing at the expense of the Borrower at any time without advance notice. Each Credit Party and its Subsidiaries may place reasonable limits on access to information, the disclosure of which would be prohibited by a confidentiality agreement, in each case of such agreement, entered into by such Credit Party or such Subsidiary on an arm’s-length basis and in good faith, unless mutually agreeable arrangements are made (and at the Administrative Agent’s reasonable request, such Credit Party or such Subsidiary shall take all commercially reasonable efforts to cause such arrangements to be made) to permit the disclosure of such information and preserve such information as confidential and neither the Borrower nor any Subsidiary shall be required to disclose any trade secrets. Upon the request of the Administrative Agent or the Required Lenders, participate in a meeting of the Administrative Agent and Lenders once during each Fiscal Year, which meeting will be held at the Borrower’s corporate offices (or such other location or by conference call as may be agreed to by the Borrower and the Administrative Agent) at such time as may be agreed by the Borrower and the Administrative Agent.
SECTION 7.13 Additional Guarantors.
(a)Additional Subsidiaries. Promptly notify the Administrative Agent of (i) the creation or acquisition (including by division) of a Person that becomes a Subsidiary (other than an Excluded Subsidiary) and (ii) any Subsidiary that is an Excluded Subsidiary failing to constitute an Excluded Subsidiary and, within thirty (30) days after such event, as such time period may be extended by the Administrative Agent in its sole discretion, cause such Subsidiary to (A) become a Subsidiary Guarantor by delivering to the Administrative Agent a duly executed Joinder Agreement or such other document as the Administrative Agent shall deem appropriate for such purpose, (B) deliver to the Administrative Agent such opinions, documents and certificates of the type referred to in Section 5.1 as may be reasonably requested by the Administrative Agent, (C) deliver to the Administrative Agent such updated Schedules to the Loan Documents with respect to such Subsidiary, and (D) deliver to the Administrative Agent such other documents as may be reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent.
(b)Merger Subsidiaries. Notwithstanding the foregoing, to the extent any new Subsidiary is created solely for the purpose of consummating a merger transaction pursuant to a Permitted Acquisition, and such new Subsidiary at no time holds any assets or liabilities other than any merger consideration contributed to it contemporaneously with the closing of such merger transaction, such new Subsidiary shall not be required to take the actions set forth in Section 7.13(a) or (b), as applicable, until the consummation of such Permitted Acquisition (at which time, the surviving entity of the respective merger transaction shall be required to so comply with Section 7.13(a) or (b), as applicable, within thirty (30) days after the consummation of such Permitted Acquisition, as such time period may be extended by the Administrative Agent in its sole discretion).
(c)Use of Proceeds.
(d)Use the proceeds of the Extensions of Credit (i) to finance Capital Expenditures, (ii) to finance Permitted Stock Repurchases, (iii) to finance Permitted Acquisitions, (iv) pay fees, commissions and expenses in connection with the Transactions, and (v) for working capital and general corporate purposes of the Borrower and its Subsidiaries; provided that no part of the proceeds of any of the Loans or Letters of Credit shall be used for purchasing or carrying margin stock (within the meaning of Regulation T, U or X of the FRB) (other than for a Permitted Stock Repurchase consummated in compliance with this Agreement and Applicable Law) or for any purpose which violates the provisions of Regulation T, U or X of the FRB.
(e)Not request any Extension of Credit, and the Borrower shall not use, and shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Extension of Credit, directly or indirectly, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
SECTION 7.14 Compliance with Anti-Corruption Laws; Beneficial Ownership Regulation, Anti-Money Laundering Laws and Sanctions. (a) Maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with all Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions, (b) notify the Administrative Agent and each Lender that previously received a Beneficial Ownership Certification (or a certification that the Borrower qualifies for an express exclusion to the “legal entity customer” definition under the Beneficial Ownership Regulation) of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein (or, if applicable, the Borrower ceasing to fall within an express exclusion to the definition of “legal entity customer” under the Beneficial Ownership Regulation) and (c) promptly upon the reasonable request of the Administrative Agent or any Lender, provide the Administrative Agent or directly to such Lender, as the case may be, any information or documentation requested by it for purposes of complying with the Beneficial Ownership Regulation.
SECTION 7.15 Further Assurances. Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), which may be required under any Applicable Law, or which the Administrative Agent or the Required Lenders may reasonably request, to effectuate the transactions contemplated by the Loan Documents.
SECTION 7.16 Post-Closing Matters. Execute and deliver the documents, take the actions and complete the tasks set forth on Schedule 7.17 of the Disclosure Letter, in each case within the applicable corresponding time limits specified on such schedule (it being understood and agreed that all conditions, representations, warranties and covenants of the Loan Documents with respect to the taking of such actions are qualified by the noncompletion of such actions until such time as they are completed or required to be completed in accordance with this Section 7.17).
SECTION VIII.
NEGATIVE COVENANTS
Until all of the Obligations (other than contingent, indemnification obligations not then due) have been paid and satisfied in full in cash, all Letters of Credit have been terminated or expired (or been Cash Collateralized) and the Commitments terminated, the Credit Parties will not, and will not permit any of their respective Subsidiaries to.
SECTION 8.1  Indebtedness. Create, incur, assume or suffer to exist any Indebtedness except:
(a)the Obligations;
(b)Indebtedness (i) owing under Hedge Agreements entered into in order to manage existing or anticipated interest rate, exchange rate or commodity price risks and not for speculative purposes and (ii) in respect of Cash Management Agreements entered into in the ordinary course of business (including, for the avoidance of doubt, Indebtedness in respect of corporate credit cards incurred in the ordinary course of business);

(c)Indebtedness existing on the Closing Date and listed on Schedule 8.1 of the Disclosure Letter, and any Permitted Refinancing Indebtedness in respect thereof;
(d)Attributable Indebtedness with respect to Capital Lease Obligations and Indebtedness incurred in connection with purchase money Indebtedness in an aggregate principal amount not to exceed $10,000,000 at any time outstanding;
(e)Indebtedness of a Person existing at the time such Person became a Subsidiary or assets were acquired from such Person in connection with an Investment permitted pursuant to Section 8.3; provided that (i) such Indebtedness was not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or the acquisition of such assets, (ii) neither the Borrower nor any Subsidiary thereof (other than such Person or any other Person that such Person merges with or that acquires the assets of such Person) shall have any liability or other obligation with respect to such Indebtedness and (iii) the aggregate principal amount of such Indebtedness does not exceed $5,000,000 at any time outstanding;
(f)(i) Guarantees by any Credit Party of Indebtedness of any other Credit Party not otherwise prohibited pursuant to this Section 8.1 and (ii) Guarantees by any Credit Party of Indebtedness of any Non-Guarantor Subsidiary to the extent permitted pursuant to Section 8.3 (other than clause (l) thereof); provided further that any Guarantee of Permitted Refinancing Indebtedness shall only be permitted if it meets the requirements of the definition of Permitted Refinancing Indebtedness;
(g)unsecured intercompany Indebtedness (i) owed by any Credit Party to another Credit Party, (ii) owed by any Credit Party to any Non-Guarantor Subsidiary (provided that such Indebtedness shall be subordinated to the Obligations in a manner reasonably satisfactory to the Administrative Agent), (iii) owed by any Non-Guarantor Subsidiary to any other Non-Guarantor Subsidiary, (iv) arising from customary cost-plus services agreements entered into in the ordinary course of business and on terms that, taken as a whole and in the good faith judgment of the Borrower, are no less favorable to the Credit Parties than would be obtained in arm’s length transaction with a non-affiliated third party and (v) owed by any Non-Guarantor Subsidiary to any Credit Party to the extent permitted pursuant to Section 8.3(c);
(h)Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or other similar instrument drawn against insufficient funds in the ordinary course of business;
(i)unsecured Subordinated Indebtedness of the Borrower and the Subsidiary Guarantors and any Permitted Refinancing Indebtedness in respect thereof; provided, that in the case of each incurrence of such Subordinated Indebtedness, (i) no Event of Default shall have occurred and be continuing or would be caused by the incurrence of such Subordinated Indebtedness, (ii) the Administrative Agent shall have received satisfactory written evidence that the Borrower shall be in compliance with the financial covenants set forth in Section 8.13 on a Pro Forma Basis as of the most recent Reference Period after giving effect to the issuance of such Subordinated Indebtedness and use the proceeds thereof, (iii) such Subordinated Indebtedness does not mature, or require any principal amortization or mandatory prepayment, put right or sinking fund obligation prior to the date that is ninety one (91) days after the then latest scheduled maturity date of the Loans and Commitments; provided that any Indebtedness consisting of a customary bridge facility shall be deemed to satisfy this requirement so long as such Indebtedness automatically converts into long-term debt which satisfies this clause (iii), and (iv) the terms of such Subordinated Indebtedness reflect market terms (taken as a whole) at the time of issuance and (other than pricing, fees, rate floors, premiums and optional prepayment or redemption provisions), taken as a whole, are not materially more restrictive (as determined by the Borrower in good faith) on the Borrower and its Subsidiaries than the terms and conditions of this Agreement, taken as a whole;
(j)Indebtedness under performance bonds, surety bonds, release, appeal and similar bonds, statutory obligations or with respect to workers’ compensation claims, in each case incurred in the ordinary course of business, and reimbursement obligations in respect of any of the foregoing;
(k)Indebtedness consisting of promissory notes issued to current or former officers, directors and employees (or their respective family members, estates or trusts or other entities for the benefit of any of the foregoing) of the Borrower or its Subsidiaries to purchase or redeem Equity Interests or options of the Borrower permitted pursuant to Section 8.6(e); provided that the aggregate principal amount of all such Indebtedness shall not exceed $2,500,000 at any time outstanding;
(l)to the extent constituting Indebtedness, obligations in respect of purchase price adjustments, earn-outs, non-competition agreements, and other similar arrangements, or other deferred payments of a similar nature, representing Permitted Acquisition Consideration and incurred in connection with any Permitted Acquisition; provided that to the extent such purchase price adjustment or earn-out is subject to a contingency, such purchase price adjustment or earn-out shall be valued at the amount of reserves, if any, required under GAAP, and to the extent that the amount payable pursuant to such purchase price adjustment and earn-out is reflected, or would otherwise be required to be reflected, on a balance sheet prepared in accordance with GAAP, it shall be valued at such reflected amount;
(m)Indebtedness with respect to letters of credit, bank guarantees, banker’s acceptances and similar instruments, so long as the aggregate face amount of all such letters of credit, bank guarantees, banker’s acceptances and similar instruments does not exceed $10,000,000 at any time;
(n)Indebtedness owing to any insurance company in connection with the financing of any insurance premiums permitted by such insurance company in the ordinary course of business; and
(o)unsecured Indebtedness of any Credit Party or any Subsidiary thereof not otherwise permitted pursuant to this Section in an aggregate principal amount not to exceed $15,000,000 at any time outstanding.

SECTION 8.2  Liens. Create, incur, assume or suffer to exist, any Lien on or with respect to any of its Property, whether now owned or hereafter acquired, except:
(a)To the extent applicable, Liens created pursuant to the Loan Documents (including Liens in favor of the Swingline Lender and/or the Issuing Lenders, as applicable, on Cash Collateral granted pursuant to the Loan Documents);
(b)Liens in existence on the Closing Date and described on Schedule 8.2 of the Disclosure Letter, and the replacement, renewal or extension thereof (including Liens incurred, assumed or suffered to exist in connection with any Permitted Refinancing Indebtedness permitted pursuant to Section 8.1(c) (solely to the extent that such Liens were in existence on the Closing Date and described on Schedule 8.2 of the Disclosure Letter)); provided that the scope of any such Lien shall not be increased, or otherwise expanded, to cover any additional property or type of asset, as applicable, beyond that in existence on the Closing Date, except for products and proceeds of the foregoing;
(c)Liens for taxes, assessments and other governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA or Environmental Laws) (i) not yet due or as to which the period of grace (not to exceed thirty (30) days), if any, related thereto has not expired or (ii) which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;
(d)the claims of materialmen, mechanics, carriers, warehousemen, processors or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, which (i) are not overdue for a period of more than thirty (30) days, or if more than thirty (30) days overdue, no action has been taken to enforce such Liens and such Liens are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP and (ii) do not, individually or in the aggregate, materially impair the use thereof in the operation of the business of the Borrower or any of its Subsidiaries;
(e)deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance and other types of social security or similar legislation, or to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business, in each case, so long as no foreclosure sale or similar proceeding has been commenced with respect to any material assets of the Borrower or any of its Subsidiaries;
(f)encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property, which do not materially detract from the value of such property or materially impair the use thereof in the ordinary conduct of business;
(g)Liens arising from the filing of precautionary UCC financing statements relating solely to personal property leased pursuant to operating leases entered into in the ordinary course of business;

(h)Liens securing Indebtedness permitted under Section 8.1(d); provided that (i) such Liens shall be created within one hundred twenty (120) days of the acquisition, repair, construction, improvement or lease, as applicable, of the related Property, (ii) such Liens do not at any time encumber any property other than the Property financed or improved by such Indebtedness, (iii) the amount of Indebtedness secured thereby is not increased and (iv) the principal amount of Indebtedness secured by any such Lien shall at no time exceed one hundred percent (100%) of the original price for the purchase, repair, construction, improvement or lease amount (as applicable) of such Property at the time of purchase, repair, construction, improvement or lease (as applicable);
(i)Liens securing judgments for the payment of money not constituting an Event of Default under Section 9.1(m) or securing appeal or other surety bonds relating to such judgments;
(j)Liens on Property (i) of a Person that becomes a Subsidiary existing at the time that such Person becomes a Subsidiary in connection with an acquisition permitted hereunder and (ii) of the Borrower or any of its Subsidiaries existing at the time such Property is purchased or otherwise acquired by the Borrower or such Subsidiary pursuant to a transaction permitted hereunder and, in each case any modification, replacement, renewal and extension thereof; provided that, with respect to each of the foregoing clauses (i) and (ii), (A) such Liens are not incurred in connection with, or in anticipation of, such Permitted Acquisition, purchase or other acquisition, (B) such Liens do not encumber any Property other than Property encumbered at the time of such acquisition or such Person becoming a Subsidiary and the proceeds and products thereof and are not all asset Liens, (C) such Liens do not attach to any other Property of the Borrower or any of its Subsidiaries and (D) such Liens will secure only those obligations which it secures at the time such acquisition or purchase occurs;
(k)(i) Liens of a collecting bank arising in the ordinary course of business under Section 4-210 of the Uniform Commercial Code in effect in the relevant jurisdiction, (ii) Liens of any depositary bank in connection with statutory, common law and contractual rights of setoff and recoupment with respect to any deposit account of the Borrower or any Subsidiary thereof and (iii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of any assets or property in the ordinary course of business;
(l)(i)  Liens of landlords arising in the ordinary course of business to the extent relating to the property and assets relating to any lease agreements with such landlord, and (ii) Liens of suppliers (including sellers of goods) or customers arising in the ordinary course of business to the extent limited to the property or assets relating to such contract;
(m)(i) leases, licenses, subleases or sublicenses granted to others which do not (A) interfere in any material respect with the business of the Borrower or its Subsidiaries or materially detract from the value of the relevant assets of the Borrower or its Subsidiaries or (B) secure any Indebtedness and (ii) any interest or title of a licensor, sub-licensor, lessor or sub-lessor under leases, licenses, subleases or sublicenses entered into by any of the Borrower and its Subsidiaries as licensee, sub-licensee, lessee or sub-lessee in the ordinary course of business or any customary restriction or encumbrance with respect to the Property subject to any such lease, license, sublease or sublicense;
(n)(i) Liens on Equity Interests of joint ventures securing capital contributions thereto and (ii) customary rights of first refusal and tag, drag and similar rights in joint venture agreements and agreements with respect to Non-Wholly-Owned Subsidiaries;
(o)Liens on cash collateral securing (x) letters of credit, bank guarantees, banker’s acceptances and similar instruments permitted under Section 8.1(m) and (y) corporate credit cards permitted under Section 8.1(b)(ii);
(p)Liens solely on any cash earnest money deposits or escrow arrangements made by the Borrower or any Subsidiary in connection with any letter of intent or purchase or merger agreement for any Acquisition permitted under this Agreement;
(q)Liens in the nature of: (i) customary setoff rights in favor of any counterparty to any Hedge Agreements expressly permitted under this Agreement, and (ii) setoff rights granted to third parties pursuant to trade and other similar contracts with the Borrower or any Subsidiary and limited to payments owed to the Borrower or any Subsidiary under such contracts that do not constitute Indebtedness, and such contracts are not secured by any Property of the Borrower or any Subsidiary;
(r)reasonable customary initial deposits and margin deposits to the extent required by Applicable Law, which secure Indebtedness under Hedge Agreements permitted under Section 8.1(b); provided that any obligation secured by any deposit permitted under this Section 8.2(r) shall have been incurred in the ordinary course of business and not for speculative purposes;
(s)Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto; and
(t)Liens that are not otherwise permitted hereunder on assets in the aggregate principal amount not to exceed $5,000,000 at any time outstanding.
SECTION 8.3  Investments. Make any Investment, except:
(a)Investments existing on the Closing Date (other than Investments in Subsidiaries existing on the Closing Date) and described on Schedule 8.3 of the Disclosure Letter and any modification, replacement, renewal or extension thereof so long as such modification, renewal or extension thereof does not increase the amount of such Investment except as otherwise permitted by this Section 8.3;
(b)Investments (i) existing on the Closing Date in Subsidiaries existing on the Closing Date, (ii) made after the Closing Date by any Credit Party in any other Credit Party, (iii) made after the Closing Date by any Non-Guarantor Subsidiary in any Credit Party and (iv)

made after the Closing Date by any Non-Guarantor Subsidiary in any other Non-Guarantor Subsidiary;
(c)Investments made after the Closing Date by any Credit Party in any Non-Guarantor Subsidiary in an aggregate amount in any Fiscal Year not to exceed $20,000,000 for all such Non-Guarantor Subsidiaries;
(d)Investments in cash and Cash Equivalents;
(e)Investments by the Borrower or any of its Subsidiaries consisting of Capital Expenditures permitted by this Agreement;
(f)deposits made in the ordinary course of business to secure the performance of leases, the payment of rent or other obligations as permitted by Section 8.2;
(g)Hedge Agreements permitted pursuant to Section 8.1;
(h)purchases of assets (w) by any Credit Party from any other Credit Party, (x) by any Non-Guarantor Subsidiary from any other Non-Guarantor Subsidiary, (y) by any Credit Party from any Non-Guarantor Subsidiary for fair market value (as determined by the Borrower in good faith) provided that an investment in such Non-Guarantor Subsidiary in the amount of the purchase price paid therefor shall be treated as an Investment in such Non-Guarantor Subsidiary for purposes of this Section 8.3, or (z) otherwise in the ordinary course of business;
(i)Investments by the Borrower or any Subsidiary thereof in the form of Permitted Acquisitions, including the formation of a Subsidiary in connection therewith and the capitalization of such Subsidiary;
(j)Investments in the form of loans and advances to officers, directors and employees in the ordinary course of business in an aggregate amount not to exceed at any time outstanding $2,500,000 (determined without regard to any write-downs or write-offs of such loans or advances);
(k)Investments in the form of Restricted Payments permitted pursuant to Section 8.6;
(l)Guarantees permitted pursuant to Section 8.1 and guarantees of liabilities not constituting Indebtedness to the extent such guarantees or liabilities are not otherwise prohibited by this Agreement;
(m)Investments in joint ventures, corporate collaborations, or strategic alliances, including, without limitation, in connection with the licensing of technology, the development of technology and/or the providing of technical support; provided, that the aggregate amount of all such Investments made in cash shall not at any time exceed $20,000,000;
(n)non-cash consideration received in connection with Asset Dispositions expressly permitted by Section 8.5;

(o)Investments in marketable securities of the Borrower and its Subsidiaries that are consistent with the Investment Policy;
(p)Investments by any Credit Party in any Non-Guarantor Subsidiary arising from customary cost-plus services agreements entered into in the ordinary course of business and on terms that are, when taken as a whole and in the good faith judgment of the Borrower, no less favorable to the Credit Parties than would be obtained in arm’s length transaction with a nonaffiliated third party;
(q)Investments held by a Person acquired in a Permitted Acquisition; provided that such Investments are held by such Person or are made pursuant to a binding commitment of such Person in effect as of the date of such Permitted Acquisition and not acquired or entered into in contemplation of such Permitted Acquisition;
(r)Investments consisting of extensions of credit to the customers of the Borrower or of any of its Subsidiaries in the nature of accounts receivable, prepaid royalties, or notes receivable, arising from the grant of trade credit or licensing activities of the Borrower or such Subsidiary, in each case in the ordinary course of business;
(s)Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of litigation, delinquent obligations of, and other disputes with, customers, suppliers or other Persons arising in the ordinary course of business (including Investments received upon foreclosure of any secured customer leases or licenses); and
(t)Investments not otherwise permitted pursuant to this Section not exceeding $10,000,000 in the aggregate in any Fiscal Year; provided that immediately before and immediately after giving pro forma effect to any such Investments and any Indebtedness incurred in connection therewith, no Event of Default shall have occurred and be continuing.
For purposes of determining the amount of any Investment outstanding for purposes of this Section 8.3, such amount shall be deemed to be the amount of such Investment when made, purchased or acquired (without adjustment for subsequent increases or decreases in the value of such Investment) less any amount realized in respect of such Investment upon the sale, collection or return of capital (not to exceed the original amount invested).
SECTION 8.4  Fundamental Changes. Merge, consolidate, amalgamate or enter into any similar combination with (including by division), or enter into any Asset Disposition of all or substantially all of its assets (whether in a single transaction or a series of transactions) with, any other Person or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) except:
(a)(i) any Wholly-Owned Subsidiary of the Borrower may be merged, amalgamated, liquidated, dissolved, wound up or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving entity) or (ii) any Wholly-Owned Subsidiary of the Borrower may be merged, amalgamated or consolidated with or into any Subsidiary Guarantor (provided that when any Subsidiary Guarantor is merging, amalgamating, liquidating, dissolving, winding up or consolidating with another Subsidiary, such Subsidiary Guarantor shall be the continuing or surviving entity or the continuing or surviving entity shall become a Subsidiary Guarantor to the extent required under, and within the time period set forth in Section 7.13, with which the Borrower shall comply in connection with such transaction);
(b)any Non-Guarantor Subsidiary may be merged, amalgamated or consolidated with or into, or be dissolved or liquidated into, any other Non-Guarantor Subsidiary;
(c)any Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding up, division or otherwise) to the Borrower or any Subsidiary Guarantor or any Subsidiary that will become a Subsidiary Guarantor substantially concurrently with such transaction; provided that, with respect to any such disposition by any Non-Guarantor Subsidiary, the consideration for such disposition shall not exceed the fair value of such assets;
(d)(i) any Non-Guarantor Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding up, division or otherwise) to any other Non-Guarantor Subsidiary;
(e)Asset Dispositions permitted by Section 8.5 (other than clause (b) thereof);
(f)any Wholly-Owned Subsidiary of the Borrower may merge with or into the Person such Wholly-Owned Subsidiary was formed to acquire in connection with any acquisition permitted hereunder (including any Permitted Acquisition permitted pursuant to Section 8.3(i)); provided that in the case of any merger involving a Wholly-Owned Subsidiary, (i) a Subsidiary Guarantor shall be the continuing or surviving entity or (ii) simultaneously with such transaction, the continuing or surviving entity shall become a Subsidiary Guarantor and the Borrower shall comply with Section 7.13 in connection therewith; and
(g)any Person may merge with or into the Borrower or any of its Wholly-Owned Subsidiaries in connection with a Permitted Acquisition permitted pursuant to Section 8.3(i); provided that (i) in the case of a merger involving the Borrower or a Subsidiary Guarantor, the continuing or surviving Person shall be the Borrower or such Subsidiary Guarantor and (ii) the continuing or surviving Person shall be the Borrower or a Wholly-Owned Subsidiary of the Borrower.
SECTION 8.5  Asset Dispositions. Make any Asset Disposition except:
(a)the sale of inventory in the ordinary course of business;
(b)the transfer of assets to the Borrower or any Subsidiary Guarantor pursuant to any other transaction permitted pursuant to Sections 8.2, 8.3, 8.4 or 8.6;
(c)the write-off, discount, sale or other disposition of defaulted or past-due receivables and similar obligations in the ordinary course of business and not undertaken as part of an accounts receivable financing transaction;
(d)the disposition, termination or unwinding of any Hedge Agreement;

(e)dispositions of cash and Cash Equivalents;
(f)Asset Dispositions (i) between or among Credit Parties, (ii) by any Non-Guarantor Subsidiary to any Credit Party (provided that in connection with any new transfer, such Credit Party shall not pay more than an amount equal to the fair market value of such assets as determined in good faith at the time of such transfer) and (iii) by any Non-Guarantor Subsidiary to any other Non-Guarantor Subsidiary;
(g)the sale or other disposition of obsolete, worn-out or surplus assets no longer used or useful in the business of the Borrower;
(h)non-exclusive licenses and sublicenses of intellectual property rights in the ordinary course of business not interfering, individually or in the aggregate, in any material respect with the business of the Borrower and its Subsidiaries;
(i)leases, subleases, licenses or sublicenses of real or personal property granted by the Borrower or any of its Subsidiaries to others in the ordinary course of business not detracting from the value of such real or personal property or interfering in any material respect with the business of the Borrower or any of its Subsidiaries;
(j)Asset Dispositions in connection with Insurance and Condemnation Events;
(k)Asset Dispositions of property in the form of an Investment permitted pursuant to Section 8.3 (other than clause (n) thereof);
(l)(i) surrender or waiver of contractual rights or the settlement or waiver of contractual or litigation claims in the ordinary course of business; and (ii) the sale, license or other transfer of intellectual property rights in connection with the settlement or waiver of contractual or litigation claims; provided that such sale, license or transfer does not materially interfere with the business of the Borrower and its Subsidiaries, taken as a whole;
(m)termination of licenses, leases, and other contractual rights in the ordinary course of business, which does not materially interfere with the conduct of business of the Borrower and its Subsidiaries and is not disadvantageous to the rights or remedies of the Lenders;
(n)to the extent such Asset Disposition constitutes a Lien, the grant of Permitted Liens;
(o)any involuntary loss, damage or destruction of property or any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property; and
(p)Asset Dispositions not otherwise permitted pursuant to this Section; provided that (i) at the time of such Asset Disposition, no Event of Default shall exist or would result from such Asset Disposition, (ii) such Asset Disposition is made for fair market value and the consideration received shall be no less than 75% in cash, and (iii) the aggregate fair market value of all property disposed of in reliance on this clause (l) shall not exceed $30,000,000 in any Fiscal Year.
SECTION 8.6  Restricted Payments. Declare or make any Restricted Payments; provided that:
(a) so long as no Event of Default has occurred and is continuing or would result therefrom the Borrower or any of its Subsidiaries may pay dividends in shares of its own Qualified Equity Interests;
(b) any Subsidiary of the Borrower may make Restricted Payments to the Borrower or any Subsidiary Guarantor;
(c) any Non-Guarantor Subsidiary may make Restricted Payments to any other Non-Guarantor Subsidiary (and, if applicable, to other holders of its outstanding Equity Interests on a ratable basis);
(d) the Borrower may declare and make (and each Subsidiary of the Borrower may declare and make to enable the Borrower to do the same) Restricted Payments to the Borrower, so that the Borrower may, and the Borrower shall be permitted to:
(i) pay any Taxes which are due and payable by the Credit Parties as part of a consolidated group; and
(ii) pay corporate operating (including directors fees and expenses) and overhead expenses (including rent, utilities and salary) in the ordinary course of business and fees and expenses of attorneys, accountants, appraisers and the like;
(e) so long as no Event of Default has occurred and is continuing or would result therefrom, redeem, retire or otherwise acquire shares of its Equity Interests or options or other equity or phantom equity in respect of its Equity Interests from present or former officers, employees, directors or consultants (or their family members or trusts or other entities for the benefit of any of the foregoing) or make severance payments to such Persons in connection with the death, disability or termination of employment or consultancy of any such officer, employee, director or consultant (A) to the extent that such purchase is made with the Net Cash Proceeds of any offering of Equity Interests of or capital contribution to the Borrower or (B) otherwise in an aggregate amount not to exceed $5,000,000 in any Fiscal Year;
(f) the Borrower may make additional Restricted Payments (including Restricted Payments to purchase, repurchase, redeem, retire or otherwise acquire (directly or indirectly) the Equity Interests of the Borrower (each a “Stock Repurchase”), but excluding the setting apart assets for a sinking or other analogous fund for the purchase, repurchase, redemption, retirement or other acquisition of any Equity Interests of the Borrower) so long as all the following conditions are met as of the date of such Restricted Payment: (i) no Event of Default has occurred and is continuing or would result therefrom, (ii) after giving effect to any such Restricted Payment the Borrower is in compliance on a Pro Forma Basis with the financial covenants set forth in Section 8.13, (iii) (x) prior to the Covenant Transition Date, after giving effect to any such Restricted Payment, Liquidity on a Pro Forma Basis shall not be less than $400,000,000 and (y) from and after the Covenant Transition Date, after giving effect to any such Restricted Payment, the Consolidated Total Leverage Ratio on a Pro Forma Basis shall not be greater than 2.75:1.00 and the Consolidated Interest Coverage Ratio on a Pro Forma Basis shall not be less than 3.75:1.00, (iv) the Administrative Agent shall have received a Compliance Certificate demonstrating the pro forma compliance required by clauses (ii) and (iii) above, and (v) in addition, in the case of any Stock Repurchase: (x) the representations and warranties in Section 6.22 are true and correct in all material respects (except to the extent that such representation and warranty is qualified by materiality, in which case such representation and warranty must be true in all respects) as if made on the date of such Stock Repurchase and (y) such Stock Repurchase does not and will not result in a violation of the General Corporation Law of the State of Delaware (or the Borrower’s state of organization if no longer Delaware) or any of the regulations of the Federal Reserve Board, including Regulations T, U and X;
(g) repurchases of Equity Interests in the Borrower deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;
(h) payments made or expected to be made by the Borrower in respect of withholding or similar Taxes payable by any future, present, or former employee, director, manager, or consultant, and any repurchases of Equity Interests in consideration of such payments, including deemed repurchases in connection with the exercise of stock options or the vesting of restricted stock; and
(i) cash payments in lieu of fractional shares in connection with the exercise of warrants, options or other securities which are convertible or exchangeable for Equity Interests of the Borrower.
SECTION 8.7  Transactions with Affiliates. Directly or indirectly enter into any transaction, including any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with (a) any officer, director or other Affiliate of the Borrower or any of its Subsidiaries or (b) any Affiliate of any such officer or director, other than:
(i)transactions permitted by Sections 8.1, 8.3, 8.4, 8.5, and 8.6;
(ii)transactions existing on the Closing Date and described on Schedule 8.7 of the Disclosure Letter;
(iii)transactions among Credit Parties and their Subsidiaries not prohibited hereunder;
(iv)other transactions in the ordinary course of business on terms at least as favorable to the Credit Parties and their respective Subsidiaries as would be obtained by it on a comparable arm’s-length transaction with an independent, unrelated third party;

(v)employment, severance and other similar compensation arrangements (including equity incentive plans and employee benefit plans and arrangements) with their respective officers, directors and employees in the ordinary course of business, and other compensatory arrangements approved by the board or directors of the Borrower; and
(vi)payment of customary fees and reasonable out of pocket costs to, and indemnities for the benefit of, directors, officers and employees of the Borrower and its Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and its Subsidiaries.
SECTION 8.8 Accounting Changes; Organizational Documents.
(a)Change its Fiscal Year end (other than in the case of any Subsidiary, to conform such Subsidiary’s Fiscal Year end to that of the Borrower), or make (without the consent of the Administrative Agent) any material change in its accounting treatment and reporting practices except as permitted or required by GAAP.
(b)Amend, modify or change its Organizational Documents in any manner materially adverse to the rights or interests of the Administrative Agent or the Lenders.
SECTION 8.9 Payments and Modifications of Subordinated Indebtedness.
(a)Amend, modify, waive or supplement (or permit the modification, amendment, waiver or supplement of) any of the terms or provisions of any Subordinated Indebtedness in any respect which would materially and adversely affect the rights or interests of the Administrative Agent and Lenders hereunder (it being understood and agreed that any increase or decrease in the interest rates or extension of the maturity dates or repayment under any Indebtedness among the Borrower and its Subsidiaries shall not be deemed to be adverse in any material respect to the Lenders) or would violate the subordination terms thereof or the subordination agreement applicable thereto.
(b)Prepay, repay, redeem, purchase, defease or acquire for value (including (x) by way of depositing with any trustee with respect thereto money or securities before due for the purpose of paying when due and (y) at the maturity thereof) any Subordinated Indebtedness (other than Subordinated Indebtedness among the Borrower and its Subsidiaries), or make any payment in violation of any subordination terms of any Subordinated Indebtedness, except:
(i) in connection with any Permitted Refinancing Indebtedness permitted by Section 8.1 and in compliance with any subordination provisions thereof or the subordination agreement applicable thereto;
(ii) so long as no Event of Default then exists or would be caused thereby, mandatory repayments, repurchases, redemptions or defeasances of Subordinated Indebtedness (in each case, except to the extent prohibited by the subordination terms thereof or the subordination agreement applicable thereto);

(iii) payments and prepayments of any Subordinated Indebtedness made solely with the proceeds of Qualified Equity Interests or any capital contribution in respect of Qualified Equity Interests of Borrower (and subject to Section 8.6, together with cash in lieu of fractional shares and accrued and unpaid interest), so long as immediately before and after giving effect to any such payment or prepayment, no Event of Default then exists;
(iv) (A) payments and prepayments of Subordinated Indebtedness as a result of the conversion of all or any portion of such Subordinated Indebtedness into Qualified Equity Interests of Borrower, and (B) payments of interest in respect of Subordinated Indebtedness in the form of payment in kind interest constituting Indebtedness permitted pursuant to Section 8.1;
(v) the payment of interest, expenses and indemnities in respect of Subordinated Indebtedness (except to the extent prohibited by the subordination terms thereof or the subordination agreement applicable thereto); and
(vi) conversion or exchange of any Subordinated Indebtedness into or for Qualified Equity Interests (and subject to Section 8.6, cash in lieu of fractional shares).
SECTION 8.10 No Further Negative Pledges; Restrictive Agreements.
(a)Enter into, assume or be subject to any agreement prohibiting or otherwise restricting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, or requiring the grant of any security for such obligation if security is given for some other obligation, except (i) pursuant to this Agreement and the other Loan Documents, (ii) pursuant to any document or instrument governing Indebtedness incurred pursuant to Section 8.1(d) (provided that any such restriction contained therein relates only to the asset or assets financed thereby), (iii) customary restrictions contained in the organizational documents of any Non-Guarantor Subsidiary as of the Closing Date, (iv) customary restrictions in connection with any Permitted Lien or any document or instrument governing any Permitted Lien (provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien), (v) customary provisions restricting assignment of any lease, license, and other agreement entered into in the ordinary course of business, (vi) pursuant to any agreement, document, or instrument of any Subsidiary imposing restrictions or requirements with respect to any Property in existence at the time such Subsidiary or Property was acquired, so long as such restrictions or requirements are not entered into in contemplation of such Person becoming a Subsidiary or the acquisition of such Property (and any amendment, modification, or extension thereof that does not expand the scope of any such restriction or requirement and is not more adverse to the rights or interests of the Lenders than such restriction or requirement in effect prior to such amendment, modification, or extension), (vii) customary restrictions and conditions contained in an agreement related to the sale or other disposition of any Property (to the extent such sale or other disposition is permitted pursuant to Section 8.5) that limit the transfer of such Property pending the consummation of such sale or disposition, solely as to Property being sold or disposed of and (viii) customary restrictions on Liens on deposit and security accounts subject to, and pursuant to, Cash Management Agreements.

(b)Create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Credit Party or any Subsidiary thereof to (i) pay dividends or make any other distributions to any Credit Party or any Subsidiary on its Equity Interests or with respect to any other interest or participation in, or measured by, its profits, (ii) pay any Indebtedness or other obligation owed to any Credit Party or (iii) make loans or advances to any Credit Party, except in each case for such encumbrances or restrictions existing under or by reason of (A) this Agreement and the other Loan Documents, (B) Applicable Law, (C) customary restrictions and conditions contained in an agreement related to the sale or other disposition of any Property (to the extent such sale or other disposition is permitted pursuant to Section 8.5) that limit the transfer of such Property pending the consummation of such sale or disposition, solely as to Property being sold or disposed of, (D) any restrictions or encumbrances imposed on any Person prior to the date such Person becomes a Subsidiary, so long as such restrictions or encumbrances were not entered into in contemplation of such Person becoming a Subsidiary (and any amendment, modification, or extension thereof that does not expand the scope of any such restriction or encumbrance and is not more adverse to the rights or interests of the Lenders than such restriction or encumbrance in effect prior to such amendment, modification, or extension), and (E) in the case of any Subsidiary that is not a Wholly-Owned Subsidiary, restrictions and conditions imposed by its articles or certificate of incorporation or formation, bylaws or operating agreement (or other equivalent organizational documents) or any related joint venture or similar agreements; provided that such restrictions and conditions apply only to such Subsidiary and to the Equity Interests of such Subsidiary.
(c)Create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Credit Party or any Subsidiary thereof to (i) sell, lease or transfer any of its properties or assets to any Credit Party or (ii) act as a Credit Party pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except in each case for such encumbrances or restrictions existing under or by reason of (A) this Agreement and the other Loan Documents, (B) Applicable Law, (C) any document or instrument governing Indebtedness incurred pursuant to Section 8.1(d) (provided that any such restriction contained therein relates only to the asset or assets acquired in connection therewith), (D) any Permitted Lien or any document or instrument governing any Permitted Lien (provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien), (E) obligations that are binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary of the Borrower, so long as such obligations are not entered into in contemplation of such Person becoming a Subsidiary (and any amendment, modification, or extension thereof that does not expand the scope of any such restriction or encumbrance and is not more adverse to the rights or interests of the Lenders than such restriction or encumbrance in effect prior to such amendment, modification, or extension), (F) customary restrictions contained in an agreement related to the sale of Property (to the extent such sale is permitted pursuant to Section 8.5) that limit the transfer of such Property pending the consummation of such sale, (G) customary restrictions in leases, subleases, licenses and sublicenses or asset sale agreements otherwise permitted by this Agreement so long as such restrictions relate only to the assets subject thereto and (H) customary provisions restricting assignment of any agreement entered into in the ordinary course of business.

SECTION 8.11 Nature of Business. Engage in any business other than the businesses conducted by the Borrower and its Subsidiaries as of the Closing Date and businesses and business activities reasonably related or ancillary thereto or that are reasonable extensions thereof.
SECTION 8.12 Sale Leasebacks. Directly or indirectly become or remain liable as lessee or as guarantor or other surety with respect to any lease, whether an operating lease or a capital lease, of any Property (whether real, personal or mixed), whether now owned or hereafter acquired, (a) which any Credit Party or any Subsidiary thereof has sold or transferred or is to sell or transfer to a Person which is not another Credit Party or Subsidiary of a Credit Party or (b) which any Credit Party or any Subsidiary of a Credit Party intends to use for substantially the same purpose as any other Property that has been sold or is to be sold or transferred by such Credit Party or such Subsidiary to another Person which is not another Credit Party or Subsidiary of a Credit Party in connection with such lease.
SECTION 8.13 Financial Covenants.
(a)Liquidity. Until the Covenant Transition Date, permit Liquidity at any time to be less than $300,000,000.
(b)Consolidated Total Leverage Ratio. As of the last day of any fiscal quarter ending after the Covenant Transition Date, permit the Consolidated Total Leverage Ratio to be greater than 3.00:1.00.
(c)Consolidated Interest Coverage Ratio. As of the last day of any fiscal quarter ending after the Covenant Transition Date, permit the Consolidated Interest Coverage Ratio to be less than 3.50:1.00.
SECTION 8.14 Disposal of Subsidiary Interests. Permit any Subsidiary Guarantor to be a non-Wholly-Owned Subsidiary except (a) as required under Applicable Law or (b) as a result of or in connection with a dissolution, merger, amalgamation, consolidation or disposition permitted by Section 8.4 or 8.5.
SECTION 8.15 Maintenance of Balances. Subject to Section 7.17, fail at any time to maintain Wells Fargo or one of its Affiliates as its principal depository bank (including business, cash management, operating and administrative deposit accounts with no less than $125,000,000 on deposit with Wells Fargo or one of its Affiliates (notwithstanding the Borrower’s option to utilize a Wells Fargo preferred sweep feature)).
ARTICLE IX
DEFAULT AND REMEDIES
SECTION 9.1 Events of Default. Each of the following shall constitute an Event of Default:

(a)Default in Payment of Principal of Loans and Reimbursement Obligations. The Borrower or any other Credit Party shall default in any payment of principal of any Loan or Reimbursement Obligation when and as due (whether at maturity, by reason of acceleration or otherwise) or fail to provide Cash Collateral pursuant to Section 2.4(b), Section 2.5(b), Section 3.1, Section 4.13 or Section 4.14(a)(v).
(b)Other Payment Default. The Borrower or any other Credit Party shall default in the payment when and as due (whether at maturity, by reason of acceleration or otherwise) of interest on any Loan or Reimbursement Obligation or the payment of any other Obligation, and such default shall continue for a period of three (3) Business Days.
(c)Misrepresentation. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Credit Party or any Subsidiary thereof in this Agreement, in any other Loan Document, or in any document delivered in connection herewith or therewith that is subject to materiality or Material Adverse Effect qualifications, shall be incorrect or misleading in any respect when made or deemed made or any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Credit Party or any Subsidiary thereof in this Agreement, in any other Loan Document, or in any document delivered in connection herewith or therewith that is not subject to materiality or Material Adverse Effect qualifications, shall be incorrect or misleading in any material respect when made or deemed made.
(d)Default in Performance of Certain Covenants. Any Credit Party or any Subsidiary thereof shall default in the performance or observance of any covenant or agreement contained in Sections 7.1, 7.2, 7.3(a), 7.4, 7.12, 7.13, 7.14, 7.15 or 7.17 or Article VIII.
(e)Default in Performance of Other Covenants and Conditions. Any Credit Party or any Subsidiary thereof shall default in the performance or observance of any term, covenant, condition or agreement contained in this Agreement (other than as specifically provided for in this Section 9.1) or any other Loan Document and such default shall continue for a period of thirty (30) days after the earlier of (i) the Administrative Agent’s delivery of written notice thereof to the Borrower and (ii) a Responsible Officer of any Credit Party having obtained knowledge thereof.
(f)Indebtedness Cross-Default. Any Credit Party or any Subsidiary thereof shall (i) default in the payment of any Indebtedness (other than the Loans or any Reimbursement Obligation) the aggregate principal amount (including undrawn committed or available amounts), or with respect to any Hedge Agreement, the Hedge Termination Value, of which is in excess of the Threshold Amount beyond the period of grace if any, provided in the instrument or agreement under which such Indebtedness was created, or (ii) default in the observance or performance of any other agreement or condition relating to any Indebtedness (other than the Loans or any Reimbursement Obligation) the aggregate principal amount (including undrawn committed or available amounts), or with respect to any Hedge Agreement, the Hedge Termination Value, of which is in excess of the Threshold Amount or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice and/or lapse of time, if required, any such Indebtedness to (A) become due, or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity (any applicable grace period having expired) or (B) be cash collateralized; provided that this clause (f)(ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness.
(g)[Reserved].
(h)Change in Control. Any Change in Control shall occur.
(i)Voluntary Bankruptcy Proceeding. Any Credit Party or any Material Subsidiary thereof shall (i) commence a voluntary case under any Debtor Relief Laws, (ii) file a petition seeking to take advantage of any Debtor Relief Laws, (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under any Debtor Relief Laws, (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign, (v) admit in writing its inability to pay its debts as they become due, (vi) make a general assignment for the benefit of creditors, or (vii) take any corporate action for the purpose of authorizing any of the foregoing.
(j)Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against any Credit Party or any Material Subsidiary thereof in any court of competent jurisdiction seeking (i) relief under any Debtor Relief Laws, or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for any Credit Party or any Material Subsidiary thereof or for all or any substantial part of its assets, domestic or foreign, and such case or proceeding shall continue without dismissal or stay for a period of sixty (60) consecutive days, or an order granting the relief requested in such case or proceeding under such Debtor Relief Laws shall be entered.
(k)Failure of Agreements. Any provision of this Agreement or any provision of any other Loan Document shall for any reason cease to be valid and binding on any Credit Party thereof party thereto or any such Person shall so state in writing, in each case other than in accordance with the express terms hereof or thereof.
(l)ERISA Events. The occurrence of any of the following events: (i) any Credit Party or any ERISA Affiliate fails to make full payment when due of all amounts which, under the provisions of any Pension Plan or Sections 412 or 430 of the Code, any Credit Party or any ERISA Affiliate is required to pay as contributions thereto and such unpaid amounts are in excess of the Threshold Amount, (ii) a Termination Event or (iii) any Credit Party or any ERISA Affiliate makes a complete or partial withdrawal from any Multiemployer Plan and the Multiemployer Plan notifies such Credit Party or ERISA Affiliate that such entity has incurred a withdrawal liability requiring payments in an amount exceeding the Threshold Amount.

(m)Judgment. One or more judgments, orders or decrees shall be entered against any Credit Party or any Subsidiary thereof by any court and continues without having been discharged, vacated or stayed for a period of thirty (30) consecutive days after the entry thereof and such judgments, orders or decrees are either (i) for the payment of money, individually or in the aggregate (to the extent not paid or covered by insurance as to which the relevant insurance company has acknowledged the claim and has not disputed coverage), in excess of the Threshold Amount or (ii) for injunctive relief and could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
(n)Subordination Terms. (i) Any of the Obligations for any reason shall cease to be “senior debt,” “senior indebtedness” or “designated senior debt” (or any comparable term) under, and as defined in, the documentation governing any Subordinated Indebtedness that is subordinated (in terms of payment or lien priority) to the Obligations, (ii) the subordination provisions set forth in the documentation for any Subordinated Indebtedness that is subordinated (in terms of payment or lien priority) to the Obligations shall, in whole or in part, cease to be effective or cease to be legally valid, binding and enforceable against the holders of any Subordinated Indebtedness, if applicable, or (iii) any Credit Party or any Subsidiary of any Credit Party, shall assert any of the foregoing in writing.
SECTION 9.2 Remedies. Upon the occurrence and during the continuance of an Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower:
(a)Acceleration; Termination of Credit Facility. Terminate the Commitments and declare the principal of and interest on the Loans and the Reimbursement Obligations at the time outstanding, and all other amounts owed to the Lenders and to the Administrative Agent under this Agreement or any of the other Loan Documents (including all L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented or shall be entitled to present the documents required thereunder) and all other Obligations, to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, and terminate the Credit Facility and any right of the Borrower to request borrowings or Letters of Credit thereunder; provided, that upon the occurrence of an Event of Default specified in Section 9.1(i) or (j), the Credit Facility shall be automatically terminated and all Obligations shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or in any other Loan Document to the contrary notwithstanding.
(b)Letters of Credit. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, demand that the Borrower shall at such time deposit in a Cash Collateral account opened by the Administrative Agent an amount equal to the Minimum Collateral Amount of the aggregate then undrawn and unexpired amount of such Letter of Credit. Amounts held in such Cash Collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay the other Obligations in accordance with Section 9.4. After all such Letters of Credit shall have expired or been fully drawn upon, the Reimbursement Obligation shall have been satisfied and all other Obligations shall have been paid in full, the balance, if any, in such Cash Collateral account shall be returned to the Borrower.
(c)General Remedies. Exercise on behalf of the Lender Parties all of its other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Obligations.
SECTION 9.3 Rights and Remedies Cumulative; Non-Waiver; etc.
(a)The enumeration of the rights and remedies of the Administrative Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between the Borrower, the Administrative Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.
(b)Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 9.2 for the benefit of all the Lenders and the Issuing Lenders; provided that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Issuing Lender or the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as an Issuing Lender or Swingline Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.4 (subject to the terms of Section 4.6), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 9.2 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 4.6, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
SECTION 9.4 Crediting of Payments and Proceeds. In the event that the Obligations have been accelerated pursuant to Section 9.2 or the Administrative Agent or any Lender has exercised any remedy set forth in this Agreement or any other Loan Document, all payments received on account of the Obligations and all net proceeds from the enforcement of the Obligations shall, subject to the provisions of Sections 4.13 and 4.14, be applied by the Administrative Agent as follows:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such;
Second, to payment of that portion of the Obligations constituting fees (other than Commitment Fees and Letter of Credit fees payable to the Revolving Credit Lenders), indemnities and other amounts (other than principal and interest) payable to the Lenders, the Issuing Lenders and the Swingline Lender under the Loan Documents, including attorney fees, ratably among the Lenders, the Issuing Lenders and the Swingline Lender in proportion to the respective amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid Commitment Fees, Letter of Credit fees payable to the Revolving Credit Lenders and interest on the Loans and Reimbursement Obligations, ratably among the Lenders, the Issuing Lenders and the Swingline Lender in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and Reimbursement Obligations and Lender Hedge Obligations and Lender Cash Management Obligations then owing and to Cash Collateralize any L/C Obligations then outstanding, ratably among the holders of such obligations in proportion to the respective amounts described in this clause Fourth payable to them; and
Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by Applicable Law.
Notwithstanding the foregoing, Lender Cash Management Obligations and Lender Hedge Obligations shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable holders thereof following such acceleration or exercise of remedies and at least three (3) Business Days prior to the application of the proceeds thereof. Each holder of Lender Hedge Obligations or Lender Hedge Obligations not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the

Administrative Agent pursuant to the terms of Article X for itself and its Affiliates as if a “Lender” party hereto.
SECTION 9.5 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Credit Party) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lenders and the Administrative Agent (including any claim for the reasonable compensation, reasonable and documented out-of-pocket expenses, disbursements and advances of the Lenders, the Issuing Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lenders and the Administrative Agent under Sections 3.3, 4.3 and 11.3) allowed in such judicial proceeding; and
(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, reasonable and documented out-of-pocket expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 3.3, 4.3 and 11.3.
SECTION 9.6 Credit Bidding.
(a)The Administrative Agent, on behalf of itself and the Lender Parties, shall have the right, exercisable at the direction of the Required Lenders, to credit bid and purchase for the benefit of the Administrative Agent and the Lender Parties all or any portion of assets at any sale thereof conducted by the Administrative Agent under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC, at any sale thereof conducted under the provisions of the United States Bankruptcy Code, including Section 363 thereof, or a sale under a plan of reorganization, or at any other sale or foreclosure conducted by the Administrative Agent (whether by judicial action or otherwise) in accordance with Applicable Law. Such credit bid or purchase may be completed through one or more acquisition vehicles formed by the Administrative Agent to make such credit bid or purchase and, in connection therewith, the Administrative Agent is authorized, on behalf of itself and the other Lender Parties, to adopt documents providing for the governance of the acquisition vehicle or vehicles, and assign the applicable Obligations to any such acquisition vehicle in exchange for Equity Interests and/or debt issued by the applicable acquisition vehicle (which shall be deemed to be held for the ratable account of the applicable Lender Parties on the basis of the Obligations so assigned by each Lender Party); provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof, shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 11.2.
(b)Each Lender hereby agrees, on behalf of itself and each of its Affiliates that is a Lender Party, that, except as otherwise provided in any Loan Document or with the written consent of the Administrative Agent and the Required Lenders, it will not take any enforcement action, accelerate obligations under any of the Loan Documents, or exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC sales or other similar dispositions of assets.
ARTICLE X
THE ADMINISTRATIVE AGENT
SECTION 10.1 Appointment and Authority.
(a)Each of the Lenders and each Issuing Lender hereby irrevocably appoints Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except as provided in Section 10.6, the provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lenders, and neither the Borrower nor any Subsidiary thereof shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
SECTION 10.2 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 10.3 Exculpatory Provisions.
(a)The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder and thereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:
(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;
(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and
(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries or Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
(b)The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 11.2 and Section 9.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default and indicating that such notice is a “Notice of Default” is given to the Administrative Agent by the Borrower, a Lender or an Issuing Lender.
(c)The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith (including any report provided to it by an Issuing Lender pursuant to Section 3.9), (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or (vi) the utilization of any Issuing Lender’s L/C Commitment (it being understood and agreed that each Issuing Lender shall monitor compliance with its own L/C Commitment without any further action by the Administrative Agent).
SECTION 10.4 Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower or any of its Subsidiaries), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
SECTION 10.5 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Credit Facility as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such subagents.
SECTION 10.6 Resignation of Administrative Agent.
(a)The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower and subject to the consent (not to be unreasonably withheld or delayed) of the Borrower (provided no Event of Default has occurred and is continuing at the time of such resignation), to appoint a successor, which shall be a bank or financial institution reasonably experienced in serving as administrative agent on syndicated bank facilities with an office in the United States, or an Affiliate of any such bank or financial institution with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)With effect from the Resignation Effective Date (as applicable), (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuing Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent (other than any rights to indemnity payments owed to the retiring Administrative Agent), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.3 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent or relating to its duties as Administrative Agent that are carried out following its retirement.
(c)Any resignation by Wells Fargo as Administrative Agent pursuant to this Section shall also constitute its resignation as an Issuing Lender and Swingline Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender, if in its sole discretion it elects to, and Swingline Lender, (ii) the retiring Issuing Lender and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor Issuing Lender, if in its sole discretion it elects to, shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit.
SECTION 10.7 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and each Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
SECTION 10.8 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the syndication agents, documentation agents, co-agents, arrangers or bookrunners listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Lender hereunder.
SECTION 10.9 Guaranty Matters. Each of the Lenders (including in its or any of its Affiliate’s capacities as a holder of Lender Hedge Obligations and Lender Cash Management Obligations) irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Subsidiary Guarantor from its obligations under any Loan Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents, as certified by the Borrower. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty Agreement pursuant to this Section 10.9. In each case as specified in this Section 10.9, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to subordinate its interest in such item, or to release such Guarantor from its obligations under the Subsidiary Guaranty Agreement, in each case in accordance with the terms of the Loan Documents and this Section 10.9 as certified by the Borrower.
SECTION 10.10 Lender Hedge Obligations and Lender Cash Management Obligations. No holder of any Lender Hedge Obligations or Lender Cash Management Obligations that obtains the benefits of Section 9.4 shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article X to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Lender Cash Management Obligations and Lender Hedge Obligations unless the Administrative Agent has received written notice of such Lender

Cash Management Obligations and Lender Hedge Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable holders thereof.
ARTICLE XI
MISCELLANEOUS
SECTION 11.1 Notices.
(a)Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:
If to the Borrower:
Yelp Inc.
140 New Montgomery St
San Francisco, CA 94105
Attention of: Laurence Wilson; Edmond Tang
Telephone No.: (415) 568-3249; (415) 269-5432
E-mail:

If to Wells Fargo, as Administrative Agent:
Wells Fargo Bank, National Association
400 Hamilton Ave., 2nd Floor
Palo Alto, CA 94301
MAC A0429-020

Attention of: Alexis Saul-Klein
Telephone No.: (650) 885-2057
Facsimile No.: N/A
E-mail:
If to any Lender:
To the address of such Lender set forth on the Register with respect to deliveries of notices and other documentation that may contain material non-public information.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).
(b)Electronic Communications. Notices and other communications to the Lenders and the Issuing Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any Issuing Lender pursuant to Article II or Article III if such Lender or such Issuing Lender, as applicable, has notified the Administrative Agent that is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or other communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.
(c)Administrative Agent’s Office. The Administrative Agent hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to the Borrower and Lenders, as the Administrative Agent’s Office referred to herein, to which payments due are to be made and at which Loans will be disbursed and Letters of Credit requested.
(d)Change of Address, Etc. Each of the Borrower, the Administrative Agent, any Issuing Lender or the Swingline Lender may change its address or other contact information for notices and other communications hereunder by notice to the other parties hereto. Any Lender may change its address or facsimile number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, each Issuing Lender and the Swingline Lender.
(e)Platform.
(i) Each Credit Party agrees that the Administrative Agent may, but shall not be obligated to, make the Borrower Materials available to the Issuing Lenders and the other Lenders by posting the Borrower Materials on the Platform.

(ii) The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Borrower Materials or the adequacy of the Platform, and expressly disclaim liability for errors or omissions in the Borrower Materials. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Borrower Materials or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Credit Party, any Lender or any other Person or entity for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Credit Party’s or the Administrative Agent’s transmission of communications through the Internet (including the Platform), except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided that in no event shall any Agent Party have any liability to any Credit Party, any Lender, any Issuing Lender or any other Person for indirect, special, incidental, consequential or punitive damages, losses or expenses (as opposed to actual damages, losses or expenses).
(f)Private Side Designation. Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and Applicable Law, including United States Federal and state securities Applicable Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities Applicable Laws.
SECTION 11.2 Amendments, Waivers and Consents. Except as set forth below or as specifically provided in any Loan Document, any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, such amendment, waiver or consent is in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and delivered to the Administrative Agent and, in the case of an amendment, signed by the Borrower; provided, that no amendment, waiver or consent shall:
(a)amend, modify or waive (i) Section 5.2 or any other provision of this Agreement if the effect of such amendment, modification or waiver is to require the Revolving Credit Lenders (pursuant to, in the case of any such amendment to a provision hereof other than Section 5.2, any substantially concurrent request by the Borrower for a borrowing of Revolving Credit Loans or issuance of Letters of Credit) to make Revolving Credit Loans when such Revolving Credit Lenders would not otherwise be required to do so, (ii) the amount of the Swingline Commitment or (iii) the amount of the L/C Sublimit, in each case without the written consent of the Required Lenders;

(b)increase or extend the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.2) or increase the amount of Loans of any Lender, in any case, without the written consent of such Lender;
(c)waive, extend or postpone any date fixed by this Agreement or any other Loan Document for any payment of principal interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby;
(d)reduce the principal of, or the rate of interest specified herein on, any Loan or Reimbursement Obligation, or (subject to clauses (iv) and (viii) of the proviso set forth in the paragraph below) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby; provided that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the rate set forth in Section 4.1(b) during the continuance of an Event of Default;
(e)change Section 4.6 or Section 9.4 in a manner that would alter the pro rata sharing of payments or order of application required thereby without the written consent of each Lender directly and adversely affected thereby;
(f)change any provision of this Section or reduce the percentages specified in the definitions of “Required Lenders,” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly and adversely affected thereby;
(g)consent to the assignment or transfer by any Credit Party of such Credit Party’s rights and obligations under any Loan Document to which it is a party (except as permitted pursuant to Section 8.4), in each case, without the written consent of each Lender; or
(h)release any Subsidiary Guarantor from any Guaranty Agreement (other than as authorized in Section 10.9), without the written consent of each Lender;
provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by each affected Issuing Lender in addition to the Lenders required above, affect the rights or duties of such Issuing Lender under this Agreement or any Letter of Credit Documents relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document or modify Section 11.23 hereof; (iv) each Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (v) each Letter of Credit Document may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; provided that a copy of such amended Letter of Credit Document, cash collateral agreement (if applicable) or other document, as the case may be, shall be promptly delivered to the Administrative Agent upon such amendment or waiver, (vi) the Administrative Agent and the Borrower shall be permitted to amend any provision of the Loan Documents (and such amendment shall become effective without any further action or consent of any other party to any Loan Document) if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error, ambiguity, defect or inconsistency or omission of a technical or immaterial nature in any such provision and (vii) the Administrative Agent and the Borrower may, without the consent of any Lender, enter into amendments or modifications to this Agreement or any of the other Loan Documents or to enter into additional Loan Documents as the Administrative Agent reasonably deems appropriate in order to implement any Benchmark Replacement or any Benchmark Replacement Conforming Changes or otherwise effectuate the terms of Section 4.8(c) in accordance with the terms of Section 4.8(c). Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (A) the Commitment of such Lender may not be increased or extended without the consent of such Lender, and (B) any amendment, waiver, or consent hereunder which requires the consent of all Lenders or each affected Lender that by its terms disproportionately and adversely affects any such Defaulting Lender relative to other affected Lenders shall require the consent of such Defaulting Lender.
Notwithstanding anything in this Agreement to the contrary, each Lender hereby irrevocably authorizes the Administrative Agent on its behalf, and without further consent of any Lender (but with the consent of the Borrower and the Administrative Agent), to amend and restate this Agreement and the other Loan Documents if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated, such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement and the other Loan Documents; provided that no amendment or modification shall result in any increase in the amount of any Lender’s Commitment or any increase in any Lender’s Commitment Percentage, in each case, without the written consent of such affected Lender.
SECTION 11.3 Expenses; Indemnity.
(a)Costs and Expenses. The Borrower and any other Credit Party, jointly and severally, shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable and documented fees, charges and disbursements of a single counsel for the Administrative Agent), in connection with the syndication of the Credit Facility, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by any Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any

Lender or any Issuing Lender (including the reasonable and documented fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or any Issuing Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. Notwithstanding the foregoing, in no event will the Credit Parties be liable for the costs and expenses of more than one firm of legal counsel for the Administrative Agent and the Lenders collectively (and one additional firm of local counsel in each applicable jurisdiction) unless representation by one such firm would present actual or potential conflicts of interest, in which case the Credit Parties will be liable for costs and expenses of one firm of legal counsel for each affected party.
(b)Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, and shall pay or reimburse any such Indemnitee for, any and all losses, claims (including any Environmental Claims), penalties, damages, liabilities and related reasonable and documented out-of-pocket expenses (including the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Credit Party), arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby (including the Transactions), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Credit Party or any Subsidiary thereof, or any Environmental Claim related in any way to any Credit Party or any Subsidiary, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Credit Party or any Subsidiary thereof, and regardless of whether any Indemnitee is a party thereto, or (v) any claim (including any Environmental Claims), investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including reasonable and documented attorneys and consultant’s fees, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses: (A) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee, (B) result from a material breach of such Indemnitee’s funding obligations under this Agreement or under any other Loan

Document as determined by a court of competent jurisdiction by final and nonappealable judgment; or (C) any disputes solely among the Indemnitees (other than disputes involving claims against any Arranger, the Administrative Agent, or any similar Person in its respective capacity as such) that do not arise from any act or omission of the Borrower or any of its Affiliates. This Section 11.3(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim. Notwithstanding the foregoing, in no event will the Credit Parties be liable for the costs and expenses of more than one firm of legal counsel for all Indemnitees unless representation by one such firm would present actual or potential conflicts of interest, in which case the Credit Parties will be liable for costs and expenses of one firm of legal counsel for each affected party.
(c)Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under clause (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), any Issuing Lender, the Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Issuing Lender, the Swingline Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time, or if the Total Credit Exposure has been reduced to zero, then based on such Lender’s share of the Total Credit Exposure immediately prior to such reduction) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that with respect to such unpaid amounts owed to any Issuing Lender or the Swingline Lender solely in its capacity as such, only the Revolving Credit Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Revolving Credit Lenders’ Revolving Credit Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought or, if the Revolving Credit Commitment has been reduced to zero as of such time, determined immediately prior to such reduction); provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), such Issuing Lender or the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), such Issuing Lender or the Swingline Lender in connection with such capacity. The obligations of the Lenders under this clause (c) are subject to the provisions of Section 4.7.
(d)Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, each of the parties hereto agrees that it shall not assert, and hereby waives, any claim against any other party hereto or any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan

Documents or the transactions contemplated hereby or thereby other than for direct and actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and non-appealable judgment of a court of competent jurisdiction.
(e)Payments. All amounts due under this Section shall be payable promptly after demand therefor.
(f)Survival. Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the obligations hereunder.
SECTION 11.4 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Lender, the Swingline Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by Applicable Law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such Issuing Lender, the Swingline Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Credit Party against any and all of the obligations of the Borrower or such Credit Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, such Issuing Lender or the Swingline Lender or any of their respective Affiliates, irrespective of whether or not such Lender, such Issuing Lender, the Swingline Lender or any such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender, such Issuing Lender, the Swingline Lender or such Affiliate different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender or any Affiliate thereof shall exercise any such right of setoff, (x) all amounts so setoff shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 4.14 and, pending such payment, shall be segregated by such Defaulting Lender or Affiliate of a Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lenders, the Swingline Lender and the Lenders, and (y) the Defaulting Lender or its Affiliate shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender or any of its Affiliates as to which such right of setoff was exercised. The rights of each Lender, each Issuing Lender, the Swingline Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Lender, the Swingline Lender or their respective Affiliates may have. Each Lender, such Issuing Lender and the Swingline Lender agree to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
SECTION 11.5 Governing Law; Jurisdiction, Etc.
(a)Governing Law. This Agreement and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon,

arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.
(b)Submission to Jurisdiction. The Borrower and each other Credit Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, any Issuing Lender, the Swingline Lender, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender, any Issuing Lender or the Swingline Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any other Credit Party or its properties in the courts of any jurisdiction.
(c)Waiver of Venue. The Borrower and each other Credit Party irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 11.1. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.
SECTION 11.6 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). IF AND TO THE EXTENT THAT THE FOREGOING WAIVER OF THE RIGHT TO A JURY TRIAL IS UNENFORCEABLE FOR ANY REASON IN SUCH FORUM, EACH OF THE PARTIES HERETO HEREBY CONSENTS TO THE

ADJUDICATION OF ALL CLAIMS PURSUANT TO JUDICIAL REFERENCE AS PROVIDED IN CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 638, AND THE JUDICIAL REFEREE SHALL BE EMPOWERED TO HEAR AND DETERMINE ALL ISSUES IN SUCH REFERENCE, WHETHER FACT OR LAW EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND CONSENT AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 11.7 Reversal of Payments. To the extent any Credit Party makes a payment or payments to the Administrative Agent for the ratable benefit of any of the Lender Parties or to any Lender Party directly or the Administrative Agent exercises its right of setoff, which payments or proceeds (including any proceeds of such setoff) or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any Debtor Relief Law, other Applicable Law or equitable cause, then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent, and each Lender and each Issuing Lender severally agrees to pay to the Administrative Agent upon demand its (or its applicable Affiliate’s) applicable ratable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent plus interest thereon at a per annum rate equal to the Federal Funds Rate from the date of such demand to the date such payment is made to the Administrative Agent.
SECTION 11.8 Injunctive Relief. The Borrower recognizes that, in the event the Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Lenders. Therefore, the Borrower agrees that the Lenders, at the Lenders’ option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.
SECTION 11.9 Successors and Assigns; Participations.
(a)Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and the Loans at the time owing to it); provided that, in each case with respect to any Credit Facility, any such assignment shall be subject to the following conditions:
(i) Minimum Amounts.
A.in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it (in each case with respect to any Credit Facility) or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
B.in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit Facility, or $1,000,000; provided that the Borrower shall be deemed to have given its consent five (5) Business Days after the date written notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Borrower prior to such fifth (5th) Business Day;
(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned;
(iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:
A.the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default under Section 9.1(a), (b), (d) (as a result of a default under Section 8.13), (i) or (j) has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof; and provided, further, that the Borrower’s consent shall not be required during the primary syndication of the Credit Facility;
B.the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of the Revolving Credit Facility if such assignment is to a Person that is not a Lender with a Revolving Credit Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and
C.the consents of the Issuing Lenders and the Swingline Lender (such consents not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Facility.
(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment; provided that (A) only one such fee will be payable in connection with simultaneous assignments to two or more related Approved Funds by a Lender and (B) the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v) No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of its Subsidiaries or Affiliates, (B) a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person) or (C) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (v).
(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested, but not funded by, the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Lenders, the Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Revolving

Credit Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.8, 4.9, 4.10, 4.11 and 11.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section (other than a purported assignment to a natural Person or the Borrower or any of the Borrower’s Subsidiaries or Affiliates, which shall be null and void).
(c)Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in San Francisco, California, a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of (and stated interest on) the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender (but only to the extent of entries in the Register that are applicable to such Lender), at any reasonable time and from time to time upon reasonable prior notice.
(d)Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent, any Issuing Lender or the Swingline Lender, sell participations to any Person (other than a natural Person, (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or the Borrower or any of the Borrower’s Subsidiaries or Affiliates)) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, each Issuing Lender, the Swingline Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.3(c) with respect to any payments made by such Lender to its Participant(s).
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 11.2(b), (c) or (d) that directly and adversely affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.9, 4.10 and 4.11 (subject to the requirements and limitations therein, including the requirements under Section 4.11(g) (it being understood that the documentation required under Section 4.11(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 4.12 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 4.10 or 4.11, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 4.12(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.4 as though it were a Lender; provided that such Participant agrees to be subject to Section 4.6 and Section 11.4 as though it were a Lender.
Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts of (and stated interest on) each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(f)Cashless Settlement. Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent and such Lender.
SECTION 11.10 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and each Issuing Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective Related Parties in connection with the Credit Facility, this Agreement, the transactions contemplated hereby or in connection with marketing of services by such Affiliate or Related Party to the Borrower or any of its Subsidiaries (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by, or required to be disclosed to, any regulatory or similar authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners) or in accordance with the Administrative Agent’s, such Issuing Lender’s or any Lender’s regulatory compliance policy if the Administrative Agent, such Issuing Lender or such Lender, as applicable, deems such disclosure to be necessary for the mitigation of claims by those authorities against the Administrative Agent, such Issuing Lender or such Lender, as applicable, or any of its Related Parties (in which case, the Administrative Agent, such Issuing Lender or such Lender, as applicable, shall use commercially reasonable efforts to, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, promptly notify the Borrower, in advance, to the extent practicable and otherwise permitted by Applicable Law), (c) as to the extent required by Applicable Laws or regulations or in any legal, judicial, administrative proceeding or other compulsory process, (d) to any other party hereto, (e) in connection with the exercise of any remedies under this Agreement, under any other Loan Document or under any Lender Hedge Agreement or Lender Cash Management Agreement, or any action or proceeding relating to this Agreement, any other Loan Document or any Lender Hedge Agreement or Lender Cash Management Agreement, or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement and, in each case, their respective financing sources, (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (iii) an investor or prospective investor in an Approved Fund that also agrees that Information shall be used solely for the purpose of evaluating an investment in such Approved Fund, or (iv) a nationally recognized rating agency that requires access to information regarding the Borrower and its Subsidiaries, the Loans and the Loan Documents in connection with ratings issued with respect to an Approved Fund, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the Credit Facility or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Credit Facility, (h) with the consent of the Borrower, (i) deal terms and other information customarily reported to Thomson Reuters, other bank market data collectors and similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of the Loan Documents, (j) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, any Issuing Lender or any of their respective Affiliates from a third party that is not, to such Person’s knowledge, subject to confidentiality obligations to the Borrower, (k) to the extent that such information is independently developed by such Person, (l) to the extent required by an insurance company in connection with providing insurance coverage or providing reimbursement pursuant to this Agreement or (m) for purposes of establishing a “due diligence” defense. For purposes of this Section, “Information” means all information received from any Credit Party or any Subsidiary thereof relating to any Credit Party or any Subsidiary thereof or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Lender on a nonconfidential basis prior to disclosure by any Credit Party or any Subsidiary thereof; provided that, in the case of information received from a Credit Party or any Subsidiary thereof after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. For the sake of clarity, the Borrower may publicly disclose this Agreement or any Loan Document in each case to the extent required by Applicable Law in connection with any securities law filing requirements or otherwise as required by Applicable Law.
SECTION 11.11 Performance of Duties. Each of the Credit Party’s obligations under this Agreement and each of the other Loan Documents shall be performed by such Credit Party at its sole cost and expense.
SECTION 11.12 All Powers Coupled with Interest. All powers of attorney and other authorizations granted to the Lenders, the Administrative Agent and any Persons designated by the Administrative Agent or any Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied (other than contingent indemnification obligations not then due), any of the Commitments remain in effect or the Credit Facility has not been terminated.
SECTION 11.13 Survival.

(a)All representations and warranties set forth in Article VI and all representations and warranties contained in any certificate, or any of the Loan Documents (including, but not limited to, any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement. All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date (except those that are expressly made as of a specific date), shall survive the Closing Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lenders or any borrowing hereunder.
(b)Notwithstanding any termination of this Agreement, the indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of this Article XI and any other provision of this Agreement and the other Loan Documents shall continue in full force and effect and shall protect the Administrative Agent and the Lenders against events arising after such termination as well as before.
SECTION 11.14 Titles and Captions. Titles and captions of Articles, Sections and subsections in, and the table of contents of, this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.
SECTION 11.15 Severability of Provisions. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction. In the event that any provision is held to be so prohibited or unenforceable in any jurisdiction, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such provision to preserve the original intent thereof in such jurisdiction (subject to the approval of the Required Lenders).
SECTION 11.16 Counterparts; Integration; Effectiveness; Electronic Execution.
(a)Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, any Issuing Lender, the Swingline Lender and/or the Arranger, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
SECTION 11.17 Term of Agreement. This Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations (other than contingent indemnification obligations not then due) arising hereunder or under any other Loan Document shall have been paid and satisfied in full in cash, all Letters of Credit have been terminated or expired (or been Cash Collateralized) or otherwise satisfied in a manner acceptable to the applicable Issuing Lender and the Commitments have been terminated. No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement which survives such termination.
SECTION 11.18 USA PATRIOT Act; Anti-Money Laundering Laws. The Administrative Agent and each Lender hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act or any other Anti-Money Laundering Laws, each of them is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the PATRIOT Act or such Anti-Money Laundering Laws.
SECTION 11.19 Independent Effect of Covenants. The Borrower expressly acknowledges and agrees that each covenant contained in Articles VII or VIII hereof shall be given independent effect. Accordingly, the Borrower shall not engage in any transaction or other act otherwise permitted under any covenant contained in Articles VII or VIII, before or after giving effect to such transaction or act, the Borrower shall or would be in breach of any other covenant contained in Articles VII or VIII.
SECTION 11.20 No Advisory or Fiduciary Responsibility.
(a)In connection with all aspects of each transaction contemplated hereby, each Credit Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that (i) the facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arranger and the Lenders, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof), (ii) in connection with the process leading to such transaction, each of the Administrative Agent, the Arranger and the Lenders is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person, (iii) none of the Administrative Agent, the Arranger or the Lenders has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any Arranger or Lender has advised or is currently advising the Borrower or any of its Affiliates on other matters) and none of the Administrative Agent, the Arranger or the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the financing transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents, (iv) the Arranger and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from, and may conflict with, those of the Borrower and its Affiliates, and none of the Administrative Agent, the Arranger or the Lenders has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship and (v) the Administrative Agent, the Arranger and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Credit Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate.
(b)Each Credit Party acknowledges and agrees that each Lender, the Arranger and any Affiliate thereof may lend money to, invest in, and generally engage in any kind of business with, any of the Borrower, any Affiliate thereof or any other person or entity that may do business with or own securities of any of the foregoing, all as if such Lender, Arranger or Affiliate thereof were not a Lender or Arranger or an Affiliate thereof (or an agent or any other person with any similar role under the Credit Facilities) and without any duty to account therefor to any other Lender, the Arranger, the Borrower or any Affiliate of the foregoing.  Each Lender, the Arranger and any Affiliate thereof may accept fees and other consideration from the Borrower or any Affiliate thereof for services in connection with this Agreement, the Credit Facilities or otherwise without having to account for the same to any other Lender, the Arranger, the Borrower or any Affiliate of the foregoing.
SECTION 11.21 Inconsistencies with Other Documents. In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control.
SECTION 11.22 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i) a reduction in full or in part or cancellation of any such liability;
(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.
SECTION 11.23 Certain ERISA Matters.
(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:
(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit or the Commitments;
(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;
(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the

Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or
(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that none of the Administrative Agent, the Arranger and their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
SECTION 11.24 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and, each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the FDIC under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(a)In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the

United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(b)As used in this Section 11.24, the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” means any of the following:
(i)a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(ii)a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(iii)a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers, all as of the day and year first written above.
YELP INC., as Borrower

By: /s/ David Schwarzbach
Name:  David Schwarzbach
Title: Chief Financial Officer
[Signature Page to Credit Agreement]

ADMINISTRATIVE AGENT AND LENDERS:
WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, Swingline Lender, Issuing Lender and a Lender

By: /s/ Alexis Saul-Klein
Name:  Alexis Saul-Klein
Title: Vice President

[Signature Page to Credit Agreement]

EXHIBIT A-1
to
Credit Agreement
dated as of May 5, 2020
by and among
Yelp Inc.,
as Borrower,
the lenders party thereto,
as Lenders,
and
Wells Fargo Bank, National Association,
as Administrative Agent, Swingline Lender and Issuing Lender

Wells Fargo Bank, National Association,
as Sole Lead Arranger and Sole Bookrunner

FORM OF REVOLVING CREDIT NOTE

REVOLVING CREDIT NOTE
        ___________ ___, 20__

FOR VALUE RECEIVED, the undersigned, YELP INC., a Delaware corporation (the “Borrower”), promises to pay to _______________ (the “Lender”), at the place and times provided in the Credit Agreement referred to below, the unpaid principal amount of all Revolving Credit Loans of the Lender from time to time pursuant to that certain Credit Agreement, dated as of May 5, 2020 (as amended, restated, supplemented or modified from time to time, the “Credit Agreement”) by and among the Borrower, the Lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.
The unpaid principal amount of this Revolving Credit Note from time to time outstanding is payable as provided in the Credit Agreement and shall bear interest as provided in Section 4.1 of the Credit Agreement. All payments of principal and interest on this Revolving Credit Note shall be payable in Dollars in immediately available funds as provided in the Credit Agreement.
This Revolving Credit Note is entitled to the benefits of, and evidences Obligations incurred under, the Credit Agreement, to which reference is made for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of principal of the Obligations evidenced by this Revolving Credit Note and on which such Obligations may be declared to be immediately due and payable.
THIS REVOLVING CREDIT NOTE SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
The Indebtedness evidenced by this Revolving Credit Note is senior in right of payment to all Subordinated Indebtedness referred to in the Credit Agreement.
The Borrower hereby waives all requirements as to diligence, presentment, demand of payment, protest and (except as required by the Credit Agreement) notice of any kind with respect to this Revolving Credit Note.

[Remainder of page intentionally left blank; signature page follows]

Exhibit A-1
Form of Revolving Credit Note

IN WITNESS WHEREOF, the undersigned has executed this Revolving Credit Note under seal as of the day and year first above written.

YELP INC.

By:
Name:
Title:

Exhibit A-1
Form of Revolving Credit Note

EXHIBIT A-2
to
Credit Agreement
dated as of May 5, 2020
by and among
Yelp Inc.,
as Borrower,
the lenders party thereto,
as Lenders,
and
Wells Fargo Bank, National Association,
as Administrative Agent, Swingline Lender and Issuing Lender

Wells Fargo Bank, National Association,
as Sole Lead Arranger and Sole Bookrunner

FORM OF SWINGLINE NOTE

SWINGLINE NOTE
        ________________, 20__

FOR VALUE RECEIVED, the undersigned, YELP INC., a Delaware corporation (the “Borrower”), promises to pay to WELLS FARGO BANK, NATIONAL ASSOCIATION (the “Lender”), at the place and times provided in the Credit Agreement referred to below, the unpaid principal amount of all Swingline Loans of the Lender from time to time pursuant to that certain Credit Agreement, dated as of May 5, 2020 (as amended, restated, supplemented or modified from time to time, the “Credit Agreement”) by and among the Borrower, the Lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.
The unpaid principal amount of this Swingline Note from time to time outstanding is payable as provided in the Credit Agreement and shall bear interest as provided in Section 4.1 of the Credit Agreement. Swingline Loans refunded as Revolving Credit Loans in accordance with Section 2.2(b) of the Credit Agreement shall be payable by the Borrower as Revolving Credit Loans pursuant to the Revolving Credit Notes, and shall not be payable under this Swingline Note as Swingline Loans. All payments of principal and interest on this Swingline Note shall be payable in Dollars in immediately available funds as provided in the Credit Agreement.
This Swingline Note is entitled to the benefits of, and evidences Obligations incurred under, the Credit Agreement, to which reference is made for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of principal of the Obligations evidenced by this Swingline Note and on which such Obligations may be declared to be immediately due and payable.
THIS SWINGLINE NOTE SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
The Indebtedness evidenced by this Swingline Note is senior in right of payment to all Subordinated Indebtedness referred to in the Credit Agreement.
The Borrower hereby waives all requirements as to diligence, presentment, demand of payment, protest and (except as required by the Credit Agreement) notice of any kind with respect to this Swingline Note.
[Remainder of page intentionally left blank; signature page follows]

Exhibit A-2
Form of Swingline Note

IN WITNESS WHEREOF, the undersigned has executed this Swingline Note under seal as of the day and year first above written.

YELP INC.

By:
Name:
Title:

Exhibit A-2
Form of Swingline Note

EXHIBIT B
to
Credit Agreement
dated as of May 5, 2020
by and among
Yelp Inc.,
as Borrower,
the lenders party thereto,
as Lenders,
and
Wells Fargo Bank, National Association,
as Administrative Agent, Swingline Lender and Issuing Lender

Wells Fargo Bank, National Association,
as Sole Lead Arranger and Sole Bookrunner

FORM OF NOTICE OF BORROWING

NOTICE OF BORROWING

Dated as of: _____________

Wells Fargo Bank, National Association,
as Administrative Agent
400 Hamilton Ave., 2nd Floor
Palo Alto, CA 94301
MAC A0429-020
Attention of: Alexis Saul-Klein
Telephone No.: (650) 885-2057
E-mail:

Ladies and Gentlemen:

This irrevocable Notice of Borrowing is delivered to you pursuant to Section 2.3 of the Credit Agreement dated as of May 5, 2020 (as amended, restated, supplemented or modified from time to time, the “Credit Agreement”), by and among Yelp Inc., a Delaware corporation (the “Borrower”), the Lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.
1. The Borrower hereby requests that the Lenders make [a Revolving Credit Loan][a Swingline Loan] to the Borrower in the aggregate principal amount of $___________. (Complete with an amount in accordance with Section 2.3 of the Credit Agreement.)
2. The Borrower hereby requests that such Loan(s) be made on the following Business Day: _____________________. (Complete with a Business Day in accordance with Section 2.3 of the Credit Agreement).
3. The Borrower hereby requests that such Loan(s) bear interest at the following interest rate, plus the Applicable Margin, as set forth below:

Component of Loan[1]	Interest Rate	Interest Period (LIBOR Rate only)
[Base Rate or LIBOR Rate][2]
4. The aggregate principal amount of all Loans and L/C Obligations outstanding as of the date hereof (including the Loan(s) requested herein) does not exceed the maximum amount permitted to be outstanding pursuant to the terms of the Credit Agreement.
1 Complete with the Dollar amount of that portion of the overall Loan requested that is to bear interest at the selected interest rate and/or Interest Period (e.g., for a $20,000,000 loan, $5,000,000 may be requested at Base Rate, $8,000,000 may be requested at LIBOR with an interest period of three months and $7,000,000 may be requested at LIBOR with an interest period of one month).
2 Complete with (i) the Base Rate or the LIBOR Rate for Revolving Credit Loans or (ii) the Base Rate for Swingline Loans.
Exhibit B
Form of Notice of Borrowing

5. All of the conditions applicable to the Loan(s) requested herein as set forth in the Credit Agreement have been satisfied as of the date hereof and will remain satisfied to the date of such Loan.
[Remainder of page intentionally left blank; signature page follows]

Exhibit B
Form of Notice of Borrowing

IN WITNESS WHEREOF, the undersigned has executed this Notice of Borrowing as of the day and year first written above.

YELP INC.

By:
Name:
Title:

Exhibit B
Form of Notice of Borrowing

EXHIBIT C
to
Credit Agreement
dated as of May 5, 2020
by and among
Yelp Inc.,
as Borrower,
the lenders party thereto,
as Lenders,
and
Wells Fargo Bank, National Association,
as Administrative Agent, Swingline Lender and Issuing Lender

Wells Fargo Bank, National Association,
as Sole Lead Arranger and Sole Bookrunner

FORM OF NOTICE OF ACCOUNT DESIGNATION

NOTICE OF ACCOUNT DESIGNATION

Dated as of: _________

Wells Fargo Bank, National Association,
as Administrative Agent
400 Hamilton Ave., 2nd Floor
Palo Alto, CA 94301
MAC A0429-020
Attention of: Alexis Saul-Klein
Telephone No.: (650) 885-2057
E-mail:

Ladies and Gentlemen:

This Notice of Account Designation is delivered to you pursuant to Section 2.3(b) of the Credit Agreement dated as of May 5, 2020 (as amended, restated, supplemented or modified from time to time, the “Credit Agreement”), by and among Yelp Inc., a Delaware corporation, as Borrower, the Lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.
1. The Administrative Agent is hereby authorized to disburse all Loan proceeds into the following account(s):
____________________________
Bank Name: ____________
ABA Routing Number: _________
Account Number: _____________

2. This authorization shall remain in effect until revoked or until a subsequent Notice of Account Designation is provided to the Administrative Agent.
[Remainder of page intentionally left blank; signature page follows]

Exhibit C
Form of Notice of Account Designation

IN WITNESS WHEREOF, the undersigned has executed this Notice of Account Designation as of the day and year first written above.

YELP INC.

By:
Name:
Title:

Exhibit C
Form of Notice of Account Designation

EXHIBIT D
to
Credit Agreement
dated as of May 5, 2020
by and among
Yelp Inc.,
as Borrower,
the lenders party thereto,
as Lenders,
and
Wells Fargo Bank, National Association,
as Administrative Agent, Swingline Lender and Issuing Lender

Wells Fargo Bank, National Association,
as Sole Lead Arranger and Sole Bookrunner

FORM OF NOTICE OF PREPAYMENT

NOTICE OF PREPAYMENT

Dated as of: _____________

Wells Fargo Bank, National Association,
as Administrative Agent
400 Hamilton Ave., 2nd Floor
Palo Alto, CA 94301
MAC A0429-020
Attention of: Alexis Saul-Klein
Telephone No.: (650) 885-2057
E-mail:

Ladies and Gentlemen:

        This irrevocable Notice of Prepayment is delivered to you pursuant to Section 2.4(c) of the Credit Agreement dated as of May 5, 2020 (as amended, restated, supplemented or modified from time to time, the “Credit Agreement”), by and among Yelp Inc., a Delaware corporation (the “Borrower”), the Lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.
1. The Borrower hereby provides notice to the Administrative Agent that it shall repay the following [Base Rate Loans] and/or [LIBOR Rate Loans]: _______________. (Complete with an amount in accordance with Section 2.4 of the Credit Agreement.)
2. The Loan(s) to be prepaid consist of: [check each applicable box]
☐ a Swingline Loan
☐ a Revolving Credit Loan
3. The Borrower shall repay the above-referenced Loans on the following Business Day: _______________. (Complete with a date no earlier than (i) the same Business Day as of the date of this Notice of Prepayment with respect to any Swingline Loan or Base Rate Loan and (ii) three (3) Business Days subsequent to date of this Notice of Prepayment with respect to any LIBOR Rate Loan.)
[Remainder of page intentionally left blank; signature page follows]

Exhibit D
Form of Notice of Prepayment

IN WITNESS WHEREOF, the undersigned has executed this Notice of Prepayment as of the day and year first written above.

YELP INC.

By:
Name:
Title:

Exhibit D
Form of Notice of Prepayment

EXHIBIT E
to
Credit Agreement
dated as of May 5, 2020
by and among
Yelp Inc.,
as Borrower,
the lenders party thereto,
as Lenders,
and
Wells Fargo Bank, National Association,
as Administrative Agent, Swingline Lender and Issuing Lender

Wells Fargo Bank, National Association,
as Sole Lead Arranger and Sole Bookrunner

FORM OF NOTICE OF CONVERSION/CONTINUATION

NOTICE OF CONVERSION/CONTINUATION

Dated as of: _____________

Wells Fargo Bank, National Association, as Administrative Agent
400 Hamilton Ave., 2nd Floor
Palo Alto, CA 94301
MAC A0429-020
Attention of: Alexis Saul-Klein
Telephone No.: (650) 885-2057
E-mail:

Ladies and Gentlemen:

This irrevocable Notice of Conversion/Continuation (this “Notice”) is delivered to you pursuant to Section 4.2 of the Credit Agreement dated as of May 5, 2020 (as amended, restated, supplemented or modified from time to time, the “Credit Agreement”), by and among Yelp Inc., a Delaware corporation (the “Borrower”), the Lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.
1. The Loan to which this Notice relates is a Revolving Credit Loan.
2. This Notice is submitted for the purpose of: (Check one and complete applicable information in accordance with the Credit Agreement.)
☐ Converting all or a portion of a Base Rate Loan into a LIBOR Rate Loan

Outstanding principal balance: $______________
Principal amount to be converted: $______________
Requested effective date of conversion: _______________
Requested new Interest Period: _______________

☐ Converting all or a portion of a LIBOR Rate Loan into a Base Rate Loan

Outstanding principal balance: $______________
Principal amount to be converted: $______________
Last day of the current Interest Period: _______________
Requested effective date of conversion: _______________
Exhibit E
Form of Notice of Conversion/Continuation

☐ Continuing all or a portion of a LIBOR Rate Loan as a LIBOR Rate Loan

Outstanding principal balance: $______________
Principal amount to be continued: $______________
Last day of the current Interest Period: _______________
Requested effective date of continuation: _______________
Requested new Interest Period: _______________
3. The aggregate principal amount of all Loans and L/C Obligations outstanding as of the date hereof does not exceed the maximum amount permitted to be outstanding pursuant to the terms of the Credit Agreement.
[Remainder of page intentionally left blank; signature page follows]

Exhibit E
Form of Notice of Conversion/Continuation

IN WITNESS WHEREOF, the undersigned has executed this Notice of Conversion/Continuation as of the day and year first written above.

YELP INC.

By:
Name:
Title:

Exhibit E
Form of Notice of Conversion/Continuation

EXHIBIT F
to
Credit Agreement
dated as of May 5, 2020
by and among
Yelp Inc.,
as Borrower,
the lenders party thereto,
as Lenders,
and
Wells Fargo Bank, National Association,
as Administrative Agent, Swingline Lender and Issuing Lender

Wells Fargo Bank, National Association,
as Sole Lead Arranger and Sole Bookrunner

FORM OF OFFICER’S COMPLIANCE CERTIFICATE

OFFICER’S COMPLIANCE CERTIFICATE
Dated as of: _____________

The undersigned Responsible Officer, on behalf of Yelp Inc., a Delaware corporation (the “Borrower”), hereby certifies to the Administrative Agent and the Lenders, each as defined in the Credit Agreement referred to below, as follows:
1. This certificate is delivered to you pursuant to Section 7.2 of the Credit Agreement dated as of May 5, 2020 (as amended, restated, supplemented or modified from time to time, the “Credit Agreement”), by and among the Borrower, the Lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.
2. I have reviewed the financial statements of the Borrower and its Subsidiaries dated as of _______________ and for the _______________ period[s] then ended and such statements fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the dates indicated and the results of their operations and cash flows for the period[s] indicated.
3. I have reviewed the terms of the Credit Agreement, and the related Loan Documents and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and the condition of the Borrower and its Subsidiaries during the accounting period covered by the financial statements referred to in Paragraph 2 above. Such review has not disclosed the existence during or at the end of such accounting period of any condition or event that constitutes a Default or an Event of Default, nor do I have any knowledge of the existence of any such condition or event as at the date of this certificate [except, if such condition or event exists is continuing as of the date of this certificate, describe the nature and period of existence thereof and what action the Borrower has taken, is taking and proposes to take with respect thereto].
4. As of the date of this certificate, the Borrower and its Subsidiaries are in compliance with the financial covenants contained in Section 8.13 of the Credit Agreement as shown on such Schedule 1 and the Borrower and its Subsidiaries are in compliance with the other covenants and restrictions contained in the Credit Agreement.
[Remainder of page intentionally left blank; signature page follows]

Exhibit F
Form of Officer’s Compliance Certificate

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of the day and year first written above.

YELP INC.

By:
Name:
Title:

Exhibit F
Form of Officer’s Compliance Certificate

Schedule 1
to
Officer’s Compliance Certificate

For the Quarter/Year ended ______________________ (the “Statement Date”)

A. Section 8.13(a) Minimum Liquidity

To be calculated for the applicable period until the Covenant Transition Date.

The Borrower to attach applicable account statements for items (II), (III) and (IV).

        (I) the aggregate amount of Loans available to be drawn under the Revolving Credit Facility as of the Statement Date  $__________

        (II) the unrestricted, unencumbered cash of the Borrower and its
Subsidiaries as of the Statement Date     $__________

        (III) the unrestricted, unencumbered Cash Equivalents of the
Borrower and its Subsidiaries as of the Statement Date   $__________

        (IV) the unrestricted, unencumbered short and long term investments in marketable securities of the Borrower and its Subsidiaries that are consistent with the Borrower’s Investment Policy as of the
Statement Date        $__________

        (V)  Liquidity as of the Statement Date
(Line A.(I), plus Line A.(II), Line A.(III), plus Line A.(IV))  $__________

        (VI) Minimum permitted Liquidity as set forth in Section 8.13(a) of
the Credit Agreement       $__________

        (VII) In Compliance?        Yes/No

Exhibit F
Form of Officer’s Compliance Certificate

B. Section 8.13(b) Maximum Consolidated Total Leverage Ratio

To be calculated for the applicable period from and after the Covenant Transition Date.

        (I) Consolidated Total Funded Indebtedness as of the Statement Date $__________

        (II) Consolidated Adjusted EBITDA for the period of four (4)
consecutive fiscal quarters ending on or immediately prior to
the Statement Date (See Schedule 2)     $__________

        (III) Line B.(I) divided by Line B.(II)      ____ to 1.00

        (IV) Maximum permitted Consolidated Total Leverage Ratio as set
         forth in Section 8.13(b) of the Credit Agreement    ____ to 1.00

        (V) In Compliance?        Yes/No

C. Section 8.13(c)  Minimum Consolidated Interest Coverage Ratio

To be calculated for the applicable period from and after the Covenant Transition Date.

        (I) Consolidated Adjusted EBITDA for the period of four (4)
consecutive fiscal quarters ending on or immediately prior to
the Statement Date (See Schedule 2)     $__________

        (II) Consolidated Interest Expense for the period of four (4)
         consecutive fiscal quarters ending on or immediately prior
         to the Statement Date (See Schedule 3)    $__________

        (III) Line C.(I) divided by Line C.(II)      ____ to 1.00

        (IV) Minimum permitted Consolidated Interest Coverage Ratio
as set forth in Section 8.13(c) of the Credit Agreement   ____ to 1.00

        (V) In Compliance?        Yes/No

Exhibit F
Form of Officer’s Compliance Certificate

Schedule 2
to
Officer’s Compliance Certificate

	Consolidated Adjusted EBITDA	Quarter 1 ended __/__/__	Quarter 2 ended __/__/__	Quarter 3 ended __/__/__	Quarter 4 ended __/__/__	Total (Quarters 1-4)
(1)	Consolidated Net Income for such period
(2)	The following amounts, without duplication, to the extent deducted in determining Consolidated Net Income for such period:
(a) Consolidated Interest Expense

(b) expense for Taxes measured by net income, profits or capital (or any similar measures), paid or accrued, including federal and state and local income Taxes, foreign income Taxes and franchise Taxes

(c) depreciation, amortization and other non-cash charges or expenses, excluding any non-cash charge or expense that represents an accrual for a cash expense to be taken in a future period
(d) extraordinary losses (excluding extraordinary losses from discontinued operations), charges or expenses

(e) transaction fees, charges and other amounts related to the Transactions and any amendment or other modification to the Loan Documents, in each case to the extent paid within six (6) months of the Closing Date or the effectiveness of such amendment or other modification

Exhibit F
Form of Officer’s Compliance Certificate

(f) transaction fees, charges and other amounts in connection with any Permitted Acquisition, Investment, disposition, issuance or repurchase of Equity Interests, or the incurrence, amendment or waiver of Indebtedness permitted hereunder (other than those related to the Transactions or with respect to any amendment or modification of the Loan Documents)[3]

(g) non-cash equity-based compensation expenses
(h) fees and expenses related to any Permitted Acquisition, Investment or other permitted transaction, other than those related to the Transactions or with respect to any amendment or modification of the Loan Documents
3 In each case, whether or not consummated, to the extent paid within six (6) months of the closing or effectiveness of such event or the termination or abandonment of such transaction, as the case may be; provided that such amount with respect to transactions that are not consummated shall not exceed $1,000,000 for such period.
Exhibit F
Form of Officer’s Compliance Certificate

(i) unusual or non-recurring losses, charges or expenses (including non-recurring cash expenses for each restructuring that has been consummated during such period)[4]
(3)	Line (2)(a) plus Line (2)(b) plus Line (2)(c) plus Line (2)(d) plus Line (2)(e) plus Line (2)(f) plus Line (2)(g) plus Line 2(h) plus Line (2)(i)
(4)	The following amounts, without duplication, to the extent added in computing Consolidated Net Income for such period:
(a) interest income
(b) Federal, state, local and foreign income Tax credits of the Borrower and its Subsidiaries for such period (to the extent not netted from income Tax expense)
(c) any extraordinary gains
(d) non-cash gains or non-cash items
4 The aggregate amount added pursuant to this Line (2)(i) for such period shall in no event exceed the greater of (x) $15,000,000 and (y) 10% of Consolidated Adjusted EBITDA for the period (calculated prior to giving effect to any such add-backs pursuant to this Line (2)(i))
Exhibit F
Form of Officer’s Compliance Certificate

(e) any cash expense made during such period which represents the reversal of any non-cash expense that was added in a prior period pursuant to Line 2(c) above subsequent to the fiscal quarter in which the relevant non-cash expenses, charges or losses were incurred

(5)	Line (4)(a) plus Line (4)(b) plus Line 4(c) plus Line 4(d) plus Line 4(e)
(6)	[Pro Forma Basis adjustments to Consolidated Adjusted EBITDA, if applicable]
(7)	Totals (Line (1) plus Line (3) less Line (5) plus or minus, as applicable, Line (6))
Exhibit F
Form of Officer’s Compliance Certificate

Schedule 3
to
Officer’s Compliance Certificate

	Quarter 1 ended __/__/__	Quarter 2 ended __/__/__	Quarter 3 ended __/__/__	Quarter 4 ended __/__/__	Total (Quarters 1-4)
Consolidated Interest Expense

Exhibit F
Form of Officer’s Compliance Certificate

EXHIBIT G
to
Credit Agreement
dated as of May 5, 2020
by and among
Yelp Inc.,
as Borrower,
the lenders party thereto,
as Lenders,
and
Wells Fargo Bank, National Association,
as Administrative Agent, Swingline Lender and Issuing Lender

Wells Fargo Bank, National Association,
as Sole Lead Arranger and Sole Bookrunner

FORM OF ASSIGNMENT AND ASSUMPTION

4133-2495-3124

ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [INSERT NAME OF ASSIGNOR] (the “Assignor”) and the parties identified on the Schedules hereto and [the] [each]5 Assignee identified on the Schedules hereto as “Assignee” or as “Assignees” (collectively, the “Assignees” and each, an “Assignee”). [It is understood and agreed that the rights and obligations of the Assignees6 hereunder are several and not joint.]7 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, supplemented or modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the] [each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the [Assignee] [respective Assignees], and [the] [each] Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under Applicable Law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned to [the] [any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as, [the] [an] “Assigned Interest”). Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.
1. Assignor: [INSERT NAME OF ASSIGNOR]

2. Assignee(s): See Schedules attached hereto

5 For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
6 Select as appropriate.
7 Include bracketed language if there are multiple Assignees.
Exhibit G
Form of Assignment and Assumption

3. Borrower: ______________________________

4. Administrative Agent: Wells Fargo Bank, National Association, as the administrative agent under the Credit Agreement

5. Credit Agreement: The Credit Agreement dated as of May 5, 2020 among Yelp Inc., as Borrower, the Lenders party thereto, and Wells Fargo Bank, National Association, as Administrative Agent (as amended, restated, supplemented or otherwise modified)

6. Assigned Interest:  See Schedules attached hereto

[7. Trade Date: ______________]8

[Remainder of page intentionally left blank; signature page follows]

8 To be completed if the Assignor and the Assignees intend that the minimum assignment amount is to be determined as of the Trade Date.
Exhibit G
Form of Assignment and Assumption

Effective Date: _____________ ___, 2____ [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR]
The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEES

See Schedules attached hereto

Exhibit G
Form of Assignment and Assumption

[Consented to and]9 Accepted:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent[, Issuing Lender and Swingline Lender]

By:_________________________________
Name:
Title:

[Consented to:]10

YELP INC.

By:________________________________
Name:
Title:

9 To be added only if the consent of the Administrative Agent and/or the Swingline Lender and Issuing Lender is required by the terms of the Credit Agreement. May also use a Master Consent.
10 To be added only if the consent of the Borrower is required by the terms of the Credit Agreement. May also use a Master Consent.
Exhibit G
Form of Assignment and Assumption

SCHEDULE 1
To Assignment and Assumption
By its execution of this Schedule, the Assignee identified on the signature block below agrees to the terms set forth in the attached Assignment and Assumption.
Assigned Interests:

Facility Assigned[11]	Aggregate Amount of Commitment/ Loans for all Lenders[12]	Amount of Commitment/ Loans Assigned[13]	Percentage Assigned of Commitment/ Loans[14]	CUSIP Number
	$	$	%
	$	$	%
	$	$	%

[NAME OF ASSIGNEE]15
[and is an Affiliate/Approved Fund of [identify Lender]16]

By:______________________________
Name:
Title:

11 Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment and Assumption (e.g. “Revolving Credit Commitment,” etc.)
12 Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
13 Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
14 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
15 Add additional signature blocks, as needed.
16 Select as appropriate.
Exhibit G
Form of Assignment and Assumption

ANNEX 1
to Assignment and Assumption
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the] [the relevant] Assigned Interest, (ii) [the] [such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2. Assignee[s]. [The] [Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets the requirements of an Eligible Assignee under the Credit Agreement (subject to such consents, if any, as may be required under Section 11.9(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the] [the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the] [such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to [Section 5.1] [Section 7.1]17 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the] [such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the] [such] Assigned Interest, and (vii) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the] [such] Assignee; and (b) agrees that (i) it will, independently and without reliance u
17 Update as necessary to refer to appropriate Financial Statement delivery Section in Credit Agreement.
Exhibit G
Form of Assignment and Assumption

pon the Administrative Agent, [the] [any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the] [each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the] [the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the] [the relevant] Assignee for amounts which have accrued from and after the Effective Date.
3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit G
Form of Assignment and Assumption

EXHIBIT H-1
to
Credit Agreement
dated as of May 5, 2020
by and among
Yelp Inc.,
as Borrower,
the lenders party thereto,
as Lenders,
and
Wells Fargo Bank, National Association,
as Administrative Agent, Swingline Lender and Issuing Lender

Wells Fargo Bank, National Association,
as Sole Lead Arranger and Sole Bookrunner

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(NON-PARTNERSHIP FOREIGN LENDERS)

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of May 5, 2020 (as amended, restated, supplemented or modified from time to time, the “Credit Agreement”), by and among Yelp Inc., a Delaware corporation (the “Borrower”), the lenders who are or may become a party thereto, as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.
Pursuant to the provisions of Section 4.11 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (b) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (c) it is not a ten percent (10%) shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (d) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (a) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (b) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two (2) calendar years preceding such payments.

[NAME OF LENDER]
By:
Name:
Title:
Date: ________ __, 20__

Exhibit H-1
Form of U.S. Tax Compliance Certificate
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

EXHIBIT H-2
to
Credit Agreement
dated as of May 5, 2020
by and among
Yelp Inc.,
as Borrower,
the lenders party thereto,
as Lenders,
and
Wells Fargo Bank, National Association,
as Administrative Agent, Swingline Lender and Issuing Lender

Wells Fargo Bank, National Association,
as Sole Lead Arranger and Sole Bookrunner

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(NON-PARTNERSHIP FOREIGN PARTICIPANTS)

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of May 5, 2020 (as amended, restated, supplemented or modified from time to time, the “Credit Agreement”), by and among Yelp Inc., a Delaware corporation (the “Borrower”), the lenders who are or may become party a thereto, as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.
Pursuant to the provisions of Section 4.11 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (b) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (c) it is not a ten percent (10%) shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (d) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (a) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (b) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two (2) calendar years preceding such payments.

[NAME OF PARTICIPANT]
By:
Name:
Title:
Date: ________ __, 20__

Exhibit H-2
Form of U.S. Tax Compliance Certificate
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

EXHIBIT H-3
to
Credit Agreement
dated as of May 5, 2020
by and among
Yelp Inc.,
as Borrower,
the lenders party thereto,
as Lenders,
and
Wells Fargo Bank, National Association,
as Administrative Agent, Swingline Lender and Issuing Lender

Wells Fargo Bank, National Association,
as Sole Lead Arranger and Sole Bookrunner

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(FOREIGN PARTICIPANT PARTNERSHIPS)

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of May 5, 2020 (as amended, restated, supplemented or modified from time to time, the “Credit Agreement”), by and among Yelp Inc., a Delaware corporation (the “Borrower”), the lenders who are or may become party thereto, as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.
Pursuant to the provisions of Section 4.11 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record owner of the participation in respect of which it is providing this certificate, (b) its direct or indirect partners/members are the sole beneficial owners of such participation, (c) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (d) none of its direct or indirect partners/members is a ten percent (10%) shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (e) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (a) an IRS Form W-8BEN-E or (b) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (i) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (ii) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two (2) calendar years preceding such payments.

[NAME OF PARTICIPANT]
By:
Name:
Title:
Date: ________ __, 20__

Exhibit H-3
Form of U.S. Tax Compliance Certificate
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

EXHIBIT H-4
to
Credit Agreement
dated as of May 5, 2020
by and among
Yelp Inc.,
as Borrower,
the lenders party thereto,
as Lenders,
and
Wells Fargo Bank, National Association,
as Administrative Agent, Swingline Lender and Issuing Lender

Wells Fargo Bank, National Association,
as Sole Lead Arranger and Sole Bookrunner

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(FOREIGN LENDER PARTNERSHIPS)

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of May 5, 2020 (as amended, restated, supplemented or modified from time to time, the “Credit Agreement”), by and among Yelp Inc., a Delaware corporation (the “Borrower”), the lenders who are or may become party thereto, as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.
Pursuant to the provisions of Section 4.11 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (b) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (c) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (d) none of its direct or indirect partners/members is a ten percent (10%) shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (e) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (a) an IRS Form W-8BEN-E or (b) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (i) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (ii) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two (2) calendar years preceding such payments.

[NAME OF LENDER]
By:
Name:
Title:
Date: ________ __, 20__

Exhibit H-4
Form of U.S. Tax Compliance Certificate
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

EXHIBIT I
to
Credit Agreement
dated as of May 5, 2020
by and among
Yelp Inc.,
as Borrower,
the lenders party thereto,
as Lenders,
and
Wells Fargo Bank, National Association,
as Administrative Agent, Swingline Lender and Issuing Lender

Wells Fargo Bank, National Association,
as Sole Lead Arranger and Sole Bookrunner

FORM OF JOINDER AGREEMENT

JOINDER AGREEMENT
(Subsidiary Guaranty Agreement)

This Joinder Agreement (Subsidiary Guaranty Agreement), dated as of ________ __, 20__, is delivered pursuant to Section 4.19 of the Subsidiary Guaranty Agreement dated as of ________ __, 20__, among [NAME OF INITIAL GUARANTOR], a __________ and certain of Yelp, Inc.’s Subsidiaries party thereto as a Guarantor in favor of Wells Fargo Bank, National Association, as administrative agent for the ratable benefit of the Lender Parties (as amended, restated, supplemented or modified from time to time, the “Agreement”). Capitalized terms used herein but not defined herein are used herein with the meaning given them in the Agreement.

By executing and delivering this Joinder Agreement, the undersigned, as provided in Section 4.19 of the Agreement, hereby becomes a party to the Agreement as a Guarantor thereunder with the same force and effect as if originally named as a Guarantor therein.

The Borrower and the undersigned, though separate legal entities, comprise, together with the other Guarantors, one integrated financial enterprise, and all Extensions of Credit to the Borrower will inure, directly or indirectly to the benefit of the undersigned and each other Guarantor.

The undersigned hereby represents and warrants that each representation and warranty contained in Article VI of the Credit Agreement relating to it is true and correct as if made by the undersigned herein.

This Joinder Agreement and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement and the transaction contemplated hereby shall be governed by, and construed in accordance with, the law of the State of New York.

This Joinder Agreement may be executed in any number of identical counterparts, any set of which signed by all the parties hereto shall be deemed to constitute a complete, executed original for all purposes. Transmission by facsimile, “PDF” or similar electronic format of an executed counterpart of this Joinder Agreement shall be deemed to constitute due and sufficient delivery of such counterpart.

[This Space Intentionally Left Blank]

In witness whereof, the undersigned has caused this Joinder Agreement to be duly executed and delivered as of the date first above written.

[___________________], as a Guarantor

By:
Name:
Title:

[Signature Page to Joinder (Subsidiary Guaranty Agreement)]

ACKNOWLEDGED AND AGREED
as of the date of this Joinder Agreement
first above written.

.
WELLS FARGO BANK, NATIONAL
ASSOCIATION, as Administrative Agent

By:
Name:
Title:

[Signature Page to Joinder (Subsidiary Guaranty Agreement)]

EXHIBIT J
to
Credit Agreement
dated as of May 5, 2020
by and among
Yelp Inc.,
as Borrower,
the lenders party thereto,
as Lenders,
and
Wells Fargo Bank, National Association,
as Administrative Agent, Swingline Lender and Issuing Lender

Wells Fargo Bank, National Association,
as Sole Lead Arranger and Sole Bookrunner

FORM OF SUBSIDIARY GUARANTY AGREEMENT

SUBSIDIARY GUARANTY AGREEMENT
dated as of ________ [●], 20___
by and among
[NAME OF INITIAL GUARANTOR]
as the initial Guarantor,
and
certain other Subsidiaries of Yelp Inc.,
as Guarantors,
in favor of
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent

Page

SUBSIDIARY GUARANTY AGREEMENT (as amended, restated, supplemented or otherwise modified, this “Agreement”), dated as of ___________ [●], 20__, is made by [NAME OF INITIAL GUARARNTOR] and any Additional Guarantor (as defined below) who may become a party to this Agreement (each a “Guarantor” and, collectively, the “Guarantors”), in favor of WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (in such capacity, the “Administrative Agent”), for the ratable benefit of the Lender Parties (as defined in the Credit Agreement referred to below).
STATEMENT OF PURPOSE
Pursuant to the terms of the Credit Agreement dated of May 5, 2020 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Yelp Inc. (the “Borrower”), the lenders from time to time party thereto (collectively, the “Lenders”) and the Administrative Agent, the Lenders have agreed to make Extensions of Credit to the Borrower upon the terms and subject to the conditions set forth therein.
Each Guarantor is a Subsidiary of the Borrower and as such all Extensions of Credit to the Borrower will inure, directly or indirectly to the benefit of each of the Guarantors.
It is a requirement under the Credit Agreement that the Guarantors (as defined below) shall have executed and delivered this Agreement to the Administrative Agent, for the ratable benefit of the Lender Parties.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, and to induce the Lenders to make their respective Extensions of Credit to the Borrower from time to time under the Credit Agreement, the Guarantors hereby agree with the Administrative Agent, for the ratable benefit of the Lender Parties, as follows:
ARTICLE I
DEFINED TERMS

Section 1.1Definitions. The following terms when used in this Agreement shall have the meanings assigned to them below:
“Additional Guarantor” means each direct and indirect Subsidiary of the Borrower which hereafter becomes a Guarantor pursuant to Section 4.19 hereof and Section 7.13 of the Credit Agreement.
“Guaranteed Obligations” has the meaning set forth in Section 2.1.
“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Credit Party that has total assets exceeding $10,000,000 at the time the relevant guaranty, keepwell or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Subject Obligations” means, whether now in existence or hereafter arising: (a)  any and all Obligations, (b) any and all Lender Cash Management Obligations and (c) any and all Lender Hedge Obligations.
Section 1.2Other Definitional Provisions. Capitalized terms used and not otherwise defined in this Agreement including the preambles and recitals hereof shall have the meanings ascribed to them in the Credit Agreement. In the event of a conflict between capitalized terms defined herein and in the Credit Agreement, the Credit Agreement shall control. The words “hereof,” “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. Where the context requires, terms relating to collateral or any part thereof, when used in relation to a Guarantor, shall refer to the collateral owned by such Guarantor or the relevant part thereof.
ARTICLE II
GUARANTY

Section 2.1Guaranty. Each Guarantor hereby, jointly and severally with the other Guarantors, absolutely, irrevocably and unconditionally guarantees to the Administrative Agent for the ratable benefit of the Lender Parties, and their respective permitted successors, endorsees, transferees and assigns, the prompt payment and performance of all Subject Obligations, whether primary or secondary (whether by way of endorsement or otherwise), whether now existing or hereafter arising, whether or not from time to time reduced or extinguished (except by payment thereof) or hereafter increased or incurred, whether enforceable or unenforceable as against the Borrower, any other Credit Party or any Subsidiary thereof, whether or not discharged, stayed or otherwise affected by any Debtor Relief Law or proceeding thereunder, whether created directly with the Administrative Agent or any Lender Party or acquired by the Administrative Agent or any other Lender Party through assignment or endorsement or otherwise, whether matured or unmatured, whether joint or several, as and when the same become due and payable (whether at maturity or earlier, by reason of acceleration, mandatory repayment or otherwise), in accordance with the terms of any such instruments evidencing any such obligations, including all renewals, extensions or modifications thereof (all Subject Obligations, including all of the foregoing being hereafter collectively referred to as the “Guaranteed Obligations”); provided that the Guaranteed Obligations of a Guarantor shall exclude any Excluded Swap Obligations with respect to such Guarantor. This Agreement is a guarantee of due and punctual payment and performance and not of collectibility.
Section 2.2Bankruptcy Limitations on Guarantors. Notwithstanding anything to the contrary contained in Section 2.1, it is the intention of each Guarantor and the Lender Parties
2

that, in any proceeding involving the bankruptcy, reorganization, arrangement, adjustment of debts, relief of debtors, dissolution or insolvency or any similar proceeding with respect to any Guarantor or its assets, the amount of such Guarantor’s obligations with respect to the Guaranteed Obligations shall be equal to, but not in excess of, the maximum amount thereof not subject to avoidance or recovery by operation of Debtor Relief Laws after giving effect to Section 2.3(a). To that end, but only in the event and to the extent that after giving effect to Section 2.3(a) such Guarantor’s obligations with respect to the Guaranteed Obligations or any payment made pursuant to such Guaranteed Obligations would, but for the operation of the first sentence of this Section 2.2, be subject to avoidance or recovery in any such proceeding under Debtor Relief Laws after giving effect to Section 2.3(a), the amount of such Guarantor’s obligations with respect to the Guaranteed Obligations shall be limited to the largest amount which, after giving effect thereto, would not, under Debtor Relief Laws, render such Guarantor’s obligations with respect to the Guaranteed Obligations unenforceable or avoidable or otherwise subject to recovery under Debtor Relief Laws. To the extent any payment actually made pursuant to the Guaranteed Obligations exceeds the limitation of the first sentence of this Section 2.2 and is otherwise subject to avoidance and recovery in any such proceeding under Debtor Relief Laws, the amount subject to avoidance shall in all events be limited to the amount by which such actual payment exceeds such limitation and the Guaranteed Obligations as limited by the first sentence of this Section 2.2 shall in all events remain in full force and effect and be fully enforceable against such Guarantor. The first sentence of this Section 2.2 is intended solely to preserve the rights of the Lender Parties hereunder against such Guarantor in such proceeding to the maximum extent permitted by Debtor Relief Laws and neither such Guarantor, the Borrower, any other Guarantor nor any other Person shall have any right or claim under such sentence that would not otherwise be available under Debtor Relief Laws in such proceeding.
Section 2.3Agreements for Contribution.
(a)The Guarantors hereby agree among themselves that, if any such Guarantor shall make an Excess Payment (as defined below), such Guarantor shall have a right of contribution from each other Guarantor in an amount equal to such other Guarantor’s Contribution Share (as defined below) of such Excess Payment. The payment obligations of each Guarantor under this Section 2.3(a) shall be subordinate and subject in right of payment to the Guaranteed Obligations until such time as the Guaranteed Obligations have been paid in full (other than contingent indemnification obligations under which no claim has been made) and the Commitments terminated, and no such Guarantor shall exercise any right or remedy under this Section 2.3(a) against any other Guarantor until such Guaranteed Obligations have been paid in full (other than contingent indemnification obligations under which no claim has been made) and the Commitments terminated. For purposes of this Section 2.3(a), (i) “Excess Payment” shall mean the amount paid by a Guarantor in excess of its Ratable Share (as defined below) of any Guaranteed Obligations; (ii) “Ratable Share” shall mean, for any Guarantor in respect of any payment of Guaranteed Obligations, the ratio (expressed as a percentage) as of the date of such payment of Guaranteed Obligations of (A) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including probable contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (B) the amount by
3

which the aggregate present fair salable value of all assets and other properties of all of the Guarantors exceeds the amount of all of the debts and liabilities (including probable contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Guarantors hereunder) of all of the Guarantors; provided, however, that for purposes of calculating the Ratable Shares of the Guarantors in respect of any payment of Guaranteed Obligations, any such Guarantor that became a Guarantor subsequent to the date of any such payment shall be deemed to have been a Guarantor on the date of such payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such payment; and (iii) “Contribution Share” shall mean, for any Guarantor in respect of any Excess Payment made by any other Guarantor, the ratio (expressed as a percentage) as of the date of such Excess Payment of (A) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including probable contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (B) the amount by which the aggregate present fair salable value of all assets and other properties of all of the Guarantors (other than the maker of such Excess Payment) exceeds the amount of all of the debts and liabilities (including probable contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Guarantors hereunder) of all of the Guarantors (other than the maker of such Excess Payment); provided, however, that, for purposes of calculating the Contribution Shares of the Guarantors in respect of any Excess Payment, any Guarantor that became a Guarantor subsequent to the date of any such Excess Payment shall be deemed to have been a Guarantor on the date of such Excess Payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such Excess Payment. Each of the Guarantors recognizes and acknowledges that the rights to contribution arising hereunder shall constitute an asset in favor of the party entitled to such contribution. This Section 2.3 shall not be deemed to affect any right of subrogation, indemnity, reimbursement or contribution that any Guarantor may have under Applicable Law against the Borrower, any other Credit Party or any Subsidiary thereof in respect of any payment of Guaranteed Obligations.
(b)No Subrogation. Notwithstanding any payment or payments by any of the Guarantors hereunder, or any set-off or application of funds of any of the Guarantors by the Administrative Agent or any other Lender Party, or the receipt of any amounts by the Administrative Agent or any other Lender Party with respect to any of the Guaranteed Obligations, none of the Guarantors shall be entitled to be subrogated to any of the rights of the Administrative Agent or any other Lender Party against the Borrower or the Guarantors or against any collateral security held by the Administrative Agent or any other Lender Party for the payment of the Guaranteed Obligations nor shall any of the Guarantors seek any reimbursement or contribution from the Borrower or any Guarantor in respect of payments made by such Guarantor in connection with the Guaranteed Obligations, until all amounts owing to the Administrative Agent and the Lender Parties on account of the Guaranteed Obligations are paid in full (other than contingent indemnification obligations under which no claim has been made) and the Commitments are terminated. If any amount shall be paid to any Guarantor on account of such subrogation, reimbursement or contribution rights at any time when all of the Guaranteed Obligations (other than contingent indemnification obligations under which no claim has been
4

made) shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Administrative Agent, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly endorsed by such Guarantor to the Administrative Agent, if required) to be applied against the Guaranteed Obligations, whether matured or unmatured, in such order as set forth in the Credit Agreement. Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, no Guarantor shall exercise any rights of subrogation, contribution, indemnity, reimbursement or other similar rights against, and no Guarantor shall proceed or seek recourse against or with respect to any property or asset of, the Borrower or any other Guarantor (including after payment in full of the Guaranteed Obligations), and each Guarantor shall be deemed to have waived all such rights and remedies, if all or any portion of the Guaranteed Obligations have been satisfied in connection with an exercise of remedies in respect of the Equity Interests of the Borrower or such other Guarantor, whether pursuant to the Loan Documents or otherwise.

Section 2.4Nature of Guaranty.
(a)Each Guarantor agrees that this Agreement is a continuing, unconditional guaranty of payment and performance and not of collection, and that its obligations under this Agreement shall be primary, absolute and unconditional, irrespective of, and unaffected by:
(i) the genuineness, legality, validity, regularity, enforceability or any future amendment of, or change in, the Credit Agreement, any other Loan Document, any Lender Hedge Agreement, any Lender Cash Management Agreement or any other agreement, document or instrument to which the Borrower, any Guarantor or any of their respective Subsidiaries or Affiliates is or may become a party (including any increase in the Guaranteed Obligations resulting from any extension of additional credit or otherwise);
(ii) any action under or in respect of the Credit Agreement, any other Loan Document, any Lender Cash Management Agreement or any Lender Hedge Agreement in the exercise of any remedy, power or privilege contained therein or available to any of them at law, in equity or otherwise, or waiver or refraining from exercising any such remedies, power or privileges (including any manner of sale, disposition or any application of any sums by whomever paid or however realized to any Guaranteed Obligations owing by the Borrower, any Guarantor or any Subsidiary thereof to the Administrative Agent or any other Lender Party in such manner as the Administrative Agent or any other Lender Party shall determine in its reasonable discretion);
(iii) the absence of any action to enforce this Agreement, the Credit Agreement, any other Loan Document, Lender Hedge Agreement or Lender Cash Management Agreement, or the waiver or consent by the Administrative Agent or any other Lender Party with respect to any of the provisions of this Agreement,
5

the Credit Agreement, any other Loan Document, Lender Hedge Agreement or Lender Cash Management Agreement;
(iv) the existence, value or condition of, or failure to perfect its Lien against, any security for or other guaranty of the Guaranteed Obligations or any action, or the absence of any action, by the Administrative Agent or any other Lender Party in respect of such security or guaranty (including, without limitation, the release of any such security or guaranty);
(v) any structural change in, restructuring of or other similar organizational change of the Borrower, any Guarantor, any of their respective Subsidiaries or Affiliates, or any other guarantor; or
(vi) any other action or circumstances which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor;
it being agreed by each Guarantor that, subject to the first sentence of Section 2.2, its obligations under this Agreement shall not be discharged until the payment in full of the Guaranteed Obligations (other than contingent indemnification obligations under which no claim has been made) and the termination of the Commitments, provided that a Guarantor may be released from the Guaranteed Obligations pursuant to Section 4.18.
(b)Each Guarantor represents, warrants and agrees that its obligations under this Agreement are not and shall not be subject to any counterclaims, offsets or defenses of any kind (other than the defense of payment) against the Administrative Agent, the other Lender Parties, the Borrower, any Guarantor or any other Person whether now existing or which may arise in the future.
(c)Each Guarantor hereby agrees and acknowledges that the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Agreement, and all dealings between the Borrower and any of the Guarantors, on the one hand, and the Administrative Agent and the other Lender Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this Agreement.
Section 2.5Waivers. To the extent permitted by Applicable Law, each Guarantor expressly waives all of the following rights and defenses (and agrees not to take advantage of or assert any such right or defense):
(a)any rights it may now or in the future have under any statute, or at law or in equity, or otherwise, to compel the Administrative Agent or any other Lender Party to proceed in respect of the Guaranteed Obligations against the Borrower or any other Person or against any security for or other guaranty of the payment and performance of the Guaranteed Obligations before proceeding against, or as a condition to proceeding against, such Guarantor;
6

(b)any right it may now or in the future have under any provision of principle of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligation hereunder, including the benefit of any statute of limitations affecting such Guarantor’s liability hereunder;
(c)any defense based upon the failure of the Administrative Agent or any other Lender Party to commence an action in respect of the Guaranteed Obligations against the Borrower, such Guarantor, any other Guarantor or any other Person or any security for the payment and performance of the Guaranteed Obligations;
(d)any defense arising by reason of incapacity, lack of authority or any disability or other defense of the Borrower, any Guarantor or any other Person including any defense based on or arising out of lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Borrower, any Guarantor or any other Person from any cause other than payment in full of the Guaranteed Obligations;
(e)any defense based on the Lender Parties’ errors or omissions in the administration of the Guaranteed Obligations, except behavior that amounts to bad faith;
(f)any right to insist upon, plead or in any manner whatever claim or take the benefit or advantage of, any appraisal, valuation, stay, extension, marshalling of assets or redemption laws, or exemption, whether now or at any time hereafter in force, which may delay, prevent or otherwise affect the performance by such Guarantor of its obligations under, or the enforcement by the Administrative Agent or the other Lender Parties of this Agreement;
(g)any right of diligence, presentment, demand, protest and notice (except as specifically required herein) of whatever kind or nature with respect to any of the Guaranteed Obligations and waives, to the fullest extent permitted by Applicable Law, the benefit of all provisions of law which are or might be in conflict with the terms of this Agreement;
(h)any and all right to notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by the Administrative Agent or any other Lender Party upon, or acceptance of, this Agreement; and
(i)any right of setoff or recoupment or counterclaim against or in respect of the Guaranteed Obligations.
Each Guarantor agrees that any notice or directive given at any time to the Administrative Agent or any other Lender Party which is inconsistent with any of the foregoing waivers shall be null and void and may be ignored by the Administrative Agent or such other Lender Party, and, in addition, may not be pleaded or introduced as evidence in any litigation relating to this Agreement for the reason that such pleading or introduction would be at variance with the written terms of this Agreement, unless the Administrative Agent and the Required Lenders have specifically agreed otherwise in writing. The foregoing waivers are of the essence of the transaction contemplated by the Credit Agreement, the other Loan Documents, the Lender Hedge
7

Agreements and the Lender Cash Management Agreements and, but for this Agreement and such waivers, the Administrative Agent and the other Lender Parties would decline to enter into the Credit Agreement, the other Loan Documents, the Lender Hedge Agreements and the Lender Cash Management Agreements.
Section 2.6Modification of Loan Documents, etc. Neither the Administrative Agent nor any other Lender Party shall incur any liability to any Guarantor as a result of any of the following, and none of the following shall impair or release this Agreement or any of the obligations of any Guarantor under this Agreement:
(a)any change or extension of the manner, place or terms of payment of, or renewal or alteration of all or any portion of, the Guaranteed Obligations;
(b)any action under or in respect of the Credit Agreement, the other Loan Documents, the Lender Hedge Agreements or the Lender Cash Management Agreements in the exercise of any remedy, power or privilege contained therein or available to any of them at law, in equity or otherwise, or waiver or refraining from exercising any such remedies, powers or privileges;
(c)any amendment to, or modification of, in any manner whatsoever, any Loan Document, Lender Hedge Agreement or any Lender Cash Management Agreement;
(d)any extension or waiver of the time for performance by any Guarantor, the Borrower or any other Person of, or compliance with, any term, covenant or agreement on its part to be performed or observed under a Loan Document, Lender Hedge Agreement or Lender Cash Management Agreement, or waiver of such performance or compliance or consent to a failure of, or departure from, such performance or compliance;
(e)the taking and holding of security or collateral for the payment of the Guaranteed Obligations or the sale, exchange, release, disposal of, or other dealing with, any property pledged, mortgaged or conveyed, or in which the Administrative Agent or the other Lender Parties have been granted a Lien, to secure any Indebtedness of any Guarantor, the Borrower or any other guarantor to the Administrative Agent or the other Lender Parties;
(f)the release of anyone who may be liable in any manner for the payment of any amounts owed by any Guarantor, the Borrower or any other guarantor to the Administrative Agent or any other Lender Party;
(g)any modification or termination of the terms of any intercreditor or subordination agreement pursuant to which claims of other creditors of any Guarantor or the Borrower are subordinated to the claims of the Administrative Agent or any other Lender Party; or
(h)any application of any sums by whomever paid or however realized to any Guaranteed Obligations owing by any Guarantor or the Borrower to the Administrative Agent or any other Lender Party in such manner as the Administrative Agent or any other Lender Party shall determine in its reasonable discretion.
8

Section 2.7Demand by the Administrative Agent. In addition to the terms set forth in this Article II and in no manner imposing any limitation on such terms, if all or any portion of the then outstanding Guaranteed Obligations are declared to be immediately due and payable, then the Guarantors shall, upon demand in writing therefor by the Administrative Agent to the Guarantors, pay all or such portion of the outstanding Guaranteed Obligations due hereunder then declared due and payable.
Section 2.8Remedies. Upon the occurrence and during the continuance of any Event of Default, notwithstanding the existence of any dispute with respect to the existence of such Event of Default, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, enforce against the Guarantors their obligations and liabilities hereunder and exercise such other rights and remedies as may be available to the Administrative Agent hereunder, under the Credit Agreement, the other Loan Documents, any Lender Hedge Agreements, any Lender Cash Management Agreements or otherwise.
Section 2.9Benefits of Agreement. The provisions of this Agreement are for the ratable benefit of the Administrative Agent and the other Lender Parties and their respective permitted successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between or among any Credit Party, any Subsidiary thereof, the Administrative Agent and the other Lender Parties, the obligations of such Credit Party or such Subsidiary under the Loan Documents, any Lender Hedge Agreements or any Lender Cash Management Agreements. In the event all or any part of the Guaranteed Obligations are transferred, endorsed or assigned by the Administrative Agent or any other Lender Party to any Person or Persons as permitted under the Credit Agreement, any reference to an “Administrative Agent”, or “Lender Party” herein shall be deemed to refer equally to such Person or Persons.
Section 2.10Termination; Reinstatement.
(a)Subject to clause (c) below, this Agreement shall remain in full force and effect until all the Guaranteed Obligations and all the obligations of the Guarantors shall have been paid in full (other than contingent indemnification obligations under which no claim has been made) and the Commitments terminated.
(b)No payment made by the Borrower, any Guarantor or any other Person received or collected by the Administrative Agent or any other Lender Party from the Borrower, any Guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Guaranteed Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the obligations of the Guarantors or any payment received or collected from such Guarantor in respect of the obligations of the Guarantors), remain liable for the obligations of the Guarantors up to the maximum liability of such Guarantor hereunder until the Guaranteed Obligations shall have been paid in full (other than contingent indemnification obligations under which no claim has been made) and the Commitments terminated.
9

(c)Each Guarantor agrees that, if any payment made by the Borrower or any other Person applied to the Guaranteed Obligations is at any time avoided, annulled, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, or is repaid in whole or in part pursuant to a good faith settlement of a pending or threatened claim, or the proceeds of any collateral are required to be refunded by the Administrative Agent or any other Lender Party to the Borrower, its estate, trustee, receiver or any other Person, including, without limitation, any Guarantor, under any Applicable Law or equitable cause, then, to the extent of such payment or repayment, each Guarantor’s liability hereunder (and any Lien or collateral securing such liability) shall be and remain in full force and effect, as fully as if such payment had never been made, and, if prior thereto, this Agreement shall have been canceled or surrendered (and if any Lien or collateral securing such Guarantor’s liability hereunder shall have been released or terminated by virtue of such cancellation or surrender), this Agreement (and such Lien or collateral, if any) shall be reinstated in full force and effect, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligations of such Guarantor in respect of the amount of such payment (or any Lien or collateral securing such obligation).
Section 2.11Payments. Any payments by the Guarantors shall be made to the Administrative Agent, to be credited and applied to the Guaranteed Obligations in accordance with Section 9.4 of the Credit Agreement, in immediately available Dollars to an account designated by the Administrative Agent or at the Administrative Agent’s Office or at any other address that may be specified in writing from time to time by the Administrative Agent.
Section 2.12Subordination of Other Obligations. Any Indebtedness of the Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such Indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for the Administrative Agent on behalf of Lender Parties and shall forthwith be paid over to the Administrative Agent for the benefit of Lender Parties to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof. Notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing or would result therefrom, the Borrower or any Guarantor shall be permitted to make interest and principal payments and payments with respect to cost-plus service agreements entered into with any Obligee Guarantor.
Section 2.13Keepwell. Each Qualified ECP Guarantor hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Guarantor to honor all of its obligations under this Agreement in respect of Swap Obligations; provided that each Qualified ECP Guarantor shall only be liable under this Section 2.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 2.13, or otherwise under this Agreement, voidable under Applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount. The obligations of each Qualified ECP Guarantor under this Section 2.13 shall remain in full force and effect until the discharge or release of the
10

Guaranteed Obligations. Each Qualified ECP Guarantor intends that this Section 2.13 constitute, and this Section 2.13 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
ARTICLE III
REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the other Lender Parties to enter into the Loan Documents, Lender Hedge Agreements and Lender Cash Management Agreements and to make any Extensions of Credit, each Guarantor hereby represents and warrants that each representation and warranty contained in Article VI of the Credit Agreement relating to such Guarantor is true and correct in all material respects (except to the extent any such representation and warranty is qualified by materiality or reference to Material Adverse Effect, in which case, such representation and warranty shall be true, correct and complete in all respects) as if made by such Guarantor herein on and as of the date hereof and on and as of the date of each Extension of Credit.
ARTICLE IV
MISCELLANEOUS

Section 4.1Notices. All notices and communications hereunder shall be given to the addresses and otherwise made in accordance with Section 11.1 of the Credit Agreement; provided that notices and communications to the Guarantors shall be directed to the Guarantors, at the address of the Borrower set forth in Section 11.1 of the Credit Agreement.
Section 4.2Amendments, Waivers and Consents. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified, nor any consent be given, except in accordance with Section 11.2 of the Credit Agreement.
Section 4.3Expenses; Indemnification; Waiver of Consequential Damages, etc.
(a)The Guarantors shall, jointly and severally, pay all reasonable and documented out-of-pocket expenses (including, without limitation, reasonable and documented attorney’s fees and expenses) incurred by the Administrative Agent and each other Lender Party to the extent the Borrower would be required to do so pursuant to Section 11.3 of the Credit Agreement.
(b)The Guarantors shall, jointly and severally, pay and indemnify the Lender Parties against Indemnified Taxes and Other Taxes to the extent the Borrower would be required to do so pursuant to Section 4.11 of the Credit Agreement.
(c)The Guarantors shall, jointly and severally, indemnify each Indemnitee to the extent the Borrower would be required to do so pursuant to Section 11.3 of the Credit Agreement.
11

(d)Notwithstanding anything to the contrary contained in this Agreement, to the fullest extent permitted by Applicable Law, each Guarantor agrees that it shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.
(e)No Indemnitee referred to in this Section 4.3 shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement, or the other Loan Documents or the transactions contemplated hereby or thereby.
(f)All amounts due under this Section 4.3 shall be payable promptly after demand therefor.
Section 4.4Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender Party and each of its respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender Party or any such Affiliate to or for the credit or the account of such Guarantor against any and all of the obligations of such Guarantor now or hereafter existing under this Agreement or any other Loan Document, any Lender Hedge Agreement or any Lender Cash Management Agreement to such Lender Party, irrespective of whether or not such Lender Party shall have made any demand under this Agreement, any other Loan Document, any Lender Hedge Agreement or any Lender Cash Management Agreement and although such obligations of such Guarantor may be contingent or unmatured, secured or unsecured, or are owed to a branch, office or Affiliate of such Lender Party different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness. The rights of each Lender Party and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender Party or its Affiliates may have. Each Lender Party agrees to notify such Guarantor and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
Section 4.5Governing Law; Jurisdiction; Venue; Service of Process.
(a)Governing Law. This Agreement and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby shall be governed by, and construed in accordance with, the law of the State of New York.
(b)Submission to Jurisdiction. Each Guarantor irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description,
12

whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent or any other Lender Party in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent or any other Lender Party may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Guarantor or its properties in the courts of any jurisdiction.
(c)Waiver of Venue. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 11.1 of the Credit Agreement. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.
(e)Appointment of the Borrower as Agent for the Guarantors. Each Guarantor hereby irrevocably appoints and authorizes the Borrower to act as its agent for service of process and notices required to be delivered under this Agreement or under the other Loan Documents, it being understood and agreed that receipt by the Borrower of any summons, notice or other similar item shall be deemed effective receipt by such Guarantor and its Subsidiaries.
Section 4.6Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). IF AND TO THE EXTENT THAT THE FOREGOING WAIVER OF THE RIGHT TO A JURY TRIAL IS UNENFORCEABLE FOR ANY REASON IN SUCH FORUM, EACH OF THE PARTIES HERETO HEREBY CONSENTS TO THE ADJUDICATION OF ALL CLAIMS PURSUANT TO JUDICIAL REFERENCE AS PROVIDED IN CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 638, AND THE JUDICIAL REFEREE SHALL BE EMPOWERED TO HEAR AND DETERMINE ALL
13

ISSUES IN SUCH REFERENCE, WHETHER FACT OR LAW EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND CONSENT AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 4.7Injunctive Relief; Punitive Damages.
(a)Injunctive Relief. Each Guarantor recognizes that, in the event such Guarantor fails to perform, observe or discharge any of its obligations or liabilities under this Agreement or any other Loan Document, any remedy of law may prove to be inadequate relief to the Administrative Agent and the other Lender Parties. Therefore, each Guarantor agrees that the Administrative Agent and the other Lender Parties, at the option of the Administrative Agent and the other Lender Parties, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.
(b)Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, each Guarantor shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
Section 4.8No Waiver by Course of Conduct, Cumulative Remedies. Neither the Administrative Agent nor any other Lender Party shall by any act (except by a written instrument pursuant to Section 4.2), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No delay or failure to take action on the part of the Administrative Agent or any other Lender Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any such right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. A waiver by the Administrative Agent or any other Lender Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Administrative Agent or such Lender Party would otherwise have on any future occasion. The enumeration of the rights and remedies of the Administrative Agent and the other Lender Parties set forth in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the other Lender Parties of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall
14

be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise.
Section 4.9Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; except that no Guarantor may assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent and the other Lenders (in accordance with the Credit Agreement).
Section 4.10All Powers Coupled With Interest. All powers of attorney and other authorizations granted to the Lender Parties, the Administrative Agent and any Persons designated by the Administrative Agent or any other Lender Party pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Guaranteed Obligations (other than contingent indemnification obligations under which no claim has been made) remain unpaid or unsatisfied, or any of the Commitments remain in effect.
Section 4.11Survival of Indemnities. Notwithstanding any termination of this Agreement, the indemnities to which the Administrative Agent and the other Lender Parties are entitled under the provisions of Section 4.3 and any other provision of this Agreement and the other Loan Documents shall continue in full force and effect and shall protect the Administrative Agent and the other Lender Parties against events arising after such termination as well as before.
Section 4.12Titles and Captions. Titles and captions of Articles, Sections and subsections in, and the table of contents of, this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.
Section 4.13Severability of Provisions. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.
Section 4.14Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties, their successors and assigns, and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any document or instrument delivered in connection herewith by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement or such other document or instrument, as applicable.
Section 4.15Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and
15

thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of the Credit Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the other Lender Parties in any other Loan Document shall not be deemed a conflict with this Agreement.
Section 4.16Advice of Counsel, No Strict Construction. Each of the parties represents to each other party hereto that it has discussed this Agreement with its counsel. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
Section 4.17Acknowledgements. Each Guarantor hereby acknowledges that:
(a)it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;
(b)it has received a copy of the Credit Agreement and has reviewed and understands the same;
(c)neither the Administrative Agent nor any other Lender Party has any fiduciary relationship with or duty to any Guarantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Guarantors, on the one hand, and the Administrative Agent and the other Lender Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
(d)no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby or thereby among the Lender Parties or among the Guarantors and the Lender Parties.
Section 4.18Releases. (a) At such time as the Guaranteed Obligations shall have been paid in full in cash (other than contingent indemnification obligations under which no claim has been made) and the Commitments have been terminated, this Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent, the other Lender Parties and each Guarantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party.
(b) In the event that all Equity Interests of any Guarantor that is a Subsidiary of the Borrower shall be sold, transferred or otherwise disposed of in a transaction permitted by the Credit Agreement, then, at the request of the Borrower and at the expense of the Borrower, such Guarantor shall be released from its obligations hereunder; provided that the Borrower shall have delivered to the Administrative Agent, at least ten Business Days prior to the date of the proposed release, a written request for release identifying the relevant Guarantor and a description of the sale or other disposition in reasonable detail, together with a certification by a Responsible Officer of the Borrower stating that such transaction is in compliance with the Credit Agreement and the other Loan Documents.
16

Section 4.19Additional Guarantors. Each Subsidiary of the Borrower that is required to become a party to this Agreement pursuant to Section 7.13 of the Credit Agreement shall become a Guarantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of a supplement in form and substance satisfactory to the Administrative Agent.
[Signature Pages to Follow]

17

IN WITNESS WHEREOF, each of the Guarantors has executed and delivered this Agreement by their duly authorized officers, all as of the day and year first above written.

Guarantor
[NAME OF INITIAL GUARANTOR]
By:
Name:
Title:

[Signature Pages Continue]

[Signature Page to Subsidiary Guaranty Agreement – Yelp]

Acknowledged by the Administrative Agent as of the day and year first written above:
WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent
By:
Name:
Title:

[Signature Page to Subsidiary Guaranty Agreement – Yelp]

EXHIBIT K
to
Credit Agreement
dated as of May 5, 2020
by and among
Yelp Inc.,
as Borrower,
the lenders party thereto,
as Lenders,
and
Wells Fargo Bank, National Association,
as Administrative Agent, Swingline Lender and Issuing Lender

Wells Fargo Bank, National Association,
as Sole Lead Arranger and Sole Bookrunner

BORROWER’S INVESTMENT POLICY

CORPORATE CASH INVESTMENT POLICY
September 13, 2017

PURPOSE

Yelp Inc. (“Company”) maintains cash reserves to accommodate present and future operating and capital cash needs. These cash assets are to be invested in a manner that:

•Preserves capital
•Meets liquidity needs
•Maintains appropriate diversification
•Generates returns relative to these guidelines and prevailing market conditions

The Company’s investment policy as described in this document (“Policy”) is designed to:
•Designate responsibility for investing and reporting and provide appropriate authorizations and indemnification to those individuals
•Provide investment parameters and limitations
•List approved managers

INVESTMENT POLICY

1.0 OBJECTIVES

The Company’s investment portfolio shall be maintained in a manner that minimizes risk of the invested capital. These risks include credit risk, interest rate risk and concentration risk. The portfolio must provide liquidity in a timely manner to accommodate operational and capital needs. The portfolio shall also generate a reasonable return given the risk and liquidity guidelines.

1.1 RISK and YIELD

The Company is adverse to incurring market risk or much credit risk, and will generally sacrifice yield in the interest of safety. Care must always be taken to insure that the Company’s reported financial statements are never materially affected by decrease in the market value of securities held.

1

2.0 INVESTMENT AND REPORTING RESPONSIBILITIES

2.1 Approval

This Investment Policy is effective upon approval by the Company’s Board of Directors (“Board”) or, if delegated by the Board, the Audit Committee of the Board. Changes to the Policy may be made only through resolution approved by the Board or the Audit Committee.

2.2 Authorized Personnel

The CFO or such other employee who is responsible for the Company’s Finance Department in the event that there is no CFO (“Head of Finance”) shall be responsible for maintaining the Company’s investment portfolio in accordance with this Policy. The Head of Finance is authorized to execute such orders, documents and directives as may be necessary, appropriate, or advisable in order to carry out its responsibilities under this Policy. The Head of Finance may further designate staff members to perform day-to-day operational functions in order to carry out directives that are consistent with the Policy. The Company shall indemnify the Head of Finance and its designees in connection with actions taken pursuant to and consistent with this Policy, unless such actions are unlawful.

2.3 Reporting

The Company shall maintain accounts and records sufficient to allow for tracking and accounting of individual securities in the investment portfolio. The status of the investment portfolio shall be available to the Head of Finance monthly. Reports will include a complete listing of the securities held, maturity dates, credit ratings and yield analysis.

3.0 INVESTMENT PARAMETERS/LIMITATIONS

3.1 Allowable Investments

The following investment types, minimum credit ratings, percentage limitations and maturity restrictions are approved:

2

Investment Type	Rating	Maximum % Limit*	Maximum Maturity
U.S. Treasuries	N/A	No maximum	2 years
U.S. Gov’t Agencies	N/A	No maximum	2 years
Commercial Paper	A1 and P1	75%** 5% issuer	270 days
Corporate Obligations, including Notes, Bonds, and MTNs	A1 or A+	75%** 5% issuer	2 years
Municipal Securities*** (as tax situation permits)	Aa2 or AA Mig1 and P1	20% 5% issuer	2 years
Institutional U.S. Treasury or Institutional U.S. Government Agency Funds	AAAm and Aaa	Minimum 3% of fund assets	Overnight
* At time of purchase
** Combined
*** Non re-rated, pre-refunded municipals collateralized by U.S. Treasuries are approved

3.2 Changes in current investment allocation

If the Head of Finance, in consultation with the Investment Manager, determine that the current investment allocation should change, the Audit Committee should be notified. For example, if the current investment is in T-Bills, and the investment allocation is changed to be invested in T-Bills and Commercial Paper, the Audit Committee will be notified. Note that the change in allocation still has to be in accordance with the investment policy.

3.3 Out of Compliance Investments

The Head of Finance must notify the Audit Committee of any investment that falls outside the scope of this Policy within 30 days of the date of noncompliance. All such investments will be assessed on an individual basis by

3

the Audit Committee with any guidance from the Head of Finance that may be requested.

4.0 LIQUIDITY

Investments in securities shall be made so as to provide the liquidity necessary to meet the Company’s operating and capital needs. The weighted average maturity of the portfolio shall not exceed 270 days.

5.0 APPROVED INVESTMENT MANAGER

The company will seek the advice of a professional (the “Investment Manager”) that specializes in corporate cash investing. We will only do business with brokers from firms that are stable and well established.

6.0 RESPONSIBILITIES OF INVESTMENT MANAGER

6.1 Adherence to Policy

6.1.1 Investment Manager is expected to observe the specific limitations, guidelines, attitudes, and philosophies stated herein, or as expressed in any written amendments or instructions.

6.1.2 Investment Manager’s acceptance of the responsibility of managing these funds will constitute a ratification of this Policy, affirming its belief that it is realistically capable of achieving the investment guidelines and limitations stated herein.

6.2 Communication

6.2.1 Investment Manager will be expected to keep the Company informed on a timely basis of major changes in its investment outlook, investment strategy, asset allocation, and other matters affecting its investment policies or philosophy.

4

6.2.2 Whenever Investment Manager believes that any particular guideline should be altered or deleted, it will be Investment Manager’s responsibility to communicate with the Company expressing its views and recommendations.

6.2.3 Investment Manager will provide timely notices of transaction activity as well as monthly performance reports.

6.2.4 Investment Manager will provide an SSAE16 SOC1 report annually.

6.2.5 Any information needed to assist the Company in conducting an evaluation of portfolio management will be provided on a timely basis.

7.0 REVIEW AND/OR MODIFICATION DATE

This Policy shall be reviewed regularly (at least annually) and modified to remain current with Company goals and the changing securities marketplace.

Investment Manager – Morgan Stanley Yelp Inc.

By: /s/ Chad Evans By: /s/ Charles Baker
Name: Chad Evans Name: Charles Baker

Title:  Managing Director  Title:  CFO

Investment Manager – J.P. Morgan By:
Name:

Title:
5

SCHEDULE 1.1

COMMITMENTS AND COMMITMENT PERCENTAGES

Revolving Credit Lender	Revolving Credit Commitment	Revolving Credit Commitment Percentage
Wells Fargo Bank, National Association	$75,000,000	100%
Totals:	$75,000,000	100%
4138-4949-7636

SCHEDULE 1.2

EXISTING LETTERS OF CREDIT

Applicant Name	L/C Number	Original Issue Date	Amount	Beneficiary
Yelp Inc.	SBLC IS0029224U	04/23/2013	$798,376.00	100-104 Fifth LLC
Yelp Inc.	SBLC IS0215368U	07/30/2014	$8,626,480.00	11 Madison Avenue LLC
Yelp Inc.	SBLC IS0217087U	08/08/2014	$2,879,731.00	Merchandise Mart L.L.C.
Yelp Inc.	SBLC IS0252047U	10/24/2014	$5,000,000.00	55 Hawthorne Owner, LP
Yelp Inc.	SBLC IS0485881U	02/24/2017	$930,000.00	Employment Development Department – State of California
Yelp Inc.	SBLC IS000041734U	06/07/2018	$3,230,696.00	Tiffany and Company
2